Exhibit T3C

ENJOY S.A.,

The SUBSIDIARY GUARANTORS Party Hereto,

UMB BANK, N.A.,

as TRUSTEE, PAYING AGENT, REGISTRAR AND TRANSFER AGENT,

AND

LORD SECURITIES CORPORATION,

as COLLATERAL AGENT

FORM OF INDENTURE

Dated as of August 14, 2020

SENIOR SECURED NOTES DUE 2027

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section

310 (a)(1)	7.8
(a)(2)	7.8
(a)(3)	7.12
(a)(4)	N.A.
(a)(5)	7.8
(b)	7.8
(c)	N.A.
311 (a)	7.11
(b)	7.11
(c)	N.A.
312 (a)	2.6
(b)	13.1
(c)	13.1
313 (a)	7.6(a)
(b)(1)	7.6(a)
(b)(2)	7.6(a)
(c)	7.6(a)
(d)	7.6(a)
314 (a)	3.8, 6.3(b)
(b)(1)	11.5
(b)(2)	11.5
(c)(1)	13.2
(c)(2)	13.2
(c)(3)	N.A.
(d)	11.6
(e)	13.3
(f)	N.A
315 (a)	7.1(a)
(b)	7.6(b)
(c)	7.1(b)
(d)	7.1(c)
(e)	6.12
316 (a) (Outstanding)	1.01
(a)(1)(A)	6.6
(a)(1)(B)	6.5
(a)(2)	N.A.
(b)	6.8
(c)	10.4(b)

* N.A. means not applicable.

This Cross-Reference Table is not part of this Indenture.

i

Page

Trust Indenture Act Section	Indenture Section

317 (a)(1)	6.9
(a)(2)	6.10
(b)	2.4
318(a)	13.14
(b)	N.A.
(c)	13.14

Page

v

Exhibit A-1	-	Form of Tranche A Note
Exhibit A-2	-	Form of Tranche B Note

Exhibit B	-	Form of the Mortgages
Exhibit C	-	Form of Uruguayan Trust Agreement
Exhibit D	-	Form of Uruguayan Stock Pledge Agreement
Exhibit E	-	Form of Consultora Stock Pledge Agreement

INDENTURE dated as of August 14, 2020, among Enjoy S.A., a publicly traded stock corporation (sociedad anónima abierta) organized and existing under the laws of Chile (the “Company”), the Subsidiary Guarantors (as defined in Section 1.1 of this Indenture) party hereto, UMB BANK, N.A., a national banking association duly organized and existing under the laws of the United States of America, as trustee (the “Trustee”), paying agent, registrar and transfer agent, and Lord Securities Corporation, a corporation organized under the laws of the State of Delaware, as collateral agent (the “Collateral Agent”).

Each party agrees as follows for the benefit of the other parties and of the Holders of the Company’s Senior Secured Notes due 2027 issued hereunder.

ARTICLE ONE
DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.1           Definitions.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or is assumed in connection with the acquisition of assets from such Person.  Acquired Indebtedness shall be deemed to have been Incurred at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or a Restricted Subsidiary or at the time such Indebtedness is assumed in connection with the acquisition of assets from such Person.

“Additional Amounts” has the meaning assigned to it in Section 3.10.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person.  Solely for purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.  For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Affiliate Transaction” has the meaning assigned to it in Section 3.19(a).

“Agent Members” has the meaning assigned to it in Section 2.7(b).

“Agent” means each of the Paying Agent, Registrar, Transfer Agent, Note Custodian, and Collateral Agent.

“Adjusted EBITDA” means, with respect to any Person, the result of the following accounting items of such Person for the twelve-month period ending on the measurement date: (v) total revenues (ingresos de actividades ordinarias); less (w) cost of sales (costo de venta); less (x) selling, general and administrative expenses (gastos de administración); plus (y) depreciation; plus (z) amortization.

“Applicable Procedures” means, with respect to any matter at any time relating to a Global Note, the rules, policies and procedures of the Depositary applicable to such matter.

“Approved Corporate Restructuring” has the meaning assigned to it in Section 3.26.

“Asset Acquisition” means:

(1)          an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person will become a Restricted Subsidiary, or will be merged with or into the Company or any Restricted Subsidiary;

(2)          the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business; or

(3)          any Revocation with respect to an Unrestricted Subsidiary.

“Asset Sale” means any direct or indirect sale, disposition, issuance, conveyance, transfer, lease, assignment or other transfer, including, without limitation, a Sale and Leaseback Transaction (each, a “disposition”), by the Company or any Restricted Subsidiary of:

(a)          any Capital Stock other than Capital Stock of the Company (other than directors’ qualifying shares and shares issued to foreign nationals to the extent required by applicable law); or

(b)          any property or assets (other than cash, Cash Equivalents or Capital Stock) of the Company or any Restricted Subsidiary.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

(1)          the disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries as permitted under Section 4.1 or any disposition which constitutes a Change of Control;

(2)          the disposition of Cash Equivalents or the sale of property or equipment that, in the reasonable determination of the Company, has become worn out, obsolete or damaged or otherwise unused, unusable or unsuitable for use in connection with the business of the Company or any Restricted Subsidiary;

(3)          sales or other dispositions of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(4)          for purposes of Section 3.13 only, the making of a Restricted Payment permitted under Section 3.12 and any Permitted Investment;

(5)          a disposition (including by means of the issuance of Capital Stock) to the Company or a Restricted Subsidiary (including a Person that is or will become a Restricted Subsidiary immediately after the disposition);

(6)          the creation of a Permitted Lien;

(7)          dispositions of receivables and related assets or interests in connection with the compromise, settlement or collection thereof in the ordinary course of business or in bankruptcy or similar proceedings and exclusive of factoring or similar arrangements;

(8)          (i) the licensing or sublicensing of intellectual property or other general intangibles in the ordinary course of business, including, without limitation, entering into cross-licensing arrangements, and (ii) the abandonment or other disposition of intellectual property that is, in the reasonable judgment of management of the Company or the relevant Restricted Subsidiary, no longer convenient to maintain or useful in the conduct of the Permitted Business;

(9)          any sale of Capital Stock in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(10)        a Sale and Leaseback Transaction permitted under Section 3.15(a)(ii);

(11)        the good faith surrender or waiver of contract rights, tort claims or statutory rights in connection with a settlement;

(12)        the lease, granting of an easement, assignment, licensing or sub-lease or sub-licensing of any real or personal property in the ordinary course of business;

(13)        any swap or exchange of assets for assets of comparable or greater market value or usefulness to the business of the Company and its Restricted Subsidiaries, as a whole, as determined in good faith by the Company;

(14)        an Event of License Loss Sale; and (15) any transaction or series of related transactions involving property or assets with a Fair Market Value not in excess of U.S.$10.0 million (or the equivalent in other currencies).

“Asset Sale Offer” has the meaning assigned to it in Section 3.13(c).

“Asset Sale Offer Amount” has the meaning assigned to it in Section 3.13(c).

“Asset Sale Offer Payment Date” has the meaning assigned to it in Section 3.13(f).

“Asset Sale Transaction” means any Asset Sale and, whether or not constituting an Asset Sale, (1) any sale or other disposition of Capital Stock, (2) any Unrestricted Subsidiary Designation and (3) any sale or other disposition of property or assets excluded from the definition of Asset Sale by clause (4) of that definition.

“Attributable Indebtedness” means, in respect of a Sale and Leaseback Transaction the present value, discounted at the interest rate implicit in the Sale and Leaseback Transaction, of the total obligations of the lessee for rental payments during the remaining term of the lease in the Sale and Leaseback Transaction.

“Authenticating Agent” has the meaning assigned to it in Section 2.2(d).

“Authorized Agent” has the meaning assigned to it in Section 13.6(c).

“Baluma A Stock” has the meaning assigned to it in Section 11.1(c)(ii).

“Baluma Assets” means the Baluma Real Estate, the Baluma Stock and the Consultora Stock.

“Baluma B Stock” has the meaning assigned to it in Section 11.1(c)(iii).

“Baluma Real Estate” means all of the real property owned by Baluma S.A. relating to the Company’s casino and hotel in the city of Punta del Este, Uruguay.

“Baluma Stock” means the Baluma A Stock and the Baluma B Stock.

“Bankruptcy Code” means Title 11 of the U.S. Code.

“Bankruptcy Law” means the Bankruptcy Code or any similar U.S. federal or state law or non-U.S. law for the relief of debtors, including Chilean Law No. 20,720, on reorganization and liquidation of business entities and individuals.

“Bankruptcy Law Event of Default” means:

(1)          the entry by a court having jurisdiction in the premises of (A) a decree or order for relief in respect of any Bankruptcy Party in an involuntary case or proceeding under any applicable Bankruptcy Law or (B) a decree or order adjudging any Bankruptcy Party bankrupt or insolvent, or suspending payments or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of any Bankruptcy Party, in each case under any applicable Bankruptcy Law, or appointing a custodian, receiver, liquidator, assignee, trustee, síndico, conciliador, veedor liquidador, sequestrator or other similar official of any Bankruptcy Party or of any substantial part of the property of any Bankruptcy Party, or ordering the winding up or liquidation of the affairs of any Bankruptcy Party, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

(2)          the commencement by any Bankruptcy Party of a voluntary case or proceeding under any applicable Bankruptcy Law or of any other case or proceeding to be adjudicated bankrupt or insolvent, or the consent by any Bankruptcy Party to the entry of a decree or order for relief in respect of any Bankruptcy Party in an involuntary case or proceeding under any applicable Bankruptcy Law or to the commencement of any bankruptcy or insolvency case or proceeding against any Bankruptcy Party, or the filing by any Bankruptcy Party of a petition or answer or consent seeking reorganization or relief under any applicable law or the consent by any Bankruptcy Party to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, síndico, conciliador, veedor liquidador, sequestrator or similar official of any Bankruptcy Party or of any substantial part of the property of any Bankruptcy Party, or the making by any Bankruptcy Party of an assignment for the benefit of creditors, or the admission by any Bankruptcy Party in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by any Bankruptcy Party in furtherance of any such action (evidenced by the adoption of a corporate resolution in favor of any such actions or an action of any of the officers of any Bankruptcy Party that similarly binds any Bankruptcy Party, as the case may be); or

(3)          any material breach by the Company, its Restricted Subsidiaries or the Subsidiary Guarantors of, or other failure to perform, their material obligations under the Plan or the taking of any material action in contravention of the Reorganization Plan or the failure to satisfy any Reorganization Plan Material Covenant or Condition.

“Bankruptcy Party” means the Company or any Significant Subsidiary (or group of Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary).

“Beneficial Owner” means the owner of a beneficial interest in any Global Note.

“Board of Directors” means, with respect to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Business Day” means a day other than a Saturday, Sunday or any day on which the Trustee or banking institutions are authorized or required by law to close in New York City, United States or in Santiago, Chile.

“Capital Reduction” has the meaning assigned to it in Section 3.25.

“Capital Stock” means, with respect to any Person, any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated and whether or not voting) equity of such Person, including each class of Common Stock, Preferred Stock, limited liability interests or partnership interests, but excluding any debt securities convertible into, or exchangeable for, such equity.

“Capitalized Lease Obligations” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under IFRS.  For purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with IFRS, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under the related lease through to the first date on which such lease may be prepaid by the lessee without payment of penalty, provided that obligations of the Company or its Subsidiaries either existing on the Issue Date or created thereafter that (a) initially were not included on the consolidated balance sheet of the Company as capital lease obligations and were subsequently re-characterized as capital lease obligations due to a change in accounting treatment (including the adoption of IFRS 16), or (b) did not exist on the Issue Date and were required to be characterized as capital lease obligations, but would not have been required to be treated as capital lease obligations on the Issue Date had they existed at that time, shall for all purposes not be treated as Capitalized Lease Obligations.

“Cash Equivalents” means:

(1)          United States dollars, Euros, Chilean pesos, Argentinean pesos, Brazilian reals, Uruguayan pesos, Colombian pesos or any other foreign currency held by the Company or any Restricted Subsidiary from time to time in the ordinary course of business;

(2)          securities issued or directly and fully guaranteed or insured by (i) the United States, Chile, any country that is a member of the European Union, or any agency or instrumentality of the foregoing, or (ii) any other country in which the Company or a Restricted Subsidiary is organized, the outstanding indebtedness of which is rated at least “A-” by S&P or at least A3 by Moody’s (or the reasonable equivalent of such rating by another internationally recognized rating agency); provided in the case of both (i) and (ii) that the full faith and credit of the United States, Chile, such European Union country, or such other country, as the case may be, is pledged in support of those securities, and such securities have maturities of not more than 12 months from the date of acquisition; and provided further in the case of (ii), that no more than U.S.$5.0 million (or the foreign currency equivalent thereof) in principal amount of such securities at any time may be considered Cash Equivalents.

(3)          certificates of deposit, demand and time deposits and eurodollar time deposits with maturities of 12 months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding 12 months and overnight bank deposits, in each case, with any commercial bank having capital and surplus in excess of U.S.$250 million (or the foreign currency equivalent thereof), and the outstanding indebtedness of which is rated at least “A-” by S&P or at least A3 by Moody’s (or the reasonable equivalent of such rating by another internationally recognized rating agency);

(4)          repurchase obligations for underlying securities of the types described in clauses (2) and (3) of this definition entered into with any financial institution meeting the qualifications specified in clause (3) of this definition;

(5)          commercial paper with a maturity of 365 days or less from the date of acquisition of an issuer which at the date of acquisition has outstanding indebtedness rated at least “A-l” by S&P or at least “P-l” by Moody’s (or the reasonable equivalent of such rating by another internationally recognized rating agency);

(6)          readily marketable direct obligation issued by any state of the United States or any political subdivision thereof, in either case having one of the two highest rating categories obtainable from either Moody’s or S&P (or the reasonable equivalent of such rating by another internationally recognized rating agency) and in each case maturing within 12 months after the date of acquisition; and

(7)          money market funds that invest primarily in securities described in clauses (1) through (6) of this definition

“Certificated Note” means any Note issued in fully registered certificated form (other than a Global Note), which shall be substantially in the form of Exhibit A-1 or A-2, with appropriate legends as specified in Section 2.8 and in such exhibit.

“Change of Control” means the occurrence of one or more of the following events:

(1)          the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) other than to the Company, one of its Subsidiaries or one or more Permitted Holders;

(2)          the consummation of any transaction, the result of which is that (i) any Person other than a Permitted Holder (including any “person” (as that term is used in Section 13(d)(3) of the Exchange Act)) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of a higher percentage of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares, than the percentage beneficially owned by Permitted Holders, directly or indirectly, or (ii) the Permitted Holders cease to be the beneficial owners, directly or indirectly, of more than 30% of the outstanding Voting Stock of the Company, measured by voting power rather than number of shares;

(3)          the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Voting Stock of the Company outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person immediately after giving effect to such transaction; or

(4)          the adoption of a plan relating to the liquidation or dissolution of the Company;

provided, however that none of the transactions under and in accordance with the Reorganization Plan shall constitute a Change of Control.

“Change of Control Offer” has the meaning assigned to it in Section 3.7(b).

“Change of Control Payment” has the meaning assigned to it in Section 3.7(a).

“Change of Control Payment Date” has the meaning assigned to it in Section 3.7(b).

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Rating Event.

“Chilean Stock Pledge Agreements” has the meaning assigned to it in Section 11.1(b).

“CMF” means La Comisión para el Mercado Financiero of the Republic of Chile.

“Collateral” means the Collateral over which Liens are granted, or required to be granted, by the Company, its Restricted Subsidiaries or the Subsidiary Guarantors pursuant to Sections 11.1(b).

“Collateral Agent” has the meaning assigned to it in Section 11.1(a).

“Collateral Permitted Liens” means any of the Liens identified in clauses (1)-(13), (19), (23) and (24) of the definition of “Permitted Liens”; provided that any Liens Incurred pursuant to clauses (7), (9) or (12) of the definition of “Permitted Liens” shall not be considered “Collateral Permitted Liens” to the extent they are securing Indebtedness in excess of U.S.$10.0 million.

“Commission” means the United States Securities and Exchange Commission.

“Commodity Agreement” means, with respect to any Person, any commodity swap agreement, commodity cap agreement, commodity collar agreement, commodity or raw material futures contract or any other agreement as to which such Person is a party designed to manage commodity risk of such Person.

“Common Stock” means, with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common equity interests, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common equity interests.

“Company” means the party named as such in the introductory paragraph of this Indenture and its successors and assigns, including any Surviving Entity.

“Company Order” has the meaning assigned to it in Section 2.2(c).

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to August 14, 2027, that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities with a maturity comparable to August 14, 2027.

“Comparable Treasury Price” means, with respect to any Redemption Date (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotation or (2) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Consolidated Adjusted EBITDA” means, with respect to any Person for any period, Consolidated Net Income for such Person for such period, plus the following (without duplication) to the extent deducted or added in calculating such Consolidated Net Income for such period:

(1)          Consolidated Interest Expense for such Person;

(2)          Consolidated Income Tax Expense for such Person;

(3)          Consolidated Non-cash Charges for such Person;

(4)          any non-operating and/or non-recurring charges, expenses or losses of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company); and

(5)          any net loss from disposed or discontinued operations. less (x) all non-cash credits and gains increasing Consolidated Net Income for such Person for such period, (y) all cash payments made by such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) during such period relating to non-cash charges that were added back in determining Consolidated Adjusted EBITDA in any prior period and (z) non-operating and/or non-recurring income or gains (less all fees and expenses related thereto) increasing Consolidated Net Income of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) for such period.

Notwithstanding the foregoing, to the extent not otherwise already included, the items specified in clauses (1) through (5) of this definition for any Subsidiary (Restricted Subsidiary in the case of the Company) shall be added to Consolidated Net Income in calculating Consolidated Adjusted EBITDA for any period:

(a)          in proportion to the percentage of the total Capital Stock of such Subsidiary (Restricted Subsidiary in the case of the Company) held directly or indirectly by such Person at the date of determination; and

(b)          to the extent that a corresponding amount would be permitted at the date of determination to be distributed to such Person by such Subsidiary (Restricted Subsidiary in the case of the Company) pursuant to its charter and bylaws (estatutos sociales) and each law, regulation, agreement or judgment applicable to such distribution.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person as of any date of determination, the ratio of the aggregate amount of Consolidated Adjusted EBITDA of such Person for the four most recent full fiscal quarters for which financial statements are available ending prior to the date of such determination (the “Four Quarter Period”) to Consolidated Interest Expense for such Person for such Four Quarter Period.  For purposes of this definition, Consolidated Adjusted EBITDA and Consolidated Interest Expense shall be calculated after giving effect on a pro forma basis in good faith for the period of such calculation for the following:

(1)          the Incurrence, repayment or redemption of any Indebtedness (including Acquired Indebtedness) of such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company) and the application of the proceeds thereof, including the Incurrence of any Indebtedness (including Acquired Indebtedness), and the application of the proceeds thereof, giving rise to the need to make such determination, occurring during such Four Quarter Period and at any time subsequent to the last day of such Four Quarter Period and prior to or on such date of determination, as if such Incurrence, and the application of the proceeds thereof, repayment or redemption occurred on the first day of such Four Quarter Period; and

(2)          any Asset Sale Transaction or Asset Acquisition by such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company), including any Asset Sale or Asset Acquisition giving rise to the need to make such determination, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and prior to or on such date of determination, as if such Asset Sale Transaction or Asset Acquisition occurred on the first day of such Four Quarter Period.

For purposes of making such pro forma computation:

(a)          interest on any Indebtedness bearing a floating rate of interest shall be calculated as if the rate in effect on the applicable date of determination had been the applicable rate for the entire Four Quarter Period (taking into account any Interest Rate Agreements applicable to such Indebtedness);

(b)          interest on any Indebtedness under a revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during such Four Quarter Period, or if such facility was created after the end of such Four Quarter Period, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation; and

(c)          interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Company may designate.

“Consolidated Income Tax Expense”  means, with respect to any Person for any period, the provision for federal, state, local and any other income taxes payable by such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) for such period as determined on a consolidated basis in accordance with IFRS.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum (without duplication) determined on a consolidated basis in accordance with IFRS of, net of any interest income:

(1)          the aggregate of cash and non-cash interest expense of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) for such period determined on a consolidated basis in accordance with IFRS, including, without limitation, the following (whether or not interest expense in accordance with IFRS):

(a)          any amortization or accretion of debt discount or any interest paid on Indebtedness of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) in the form of additional Indebtedness;

(b)          any amortization of deferred financing costs;

(c)          the net costs under Hedging Obligations (including amortization of fees) in respect of Indebtedness or that are otherwise treated as interest expense or equivalent under IFRS; provided that if Hedging Obligations result in net benefits rather than costs, such benefits shall be credited to reduce Consolidated Interest Expense unless, pursuant to IFRS, such net benefits are otherwise reflected as a cash gain in Consolidated Net Income;

(d)          all capitalized interest;

(e)          the interest portion of any deferred payment obligation;

(f)          commissions, discounts and other fees and charges Incurred in respect of letters of credit or bankers’ acceptances;

(g)          any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries (Restricted Subsidiaries in the case of the Company) or secured by a Lien on the assets of such Person or one of its Subsidiaries (Restricted Subsidiaries in the case of the Company), whether or not such Guarantee or Lien is called upon; and

(2)          the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) during such period; and

(3)          the product of

(x)          cash and non-cash dividends paid, declared, accrued or accumulated on any Preferred Stock or Disqualified Capital Stock of the Company or a Restricted Subsidiary, except for dividends payable in the Company’s Preferred Stock or Qualified Capital Stock or paid to the Company or to a Restricted Subsidiary, and

(y)          a fraction, the numerator of which is one and the denominator of which is one minus the sum of the currently effective combined Federal, state, local and foreign tax rate applicable to the Company and its Restricted Subsidiaries.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate net income (or loss) of such Person and its Subsidiaries (after deducting (or adding) the portion of such net income (or loss) attributable to minority interests in Subsidiaries of such Person) for such period on a consolidated basis, determined in accordance with IFRS; provided that, notwithstanding anything to the contrary in IFRS, there shall be excluded therefrom (to the extent otherwise reflected therein):

(1)          net after-tax gains or losses from Asset Sale Transactions or abandonments or reserves relating thereto;

(2)          net after-tax items classified as extraordinary gains or losses or income or expenses or charges;

(3)          the net income (or loss) of any Person, other than such Person and any Subsidiary of such Person (Restricted Subsidiary in the case of the Company); except that the Company’s equity in the net income of any Person shall be included up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted

Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (4) of this definition); and except further that the Company’s equity in the net loss of any Person shall be included only to the extent such loss has been funded with cash from the Company or a Restricted Subsidiary;

(4)          solely for the purpose of determining the amount available for Restricted Payments under Section 3.12(a)(iv)(C)(1), the net income (but not loss) of any Subsidiary of such Person (Restricted Subsidiary in the case of the Company) to the extent that a corresponding amount could not be distributed to such Person at the date of determination as a result of any restriction pursuant to the constituent documents of such Subsidiary (Restricted Subsidiary in the case of the Company) or any law, regulation, agreement or judgment applicable to any such distribution;

(5)          any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6)          any gain (or loss) from foreign exchange translation or change in net monetary position;

(7)          any net gain or loss (after any offset) resulting in such period from Hedging Obligations entered into for bona fide hedging purposes and not for speculative purposes; provided that the net effect on income or loss (including in any prior periods) shall be included upon any termination or early extinguishment of such Hedging Obligations, other than any Hedging Obligations with respect to Indebtedness (that is not itself a Hedging Obligation) and that are extinguished concurrently with the termination or other prepayment of such Indebtedness; and

(8)          the cumulative effect of changes in accounting principles.

“Consolidated Net Tangible Assets” means the total consolidated assets of the Company and its Restricted Subsidiaries, as shown on the most recent balance sheet of the Company provided to the trustee pursuant to Section 3.8 (or required to be provided thereunder), less (a) all current liabilities of the Company and its Restricted Subsidiaries after eliminating (1) all intercompany items between the Company and any Restricted Subsidiary or between Restricted Subsidiaries and (2) all current maturities of long-term Indebtedness; and (b) all goodwill, patents, tradenames, trademarks, copyrights, franchises, experimental expenses, organization expenses, unamortized debt discount and any other amounts classified as intangible assets in accordance with IFRS; all calculated in accordance with IFRS and calculated on a pro forma basis to give effect to any acquisition or disposition of companies, divisions, lines of businesses or operations by the Company and its Restricted Subsidiaries subsequent to such date and on or prior to the date of determination.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses or losses of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) for such period, determined on a consolidated basis in accordance with IFRS (excluding any such charge which constitutes an accrual of or a reserve for cash charges for any future period or the amortization of a prepaid cash expense paid in a prior period).

“Consolidated Net Indebtedness” means, with respect to any Person as of any date of determination, an amount equal to the aggregate amount (without duplication) of all Indebtedness of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company) outstanding at such time, less the sum of (without duplication) consolidated cash and Cash Equivalents, in all cases determined in accordance with IFRS and as set forth in the most recent consolidated balance sheet of such Person and its Subsidiaries (Restricted Subsidiaries in the case of the Company).

“Consultora Stock” has the meaning assigned to it in Section 11.1(c)(iv).

“Coquimbo Assets” means the Coquimbo Real Estate and the Coquimbo Stock.

“Coquimbo Operator” means Campos del Norte S.A. or such other directly or indirectly wholly-owned Restricted Subsidiary of the Company operating the Company’s casino in the city of Coquimbo, Chile.

“Coquimbo Real Estate” means all of the real estate owned by Inmobiliaria Proyecto Integral Coquimbo SpA relating to the Company’s casino and hotel in the city of Coquimbo, Chile.

“Coquimbo Stock” has the meaning assigned to it in Section 11.1(b).

“Corporate Trust Office” means the office of the Trustee at which at any time its corporate trust business with respect to this Indenture shall be administered, which office at the date hereof is located at 100 William Street, Suite 1850, New York, New York 10038, Attention: Corporate Trust, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Covenant Defeasance” has the meaning assigned to it in Section 8.1(b).

“Covenant Suspension Event” has the meaning assigned to it in Section 3.22(a).

“Credit Facilities” means one or more credit facilities with banks or other lenders providing for revolving credit loans, term loans, inventory or real estate financings or the issuance of letters of credit or bankers’ acceptances or similar financing arrangements, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing.

“Currency Agreement” means, with respect to any Person, any foreign exchange contract, currency swap agreement, futures contract, options contract or other similar agreement as to which such Person is a party designed solely to hedge foreign currency risk of such Person.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Defaulted Interest” means interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and, to the extent such payments are lawful, interest on overdue installments of interest.

“Depositary” means, with respect to Notes issued in the form of one or more Global Notes, The Depository Trust Company, referred to as DTC, or another Person designated as Depositary by the Company, which Person must be a clearing agency registered under the Exchange Act.

“Designation Amount” has the meaning assigned to it in Section 3.16(a)(ii).

“Directive” means an act of legislation of such name promulgated by the European Parliament and the Council of the European Union.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof.

“DTC” means The Depository Trust Company, its nominees and their respective successors and assigns, or such other depositary institution hereinafter appointed by the Company that is a clearing agency registered under the Exchange Act.

“Equity Offering” means an offering for cash, after the Issue Date, of Qualified Capital Stock of the Company or of any direct or indirect parent of the Company (to the extent the proceeds thereof are contributed to the common equity of the Company).

“Event of Default” has the meaning assigned to it in Section 6.1(a).

“Event of License Loss” means either of the Coquimbo Operator or the Pucón Operator no longer holds a Gaming License, whether municipal or under Law No. 19,995 of Chile, authorizing it to operate casinos or otherwise engage in the gaming business in Chile.

“Event of License Loss Collateral Release” means, with respect to the Pucón Assets or the Coquimbo Assets, the following conditions have been met:

(1)          an Event of License Loss has occurred with respect to the Coquimbo Operator (in the case of the Coquimbo Assets) or the Pucón Operator (in the case of the Pucón Assets);

(2)          the Company has consummated an Event of License Loss Offer as required under Section 3.14, without having consummated an Event of License Loss Sale of the relevant assets; and

(3)          after giving effect to the consummation of the Event of License Loss Offer, the Company is able to Incur at least U.S.$1.00 of additional Indebtedness pursuant to Section 3.11(a).

“Event of License Loss Offer” has the meaning assigned to it in Section 3.14(a).

“Event of License Loss Offer Amount” means, following an Event of License Loss:

(1)          if the Company has consummated an Event of License Loss Sale, an amount equal to the total consideration received by the Company in respect of such disposition; or

(2)          if the Company has not consummated an Event of License Loss Sale, an amount equal to the aggregate value of the Pucón Assets or the Coquimbo Assets, as applicable, measured as the greater of (x) an appraisal value to be obtained by the Company as of any date within the twelve-month period prior to the Event of License Loss and (y) the appraisal value as of January 2016.

“Event of License Loss Payment Date” has the meaning assigned to it in Section 3.14(d).

“Event of License Loss Sale” means, (i) following an Event of License Loss with respect to the Coquimbo Operator, the disposition of the Coquimbo Assets, or (ii) following an Event of License Loss with respect to the Pucón Operator, the disposition of the Pucón Assets.

“Excess Proceeds” has the meaning assigned to it in Section 3.13(c).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Excluded Subsidiary” means any Restricted Subsidiary that is restricted (including, without limitation, in the case of clause (b), by a requirement to obtain the consent of another Person) from granting guarantees (a) pursuant to applicable law, (b) pursuant to a bona fide shareholder, partnership, limited liability company or other similar agreement with an unaffiliated third party entered into in good faith for the Company’s legitimate business purposes or (c), pursuant to restrictions imposed under the terms of Preferred Stock of a Subsidiary of the Company outstanding as of the Issue Date.

“Fair Market Value” means, subject to the Trust Indenture Act, with respect to any asset, the price (after taking into account any liabilities relating to such assets) which could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing and able buyer, neither of which is under any compulsion to complete the transaction; provided that (i) the Fair Market Value of the Special Assets in any Special Asset Sale shall be confirmed by a Special Asset Sale Opinion, and (ii) the Fair Market Value of any such asset or assets (other than Special Assets), if greater than U.S.$10.0 million, shall be determined conclusively by the Board of Directors of the Company acting in good faith, and shall be evidenced by a Board Resolution.

“Financial Ratio” means the ratio of Net Financial Debt to Adjusted EBITDA.

“Fitch” means Fitch Ratings Ltd. and its successors.

“Four Quarter Period” has the meaning set forth in the definition of Consolidated Fixed Charge Coverage Ratio.

“Gaming License” means any license, concession, subconcession or other authorization from any governmental authority required on the date of this Indenture or at any time thereafter to own (directly or indirectly), lease, operate or otherwise conduct the gaming business of the Company and its Subsidiaries.

“Global Note” means any Note issued in fully registered certificated form to the Depositary, as depositary for the beneficial owners thereof, which shall be substantially in the form of Exhibit A-1 or Exhibit A-2, with appropriate legends as specified in Section 2.8 and such exhibit.

“Grantors” has the meaning assigned to it in Section 11.1(a).

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person:

(1)          to purchase or pay, or advance or supply funds for the purchase or payment of, such Indebtedness of such other Person, whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise; or

(2)          entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof, in whole or in part; provided that “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. “Guarantee,” when used as a verb, has a corresponding meaning.

“Hedging Obligations” means the obligations of any Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holder” means the Person in whose name a Note is registered in the note register pursuant to the terms of this Indenture.

“IFRS” means the International Financial Reporting Standards as adopted by the International Accounting Standards Board which are in effect from time to time.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, Guarantee or otherwise become liable in respect of such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary shall be deemed to be Incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Capital Stock or Preferred Stock in the form of additional shares of the same class of Disqualified Capital Stock or Preferred Stock shall be considered an Incurrence of Indebtedness.

“Indebtedness” means, with respect to any Person, without duplication:

(1)          the principal amount (or, if less, the accreted value) of all obligations of such Person for borrowed money;

(2)          the principal amount (or, if less, the accreted value) of all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)          all Capitalized Lease Obligations of such Person;

(4)          all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable in the ordinary course of business);

(5)          all reimbursement obligations of such Person in respect of the face amount of letters of credit or other similar instruments (other than obligations with respect to letters of credit, performance bonds or other similar instruments securing obligations (other than obligations described in clauses (1), (2) and (4) of this definition) entered into in the ordinary course of business of such Person, to the extent such letters of credit, performance bonds or other similar instruments are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit, performance bond or other similar instrument, as the case may be);

(6)          Guarantees and other contingent obligations (not to exceed the maximum liability upon the occurrence of the contingency giving rise to the obligation) of such Person in respect of Indebtedness referred to in clauses (1) through (5) of this definition and clauses (8) through (11) of this definition;

(7)          all Indebtedness of any other Person of the type referred to in clauses (1) through (6) of this definition which is secured by any Lien on any property or asset of such Person, the amount of such Indebtedness being deemed to be the lesser of the Fair Market Value of such property or asset and the amount of the Indebtedness so secured;

(8)          all net obligations under Hedging Obligations of such Person (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time);

(9)          all liabilities recorded on the balance sheet of such Person in connection with a sale or other disposition of accounts receivables and related assets;

(10)          all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any; provided that:

(a)          if the Disqualified Capital Stock does not have a fixed repurchase price, such maximum fixed repurchase price shall be calculated in accordance with the terms of the Disqualified Capital Stock as if the Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Indenture;

(b)          if the maximum fixed repurchase price is based upon, or measured by, the fair market value of the Disqualified Capital Stock, the fair market value shall be the Fair Market Value thereof;

(11)        all liabilities recorded on the balance sheet of such Person in connection with any equity commitments, whether pursuant to letters of credit or otherwise, other than any such liabilities in connection with any equity contribution commitment that (i) is or would be permitted under Section 3.12 so long as treated as an Investment and (ii) the corresponding amount of the equity contribution commitment is deposited in a reserve account and is not recognized as cash, Cash Equivalents or marketable securities of the Person or any of its Subsidiaries in calculating the Consolidated Net Indebtedness thereof; and

(12)        Preferred Stock of a Restricted Subsidiary that is not a Subsidiary Guarantor.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described in this definition and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingency obligations at such date.  Notwithstanding the foregoing, Indebtedness shall not include cash collateral, deposits, bonds, reimbursement obligations under letters of credit or similar items posted with any taxing authority in respect of taxes being contested in good faith.  With respect to Indebtedness issued with original issue discount, the amount of such Indebtedness shall be the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness.

“Indenture” means this Indenture, as amended or supplemented from time to time, including the Exhibits hereto.

“Independent Chilean Investment Banker” means an appraisal firm or investment banking firm of recognized standing in the Republic of Chile that (i) has no financial interest in any Special Asset Sale or Asset Sale (as applicable) and (ii) is independent of the Company and its Affiliates, any member of the Board of Directors and the management of the Company and its Subsidiaries, and any other party to the Special Asset Sale or Asset Sale.

“Independent Financial Advisor” means an accounting firm, appraisal firm, investment banking firm or consultant of internationally recognized standing that is, in the judgment of the Company’s Board of Directors, qualified to perform the task for which it has been engaged and which is independent in connection with the relevant transaction.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Interest Payment Date” means the stated due date of an installment of interest on the Notes as specified in the Form of Face of Note contained in Exhibit A-1 or Exhibit A-2.

“Interest Rate” means the following interest rates on the Notes per annum during each of the following periods:

Interest Period	Interest Rate

Issue Date to and including August 13, 2021	6.0%
August 14, 2021 to and including August 13, 2022	7.0%
August 14, 2022 to and including August 13, 2023	7.5%
August 14, 2023 to and including August 13, 2024	8.0%
August 14, 2024 to and including August 13, 2025	8.5%
August 14, 2025 to and including August 13, 2026	9.0%
August 14, 2026 et. seq.	9.5%

“Interest Rate Agreement” means, with respect to any Person, any interest rate protection agreement (including, without limitation, interest rate swaps, caps, floors, collars, derivative instruments and similar agreements) and/or other types of hedging agreements designed solely to hedge interest rate risk of such Person.

“Investment” means, with respect to any Person, any:

(1)          direct or indirect loan, advance or other extension of credit (including, without limitation, a Guarantee) or performance guarantee to any other Person (other than advances or extensions of credit to customers in the ordinary course of business);

(2)          capital contribution (including any commitment to make such capital contribution) (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to any other Person; or

(3)          any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.

“Investment” shall exclude accounts receivable or deposits arising in the ordinary course of business. “Invest,” “Investing” and “Invested” have corresponding meanings.

For purposes of Section 3.12, the Company shall be deemed to have made an “Investment” in an Unrestricted Subsidiary at the time of its Unrestricted Subsidiary Designation, which shall be valued at the Fair Market Value of the sum of the net assets of such Unrestricted Subsidiary at the time of its Unrestricted Subsidiary Designation and the amount of any Indebtedness of such Unrestricted Subsidiary or owed to the Company or any Restricted Subsidiary immediately following such Unrestricted Subsidiary Designation.  Any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.  If the Company or any Restricted Subsidiary sells or otherwise disposes of any Capital Stock of a Restricted Subsidiary (including any issuance and sale of Capital Stock by a Restricted Subsidiary) such that, after giving effect to any such sale or disposition, such Restricted Subsidiary would cease to be a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the sum of the Fair Market Value of the Capital Stock of such former Restricted Subsidiary held by the Company or any Restricted Subsidiary immediately following such sale or other disposition and the amount of any Indebtedness of such former Restricted Subsidiary Guaranteed by the Company or any Restricted Subsidiary or owed to the Company or any other Restricted Subsidiary immediately following such sale or other disposition.

“Investment Grade Rating” means a rating equal to or higher than (a) BBB- (or the equivalent), in the case of S&P and Fitch, (b) Baa3 (or the equivalent), in the case of Moody’s, and (c) any equivalent rating, in the case of any other Rating Agency.

“Issue Date” means August 14, 2020.

“Legal Defeasance” has the meaning assigned to it in Section 8.1(a).

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest); provided that the lessee in respect of a Capitalized Lease Obligation or Sale and Leaseback Transaction shall be deemed to have Incurred a Lien on the property leased thereunder; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Maturity Date” means, when used with respect to any Note, the date on which the principal of such Note becomes due and payable as therein or herein provided, whether at Stated Maturity or by declaration of acceleration, call for redemption, exercise of the repurchase right or otherwise.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Mortgages” has the meaning assigned to it in Section 11.1(c)(i).

“Net Cash Proceeds” means, with respect to any Asset Sale, Special Asset Sale or Event of License Loss Sale, the proceeds in the form of cash or Cash Equivalents, including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents received by the Company or any of its Restricted Subsidiaries from such Asset Sale, Special Asset Sale or Event of License Loss Sale, net of:

(1)          reasonable out-of-pocket expenses and fees relating to such Asset Sale, Special Asset Sale or Event of License Loss Sale (including, without limitation, legal, accounting, brokerage and investment banking fees and sales commissions);

(2)          taxes paid or payable in respect of such Asset Sale, Special Asset Sale or Event of License Loss Sale after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

(3)          repayment of Indebtedness secured by a Lien permitted under this Indenture that is required to be repaid in connection with such Asset Sale, Special Asset Sale or Event of License Loss Sale, excluding the principal amount of the Notes required to be redeemed in any Special Asset Sale Redemption;

(4)          all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale or Event of License Loss Sale; and

(5)          appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with IFRS, against any liabilities associated with such Asset Sale, Special Asset Sale or Event of License Loss Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, Special Asset Sale or Event of License Loss Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, Special Asset Sale or Event of License Loss Sale, but excluding any reserves with respect to Indebtedness.

“Net Debt to EBITDA Ratio” means, with respect to any Person as of any date of determination, the ratio of the aggregate amount of Consolidated Net Indebtedness for such Person as of such date to Consolidated Adjusted EBITDA for such Person for the Four Quarter Period.

For purposes of this definition, Consolidated Net Indebtedness and Consolidated Adjusted EBITDA shall be calculated after giving effect on a pro forma basis in good faith for the period of such calculation for the following:

(1)          the Incurrence, repayment or redemption of any Indebtedness (including Acquired Indebtedness) of such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company), and the application of the proceeds thereof, including the Incurrence of any Indebtedness (including Acquired Indebtedness), and the application of the proceeds thereof, giving rise to the need to make such determination, occurring during such Four Quarter Period or at any time subsequent to the last day of such Four Quarter Period and prior to or on such date of determination, to the extent, in the case of an Incurrence, such Indebtedness is outstanding on the date of determination, as if such Incurrence, and the application of the proceeds thereof, repayment or redemption occurred on the first day of such Four Quarter Period; and

(2)          any Asset Sale Transaction or Asset Acquisition by such Person or any of its Subsidiaries (Restricted Subsidiaries in the case of the Company), including any Asset Sale or Asset Acquisition giving rise to the need to make such determination, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and prior to or on such date of determination, as if such Asset Sale Transaction or Asset Acquisition occurred on the first day of the Four Quarter Period.

For purposes of making such pro forma computation, the amount of Indebtedness under any revolving credit facility shall be computed based on:

(a)          the average daily balance of such Indebtedness during such Four Quarter Period; or

(b)          if such facility was created after the end of such Four Quarter Period, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation, in each case giving pro forma effect to any borrowings related to any transaction referred to in clause (2) of this definition.

“Net Financial Debt” means: (x) the sum of the amounts recorded as “other current financial liabilities”, “other non-current financial liabilities”, “current lease liabilities” and “non-current lease liabilities”, less (y) the amounts recorded as “cash and cash equivalents”; all of the above pursuant to the Consolidated Statement of Financial Position of the Company, reported on a quarterly basis to the CMF.

“New Financing Indebtedness” means the “Bridge Loan” and the “Convertible D Bond” (each as defined in Chapter VIII, paragraph 2 of the Reorganization Plan).

“Note Custodian” means the custodian with respect to any Global Note appointed by DTC, or any successor Person thereto, and shall initially be the Trustee.

“Note Register” has the meaning assigned to it in Section 2.3(a).

“Notes” means any of the Company’s Senior Secured Notes due 2027 initially issued in an aggregate principal amount of U.S.$210,505,263, comprised of Tranche A Notes (U.S.$193,731,171) and Tranche B Notes (U.S.$16,774,092), on the Issue Date, and any replacement Notes issued therefor in accordance with this Indenture.

“Obligations” means, with respect to any Indebtedness, any principal, interest (including, without limitation, Post-Petition Interest), premium, Additional Amounts, penalties, fees, indemnifications, reimbursements, damages, and other liabilities payable under the documentation governing such Indebtedness, including in the case of the Notes and the Subsidiary Guarantees, this Indenture and the executive title (título ejecutivo) executed and issued by the Company in accordance with Section 11.1(a)(ii).

“Officer” means, with respect to any Person, the chairman of the Board of Directors, president, chief executive officer, chief financial officer, chief operating officer, or any vice president, treasurer or secretary of such Person.

“Officer’s Certificate” means, in connection with any action to be taken by the Company or any Subsidiary Guarantor a certificate signed by an Officer of such Person in accordance and compliance with the terms of this Indenture and that is delivered to the Trustee.

“Opinion of Counsel” means a written opinion of counsel, who may be counsel for the Company (except as otherwise provided in this Indenture), obtained at the expense of the Company, a Surviving Entity or a Restricted Subsidiary, or other counsel who is reasonably acceptable to the Trustee.

“Outstanding” means, as of the date of determination, all Notes previously authenticated and delivered under this Indenture, except:

(1)          Notes previously canceled by the Trustee or delivered to the Trustee for cancellation;

(2)          Notes, or portions thereof, for the payment, redemption or, in the case of an Asset Sale Offer, a Special Asset Sale/Redemption, an Event of License Loss Offer or a Change of Control Offer, purchase of, which money in the necessary amount has been previously deposited with the Trustee or any Paying Agent (other than the Company, a Subsidiary Guarantor or an Affiliate of the Company) in trust or set aside and segregated in trust by the Company, a Subsidiary Guarantor or an Affiliate of the Company (if the Company, a Subsidiary Guarantor or such Affiliate of the Company is acting as Paying Agent) for the Holders of such Notes; provided that, if Notes (or portions thereof) are to be redeemed or purchased, notice of such redemption or purchase has been duly given pursuant to this Indenture or provision therefor reasonably satisfactory to the Trustee has been made;

(3)          Notes which have been surrendered pursuant to Section 2.10 or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a protected purchaser in whose hands such Notes are valid obligations of the Company; and

(4)          solely to the extent provided in Article Eight, Notes which are subject to Legal Defeasance or Covenant Defeasance as provided in Article Eight;

provided, however, that in determining whether the Holders of the requisite aggregate principal amount of the Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any other obligor under the Notes or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding, except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent or waiver, only Notes which a Responsible Officer actually knows to be so owned shall be so disregarded.  Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor under the Notes or any Affiliate of the Company or of such other obligor.

“Paying Agent” has the meaning assigned to it in Section 2.3(a).

“Performance Bonds” means performance bonds granted to the Company and its Restricted Subsidiaries in connection with bidding processes for, or acquiring, licensed casino projects.

“Permitted Business” means the business or businesses conducted by the Company and its Restricted Subsidiaries as of the Issue Date and any business reasonably ancillary, complementary, incidental or related thereto.

“Permitted Holders” means:

(1)          Antonio Martínez Seguí, Cecilia Martínez Seguí, Javier Martínez Seguí and Ximena Martínez Seguí;

(2)          beneficial holders of more than 5% of the common shares of the Company following completion of the transactions pursuant to the Reorganization Plan, including holders of common shares acquired pursuant to exercise of securities acquired in connection with such transactions;

(3)          any spouse or conviviente civil under Chilean Law No. 20,830 or child, successor or legitimario of the individuals referred to in the preceding clause (1); and

(4)          any non-natural Person that is an Affiliate of any of the Persons referred to in the preceding clauses (1), (2) and (3) and with respect to which a Person or Persons listed in the preceding clauses (1), (2) and (3) beneficially owns, or otherwise controls, the majority of the aggregate of the total voting power of the Voting Stock in such non-natural Person, on a fully diluted basis.

“Permitted Indebtedness” has the meaning set forth in Section 3.11(b).

“Permitted Investments” means:

(1)          any Investment in the Company or in a Restricted Subsidiary;

(2)          any Investment in Cash Equivalents;

(3)          any Investment by the Company or any Subsidiary of the Company in a Person, if as a result of such Investment,

(a)          such Person becomes a Restricted Subsidiary, or

(b)          such Person is merged or consolidated with or into, or transfers or conveys substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

(4)          Investments received as non-cash consideration in an Asset Sale or Special Asset Sale made pursuant to and in compliance with Section 3.13 or a disposition excluded under the definition of Asset Sale or Special Asset Sale;

(5)          any Investment acquired solely in exchange for Qualified Capital Stock of the Company or the licensing of intangible property;

(6)          Hedging Obligations otherwise not prohibited under this Indenture;

(7)          (i) receivables owing to the Company or any Restricted Subsidiary if created or acquired in the ordinary course of business, (ii) Cash Equivalents or other cash management investments or liquid or portfolio securities pledged as collateral pursuant to

Section 3.18, (iii) endorsements for collection or deposit in the ordinary course of business, and (iv) securities, instruments or other obligations received in compromise or settlement of debts created in the ordinary course of business, or by reason of a composition or readjustment of debts or reorganization of another Person, or in satisfaction of claims or judgments;

(8)          Investments in (i) Unrestricted Subsidiaries and (ii) joint ventures engaged in a Permitted Business, in an aggregate amount, taken together with all other Investments made in reliance on this clause, not to exceed the greater of U.S.$25.0 million and 5.0% of Consolidated Net Tangible Assets (net of, with respect to the Investment in any particular Person, the cash return thereon received after the Issue Date as a result of any sale for cash, repayment, redemption, liquidating distribution or other cash realization (not included in Consolidated Adjusted EBITDA), not to exceed the amount of Investments in such Person made after the Issue Date in reliance on this clause);

(9)          any Investment (a) existing on the Issue Date, (b) made pursuant to binding agreements or other commitments in effect on the Issue Date or (c) consisting of any extension, modification, renewal, refinancing, refunding or replacement of any Investments permitted by (a) or (b) of this clause (9) (but not Investments involving additional advances, contributions or other investments of cash or property or other increases thereof, other than as a result of the accrual or accretion of interest or original issue discount or payment-in-kind pursuant to the terms of such Investment as of the Issue Date, or as otherwise not prohibited under this Indenture);

(10)        guarantees of Indebtedness permitted under Section 3.11 and the creation of Liens on the assets of the Company or any Restricted Subsidiary in compliance with Section 3.18;

(11)        advances, loans or extensions of trade credit in the ordinary course of business by the Company or any of its Restricted Subsidiaries;

(12)        payroll, travel and other loans or advances to, or Guarantees issued to support the obligations of, officers and employees, in each case in the ordinary course of business;

(13)        Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(14)        any Investment in an entity or purchase of a business or assets in each case owned (or previously owned) by a customer of a Restricted Subsidiary as a condition or in connection with such customer (or any member of such customer’s group) contracting with a Restricted Subsidiary, in each case in the ordinary course of business;

(15)        any Investment acquired by the Company or any Restricted Subsidiary (i) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with, or as a result of, a bankruptcy, workout, reorganization or recapitalization of the Company of such other Investment or accounts receivable, or (ii) as a result of a foreclosure by the Company or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(16)        any Investments received in compromise or resolution of (i) obligations of trade creditors or customers that were Incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer, or (ii) litigation, arbitration or other disputes with Persons who are not Affiliates of the Company; and

(17)        in addition to Investments listed in clauses (1) through (16) of this definition, Investments in Persons engaged in Permitted Businesses in an aggregate amount, taken together with all other Investments made in reliance on this clause (17), not to exceed U.S.$25.0 million.

“Permitted Liens” means any of the following Liens:

(1)          (A) Liens securing the Notes and the executive title (título ejecutivo) executed and issued by the Company in accordance with Section 11.1(a)(ii); (B) Liens on the collateral securing the Performance Bonds provided that such collateral is limited to a mortgage on real property in Rinconada, Chile and Chiloe, Chile; and (C) term deposits granted as guaranties in favor of the issuers of Performance Bonds in accordance with the terms and conditions of the relevant credit lines and security agency agreements as of July 14, 2020;

(2)          statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law Incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by IFRS shall have been made in respect thereof;

(3)          (a) licenses, sublicenses, leases or subleases granted by the Company or any of its Restricted Subsidiaries to other Persons not materially interfering with the conduct of the business of the Company or any of its Restricted Subsidiaries and (b) any interest or title of a lessor, sublessor or licensor under any lease or license agreement permitted by this Indenture to which the Company or any Restricted Subsidiary is a party;

(4)          Liens Incurred or deposits made (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or (ii) to secure the performance of tenders, statutory obligations, surety and appeal bonds, customs duties, bids, leases, performance and return-of-money bonds and other similar obligations or regulatory requirements or letters of credit issued pursuant to the request of, and for the account of, persons granting the foregoing (exclusive of obligations for the payment of borrowed money);

(5)          Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(6)          Liens on patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes to the extent such Liens arise from the granting of license to use such patents, trademarks, service marks, trade names, copyrights, technology, know-how and processes to any Person in the ordinary course of business of the Company or any of its Restricted Subsidiaries;

(7)          Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(8)          Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or a Restricted Subsidiary, including rights of offset and set-off;

(9)          Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings, provided that appropriate reserves required pursuant to IFRS have been made in respect thereof;

(10)        encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties (including Liens required to be created pursuant to the terms of any Gaming License) which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)        deposits in the ordinary course of business securing liability for reimbursement obligations of insurance carriers providing insurance to the Company or its Restricted Subsidiaries and any Liens thereon;

(12)        judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceeding may be initiated has not expired;

(13)        Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(14)        Liens securing Hedging Obligations;

(15)        Liens to secure any Refinancing Indebtedness which is Incurred to Refinance any Indebtedness which has been secured by a Lien permitted under Section 3.18 not Incurred pursuant to clause (18) or (20) of this definition and which Indebtedness has been Incurred in accordance with Section 3.11; provided that such new Liens:

(a)          are no less favorable to the Holders of Notes and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced; and

(b)          do not extend to any property or assets other than the property or assets securing the Indebtedness Refinanced by such Refinancing Indebtedness;

(16)        Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Company or another Restricted Subsidiary;

(17)        [omitted];

(18)        Liens securing Purchase Money Indebtedness or Capitalized Lease Obligations Incurred to finance the acquisition, construction, improvement or leasing of property of the Company or a Restricted Subsidiary used in a Permitted Business; provided that:

(a)          the related Purchase Money Indebtedness does not exceed the cost of such property and shall not be secured by any property of the Company or any Restricted Subsidiary other than the property so acquired, constructed, improved or leased; and

(b)          the Lien securing such Indebtedness shall be created within 365 days of such acquisition, construction, improvement or lease;

(19)        Liens securing the Notes and any Subsidiary Guarantees;

(20)        Sale and Leaseback Transactions pursuant to Section 3.15;

(21)        Liens arising from precautionary Uniform Commercial Code financing statement and similar filings in other jurisdictions regarding operating leases entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(22)        Liens on the equity interests of Unrestricted Subsidiaries;

(23)        Liens on equipment of the Company or any Restricted Subsidiary granted in the ordinary course of business to the Company’s or such Restricted Subsidiary’s client at which such equipment is located;

(24)        Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business; and

(25)        Liens in favor of the Company.

(26)        [omitted].

“Person” means an individual, partnership, limited partnership, corporation, company, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Post-Petition Interest” means all interest accrued or accruing after the commencement of any insolvency or liquidation proceeding (and interest that would accrue but for the commencement of any insolvency or liquidation proceeding) in accordance with and at the contract rate (including, without limitation, any rate applicable upon default) specified in the agreement or instrument creating, evidencing or governing any Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such insolvency or liquidation proceeding.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights over any other Capital Stock of such Person with respect to dividends, distributions or redemptions or upon liquidation.

“Pucón Assets” means the Pucón Real Estate and the Pucón Stock.

“Pucón Operator” means Kuden S.A. or such other directly or indirectly wholly-owned Restricted Subsidiary of the Company operating the Company’s casino in the city of Pucón, Chile.

“Pucón Real Estate” means all of the real estate owned by Inmobiliaria Kuden SpA relating to the Company’s casino and hotel in the city of Pucón, Chile.

“Pucón Stock” has the meaning assigned to it in Section 11.1(c)(iv).

“Purchase Money Indebtedness” means Indebtedness Incurred for the purpose of financing all or any part of the purchase price, or other cost of installation, construction or improvement of any property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets); provided that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost, including any Refinancing of such Indebtedness that does not increase the aggregate principal amount (or accreted amount, if less) thereof as of the date of the Refinancing.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock and any warrants, rights or options to purchase or acquire Capital Stock that is not Disqualified Capital Stock that are not convertible into or exchangeable into Disqualified Capital Stock.

“Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) any other “nationally recognized statistical rating organization” as defined in Section 3(a)(62) of the Exchange Act appointed by the Company.

“Rating Event” means the rating of the Notes is lowered from their rating then in effect as a result of any event or circumstance comprising or arising as a result of, or in respect of, a Change of Control (or pending Change of Control) by at least two of the Rating Agencies on any date during the period (the “Trigger Period”) from the date of the public announcement by the Company of a Change of Control (or pending Change of Control) until the end of the 60-day period following public announcement by the Company of the consummation of such Change of Control (which Trigger Period shall be extended following the consummation of the Change of

Control so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).  In the event that fewer than two Rating Agencies are then providing a rating for the Notes at the commencement of any Trigger Period, then a “Rating Event” shall be deemed to have occurred during that Trigger Period.  Notwithstanding the foregoing, no Rating Event shall be deemed to have occurred as a result of any event or circumstance comprising or arising as a result of, or in respect of, a Change of Control unless and until such Change of Control has actually been consummated.

“Record Date” has the meaning assigned to it in the Form of Face of Note contained in Exhibit A-1 or Exhibit A-2.

“Redemption Date” means, with respect to any redemption of Notes, the date fixed for such redemption pursuant to this Indenture and the Notes.

“Reference Treasury Dealer” means Credit Suisse Securities (USA) LLC, Morgan Stanley & Co. LLC or their affiliates which are primary United States government securities dealers and not less than three other primary United States government securities dealers in New York City reasonably designated by the Company; provided that if any of the foregoing cease to be a primary United States government securities dealer in New York City (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked price for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 pm New York City time on the third Business Day preceding such Redemption Date.

“Refinance” means, in respect of any Indebtedness, to issue any Indebtedness in exchange for or to refinance, replace, defease or refund such Indebtedness in whole or in part. “Refinanced” and “Refinancing” have correlative meanings.

“Refinancing Indebtedness” means Indebtedness of the Company or any Restricted Subsidiary issued to Refinance any other Indebtedness of the Company or a Restricted Subsidiary so long as:

(1)          the aggregate principal amount (or initial accreted value, if applicable) of such new Indebtedness as of the date of such proposed Refinancing does not exceed the aggregate principal amount (or initial accreted value, if applicable) of the Indebtedness being Refinanced (plus the amount of any accrued and unpaid interest, premium required to be paid under the terms of the instrument governing such Indebtedness and the amount of reasonable fees and expenses Incurred by the Company in connection with such Refinancing);

(2)          such new Indebtedness has:

(a)          a Weighted Average Life to Maturity that is equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; and

(b)          a final maturity that is equal to or later than the final maturity of the Indebtedness being Refinanced; and

(3)          if the Indebtedness being Refinanced is:

(a)          Indebtedness of the Company or any Subsidiary Guarantor, then such Refinancing Indebtedness shall be Indebtedness of the Company or a Subsidiary Guarantor; and

(b)          Subordinated Indebtedness, then such Refinancing Indebtedness shall be subordinated to the Notes or any relevant Subsidiary Guarantee, if applicable, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Registrar” has the meaning assigned to it in Section 2.3(a).

“Relevant Jurisdiction” has the meaning assigned to it in Section 3.10(a).

“Reorganization Plan” means the Enjoy S.A. Judicial Reorganization Agreement in a reorganization proceeding governed by Chapter III of Law N°20,720 on Reorganization and Liquidation of Companies and Individuals in the 8° Civil Court of Santiago in Santiago, Chile, which proceeding was commenced on May 5, 2020 and approved by the Chilean Court (as defined in Annex No. 1 to the such Reorganization Plan) on August 14, 2020.

“Reorganization Plan Material Covenant or Condition” means those covenants and conditions set forth in Paragraph 3 of Chapter XVII (Non-Compliance/Incumplimiento) of the Reorganization Plan which are referred to therein also as a “Bankruptcy Law Event of Default”.

“Reorganization Plan New Permitted Indebtedness” means (all of the following as defined and/or referenced in Annex No. 1 to the Reorganization Plan or otherwise in this Indenture): the New Financing Indebtedness; the “Convertible Tranche A-1”; the “Convertible Tranche A-2”; the “Fixed Income Tranche B Bond”; the “Fixed Income Tranche C Bond”; the “Permitted Bank Indebtedness”; mortgages existing as of the Issue Date that are unaffected by the Reorganization Plan; and banking credit lines to support Performance Bonds. Other than the Performance Bonds, the Permitted Bank Indebtedness and the existing mortgages, all Reorganization Plan New Permitted Indebtedness shall be unsecured.

“Required Holders” means Holders of a majority of the aggregate principal amount of Outstanding Notes. “Required Tranche A Holders” means Holders of a majority of the aggregate principal amount of Outstanding Tranche A Notes.

“Responsible Officer” when used with respect to the Trustee, means any officer within the Corporate Trust Office of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers who at the time shall have direct responsibility for the administration of this Indenture and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of such person’s knowledge of and familiarity with the particular subject.

“Restricted Payment” has the meaning assigned to it in Section 3.12(a).

“Restricted Subsidiary” means any Subsidiary of the Company which at the time of determination is not an Unrestricted Subsidiary.

“Reversion Date” has the meaning assigned to it in Section 3.22(b).

“Revocation” has the meaning assigned to it in Section 3.16(b).

“S&P” means S&P Global Ratings or any successor thereto.

“SGX-ST” means the Singapore Exchange Securities Trading Limited.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the Issue Date or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person by whom funds have been or are to be advanced on the security of such Property.

“Secured Parties” means the Trustee, the holders of the Notes and the Collateral Agent.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Security Documents” means the Chilean Stock Pledge Agreements, the Uruguayan Stock Pledge Agreement, the Uruguayan Trust Agreement and the Mortgages. Pursuant to Section 11.1(a)(i), “Security Documents” shall mean and include all of the foregoing existing under the Senior Secured Notes due 2022 Indenture and securing the Senior Secured Notes due 2022 (the “Senior Secured Notes due 2022 Security Documents”) as amended and modified pursuant to the Reorganization Plan (including Annex No. 1 thereto) or new Security Documents securing the Notes identical to the Senior Secured Notes due 2022 Security Documents executed and recorded under this Indenture.

“Senior Indebtedness” means the Notes and the Subsidiary Guarantees and any other Indebtedness of the Company or any Restricted Subsidiary that ranks equal in right of payment with the Notes or the relevant Subsidiary Guarantee, as the case may be.

“Senior Secured Notes due 2022” mean the Company’s 10.50% Senior Secured Notes due 2022 which were exchanged for the Notes governed by this Indenture.

“Senior Secured Notes due 2022 Indenture” means the indenture that governed the Senior Secured Notes due 2022.

“Significant Subsidiary” means a Restricted Subsidiary that would constitute a “Significant Subsidiary” of the Company in accordance with Rule 1-02 under Regulation S-X under the Securities Act in effect on the Issue Date.

“Singapore Listing Agent” means the party named as such in the introductory paragraph of this Indenture until such party resigns or is removed by the Company from such role; provided that, if such party is replaced by a successor in accordance with the terms of this Indenture, “Singapore Listing Agent” shall thereafter mean such successor.

“Special Asset Sale”, “Special Asset Sale Minimum Redemption Amount”, “Special Asset Sale Opinions”, “Special Asset Sale/Redemption” and “Special Asset Sale Redemption Amount” have the meanings assigned to them in Section 3.26.

“Special Record Date” has the meaning assigned to it in Section 2.13(a).

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable.

“Step-Up” has the meaning assigned to it in Section 3.24(a).

“Subordinated Indebtedness” means, with respect to the Company or any Restricted Subsidiary, any Indebtedness of the Company or such Restricted Subsidiary, as the case may be, which is expressly subordinated in right of payment to the Notes or the relevant Subsidiary Guarantee, as the case may be.

“Subsidiary” means, with respect to any Person, any other Person which, in accordance with IFRS, is consolidated with such Person for accounting purposes.

“Subsidiary Guarantee” means the unconditional guarantee, on a joint and several basis, of the full and prompt payment of all Obligations of the Company under this Indenture and the Notes, in accordance with the terms of this Indenture.

“Subsidiary Guarantor” means each Subsidiary of the Company which provides a Subsidiary Guarantee pursuant to this Indenture until such time as its Subsidiary Guarantee is released in accordance with this Indenture.

“Surviving Entity” has the meaning assigned to it in Section 4.1(a)(i)(B).

“Suspended Covenants” has the meaning assigned to it in Section 3.22(a).

“Suspension Period” has the meaning assigned to it in Section 3.22(c).

“Taxes” has the meaning assigned to it in Section 3.10(a).

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity or interpolated maturity (on a day count basis) of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended, as in effect on the Issue Date and, if the Trust Indenture Act is amended after such date, “Trust Indenture Act” means , to the extent required by any such amendment, the Trust Indenture Act of 1939, as so amended.

“Trustee” means the party named as such in the introductory paragraph of this Indenture until a successor replaces it in accordance with the terms of this Indenture and, thereafter, means the successor.

“U.S. Dollars” or “U.S.$” means such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

“U.S. Government Obligations” means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the Company’s option.

“Unrestricted Subsidiary” means any Subsidiary of the Company designated as an Unrestricted Subsidiary pursuant to Section 3.16.  Any such Unrestricted Subsidiary Designation may be revoked by a Board Resolution of the Company, subject to Section 3.16.

“Unrestricted Subsidiary Designation” has the meaning assigned to it in Section 3.16(a).

“Uruguayan Stock Pledge Agreement” has the meaning assigned to it in Section 11.1(c)(iv).

“Uruguayan Trust Agreement” has the meaning assigned to it in Section 11.1(c)(ii).

“Voting Stock” means, with respect to any Person, securities of any class of Capital Stock of such Person then outstanding and normally entitled to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.  The term “normally entitled” means without regard to any contingency.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years (calculated to the nearest one-twelfth) obtained by dividing:

(1)          the then outstanding aggregate principal amount or liquidation preference, as the case may be, of such Indebtedness into

(2)          the sum of the products obtained by multiplying:

(a)          the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required payment of principal or liquidation preference, as the case may be, including payment at final maturity, in respect thereof, by

(b)          the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

Section 1.2           Rules of Construction. Unless the context otherwise requires:  a term has the meaning assigned to it;

(a)          an accounting term not otherwise defined has the meaning assigned to it in accordance with IFRS; “including” and “includes” means including or includes, as the case may be, without limitation; words in the singular include the plural and words in the plural include the singular; references to the payment of principal of and interest on the Notes shall include applicable premium and other amounts payable on the Notes, if any; all references to Sections or Articles refer to Sections or Articles of this Indenture; references to any law are to be construed as including all statutory and regulatory provisions or rules consolidating, amending, replacing, supplementing or implementing such law; and the term “obligor,” when used with respect to the Notes, means the Company, the Subsidiary Guarantors and any other obligor as of the date of this Indenture.

Section 1.3           Incorporation by Reference of Trust Indenture Act. Whenever this Indenture refers to a provision of the Trust Indenture Act, the provision is incorporated by reference in and made a part of this Indenture, and shall apply to this Indenture as if this Indenture at the time of such application were qualified under the Trust Indenture Act, regardless of whether or not then so qualified.

The following Trust Indenture Act terms used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Subsidiary Guarantees;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and

“obligor” on the Notes and the Subsidiary Guarantees means the Company and the Guarantors, respectively, and any successor obligor upon the Notes and the Subsidiary Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act by reference to another statute or defined by Commission rule under the Trust Indenture Act have the meanings so assigned to them.

ARTICLE TWO
THE NOTES

Section 2.1           Form and Dating.

(a)          The Notes are being originally issued by the Company on the Issue Date.  The Notes shall be issued in fully registered, global form without coupons.  The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A-1 and Exhibit A-2, and shall be denominated as “Tranche A Notes” or “Tranche B Notes,”

respectively.  The Notes shall be issued in minimum denominations of US$1.00 and integral multiples of US$1.00 in excess thereof.

(b)          The terms and provisions of the Notes, the forms of which are in Exhibits A-1 and A-2, shall constitute, and are hereby expressly made, a part of this Indenture, and, to the extent applicable, the Company, the Subsidiary Guarantors, the Trustee and the Collateral Agent, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby.  However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

(c)          The Notes may have notations, legends or endorsements as specified in Section 2.8 or as otherwise required by law, stock exchange rule or Depositary rule or usage.  The Company shall approve the form of the Notes and any notation, legend or endorsement on them.  Each Note shall be dated the date of its authentication.

(d)          The Tranche A Notes and the Tranche B Notes shall be identical in all respects, except (A) as provided in this Indenture regarding the priority given to mandatory redemptions or purchases of the Tranche A Notes under Sections 3.13 (Limitation on Assets Sales), 3.14 (Events of License Loss), and 3.26 (Special Asset Sale/Redemption), and (B) upon any liquidation of the Company, the Tranche A Notes shall be paid in full (as to principal and accrued and unpaid interest) prior to any payment on the Tranche B Notes.   Except as otherwise expressly permitted in this Indenture, all Notes shall be identical in all respects.  Notwithstanding any differences among them, all Notes issued under this Indenture shall vote and consent together on all matters as one class, except that Tranche A Notes and Tranche B Notes shall vote separately on matters that provide for differences between the Tranche A Notes and the Tranche B Notes.  For purposes of this Indenture, all references to “principal amount” of the Notes shall include any increase in the principal amount of the Notes as a result of an increase in the principal amount of such Note in respect of a payment of interest in kind pursuant to the terms of paragraph 1 on the reverse of such Notes.

Section 2.2           Execution and Authentication.

(a)          An Officer shall sign the Notes for the Company by manual or facsimile signature.  If an Officer whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall be valid nevertheless.

(b)          A Note shall not be valid until an authorized signatory of the Trustee manually authenticates the Note.  The signature of the Trustee on a Note shall be conclusive evidence that such Note has been duly and validly authenticated and issued under this Indenture.

(c)          At any time and from time to time after the execution and delivery of this Indenture, the Trustee shall authenticate and make available for delivery Notes upon a written order of the Company signed by an Officer of the Company (the “Company Order”), provided that the Trustee shall be entitled to receive an Officer’s Certificate and an Opinion of Counsel of the Company addressing such matters as the Trustee may reasonably request.  A Company Order shall specify the amount of the Notes to be authenticated and the date on which the original issue of Notes is to be authenticated.

(d)          The Trustee may appoint an agent (the “Authenticating Agent”) reasonably acceptable to the Company to authenticate the Notes.  Unless limited by the terms of such appointment, any such Authenticating Agent may authenticate Notes whenever the Trustee may do so.  Each reference in this Indenture to authentication by the Trustee includes authentication by the Authenticating Agent.

(e)           In case a Surviving Entity has executed an indenture supplemental hereto with the Trustee pursuant to Article Four, any of the Notes authenticated or delivered prior to such transaction may, from time to time, at the written request of the Surviving Entity, be exchanged for other Notes executed in the name of the Surviving Entity with such changes in phraseology and form as may be appropriate, but otherwise identical to the Notes surrendered for such exchange and of like principal amount; and the Trustee, upon Company Order of the Surviving Entity, shall authenticate and deliver Notes as specified in such order for the purpose of such exchange.  If Notes shall at any time be authenticated and delivered in any new name of a Surviving Entity pursuant to this Section 2.2 in exchange or substitution for or upon registration of transfer of any Notes, such Surviving Entity, at the option of the Holders but without expense to them, shall provide for the exchange of all Notes at the time Outstanding for Notes authenticated and delivered in such new name.

Section 2.3           Transfer Agent, Registrar, Paying Agent and Collateral Agent.

(a)          The Company shall at all times maintain an office or agency in New York City and, so long as the Notes are listed on the Official List of the SGX- ST and the rules of the SGX-ST so require, in Singapore, where Certificated Notes may be presented or surrendered for transfer or for exchange (the “Transfer Agent”), where Certificated Notes may be presented for payment (the “Paying Agent”) and for the service of notices and demands to or upon the Company in respect of the Notes and this Indenture (other than notices and demands contemplated by Section 13.6(c)).  The Company shall also maintain or cause to be maintained an office or agency in New York City where Certificated Notes may be presented or surrendered for registration of transfer or exchange (the “Registrar”).  The Registrar shall keep a register of the Notes and of their transfer and exchange (the “Note Register”).  The Company may have one or more co-Registrars and one or more additional Paying Agents and Transfer Agents.  The term “Paying Agent” includes any additional paying agent.  The term “Transfer Agent” includes any additional transfer agent.

(b)          The Company shall enter into an appropriate agency agreement with each Agent not a party to this Indenture.  The agreement shall implement the provisions of this Indenture that relate to such Agent.  The Company shall notify the Trustee of the name and address of each such Agent.  If the Company fails to maintain a Registrar or Paying Agent in New York City, the Trustee shall act as such at its Corporate Trust Office and shall be entitled to appropriate compensation therefor pursuant to Section 7.5, provided however that nothing in this Indenture shall require or constitute an obligation of the Trustee to have or maintain a Corporate Trust Office in New York City.  The Company or any Subsidiary Guarantor may act as Paying Agent, Registrar, co-Registrar or Transfer Agent.

(c)          The Company hereby initially appoints UMB Bank, N.A., at its Corporate Trust Office, as Registrar, Paying Agent, Transfer Agent and agent for service of notices and demands in connection with the Notes and this Indenture in New York City and UMB Bank, N.A. hereby accepts such appointment, until such time as another Person is appointed as such.  The Company has entered into a letter of representations with the Depositary, and the Trustee and each Agent are hereby authorized to act in accordance with such letter and the Applicable Procedures.

(d)          The Company hereby initially appoints UMB Bank, N.A., at its Corporate Trust Office, as the Trustee hereunder and UMB Bank, N.A. hereby accepts such appointment.  The Trustee shall have the powers and authority granted to and conferred upon it in the Notes and hereby and such further powers and authority to act on behalf of the Company as may be mutually agreed upon by the Company and the Trustee, and the Trustee shall keep a copy of this Indenture available for inspection during normal business hours at its Corporate Trust Office.

(e)          So long as the Notes are listed on the Official List of the SGX-ST and the rules of the SGX-ST so require, the Company shall maintain a Singapore paying agent and listing agent.  The Company hereby initially appoints Gibson, Dunn & Crutcher LLP as Singapore Listing Agent.

(f)          The Company hereby initially appoints DTC to act as Depositary with respect to the Global Notes.

(g)          The Company hereby initially appoints Lord Securities Corporation as Collateral Agent.

(h)          Any Person or other entity into which any Agent (other than the Trustee, matters with respect to which are specified in Section 7.3) may be merged or converted or with which it may be consolidated, or any corporation or other entity resulting from any merger, consolidation or conversion to which any Agent shall be a party, or any corporation or other entity succeeding to all or substantially all of the corporate trust business of any Agent, shall be the successor of such Agent hereunder, if such successor corporation is otherwise eligible under this Section 2.3 without the execution or filing of any document or any further act on the part of the parties hereto or such Agent or such successor corporation or other entity.

(i)           The Company may change the Paying Agent, the Registrar, the Transfer Agent and the Singapore Listing Agent without notice to Holders.

(j)           Any Agent (other than the Trustee, matters with respect to which are specified in Section 7.3(a)) may at any time resign by giving 30 days’ written notice of resignation to the Trustee and the Company.  The Company may, and at the request of the Required Holders shall, at any time terminate the agency of any Agent (other than the Trustee, matters with respect to which are specified in Section 7.3) by giving written notice of termination to such Agent and to the Trustee.  Upon the resignation or termination of an Agent or in case at any time any such Agent shall cease to be eligible under this Section 2.3 (when, in either case, no other Agent performing the functions of such Agent shall have been appointed by the Company), the Company shall promptly appoint one or more qualified successor Agents to perform the functions of the Agent that has resigned or whose agency has been terminated or who shall have ceased to be eligible under this Section 2.3.  The Company shall give written notice of any such appointment made by it to the Trustee; and in each case the Trustee shall deliver notice of such appointment to all applicable Holders as their names and addresses appear on the Register.

(k)          In acting hereunder and in connection with the Notes, each Paying Agent, Registrar, Transfer Agent and Collateral Agent shall act solely as an agent of the Company and will not thereby assume any obligation towards or relationship of agency or trust for or with any Holder, except with respect to Section 2.4 as to each Paying Agent. The Paying Agent, Registrar, Transfer Agent and Collateral Agent shall be entitled to all rights, protections and immunities granted to the Trustee in Article VII in performing their respective obligations hereunder.

(l)         The Company shall be responsible for making calculations called for under the Notes and this Indenture, including but not limited to determination of interest, additional interest, Additional Amounts, redemption prices (including any Make-Whole Amount and premium, if any), and any other amounts payable on the Notes.  The Company will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders.  The Company will provide a schedule of its calculations to the Trustee when requested by the Trustee, and the Trustee is entitled to rely conclusively on the accuracy of the Company’s calculations without independent verification. The Trustee shall forward the Company’s calculations to any Holder of the Notes upon the written request of such Holder.

Section 2.4           Paying Agent to Hold Money in Trust.  The Company shall require each Paying Agent (other than the Trustee or any other Paying Agent appointed as of the date hereof hereunder) to agree in writing that such Paying Agent shall hold uninvested in trust separate and apart from, and not commingle with any other properties, for the benefit of Holders or the Trustee all money held by such Paying Agent for the payment of principal of or interest on the Notes (whether such money has been distributed to it by the Company or any other obligor under the Notes) and shall notify the Trustee in writing of any Default by the Company or any Subsidiary Guarantor (or any other obligor under the Notes) in making any such payment.  If the Company or any Subsidiary Guarantor or an Affiliate of the Company or any Subsidiary Guarantor acts as Paying Agent, it shall segregate the money held by it as Paying Agent and hold it as a separate trust fund.  The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee and to account for any funds disbursed by such Paying Agent.  Upon complying with this Section 2.4, the Paying Agent (if other than the Company or a Subsidiary Guarantor) shall have no further liability for the money delivered to the Trustee.  Upon any proceeding under any Bankruptcy Law with respect to the Company or any Subsidiary Guarantor or any Affiliate of the Company or any Subsidiary Guarantor, if the Company, a Subsidiary Guarantor or such Affiliate is then acting as Paying Agent, the Trustee shall replace the Company, such Subsidiary Guarantor or such Affiliate as Paying Agent.

Section 2.5           CUSIP and ISIN Numbers.  In issuing the Notes, the Company shall use CUSIP and ISIN numbers (if then generally in use) and, if so, the Trustee shall use CUSIP and ISIN numbers in notices of redemption as a convenience to Holders; provided that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.  The Company shall promptly notify the Trustee in writing of any initial CUSIP and/or ISIN numbers and any change in the CUSIP or ISIN numbers. The Tranche A Notes and the Tranche B Notes shall have separate CUSIP and/or ISIN numbers.

Section 2.6           Holder Lists.  The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of Holders.  If the Trustee is not the Registrar, the Company shall furnish to the Trustee, in writing at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of Holders.

Section 2.7           Global Note Provisions.

(a)          Each Global Note initially shall:  (i) be registered in the name of DTC or the nominee of DTC; (ii) be delivered by the Trustee to DTC or held by the Note Custodian as custodian for DTC pursuant to DTC’s instructions; and (iii) bear the appropriate legend, as set forth in Section 2.8 and Exhibit A-1 or Exhibit A-2.  Any Global Note may be represented by more than one certificate.  The aggregate principal amount of each Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee, as provided in this Indenture.

(b)          Members of, or participants in, the Depositary (“Agent Members”) shall have no rights under this Indenture with respect to any Global Note held on their behalf by the Depositary or by the Note Custodian under such Global Note, and the Depositary may be treated by the Company, the Trustee, each Agent and any of their agents as the absolute owner of such Global Note for all purposes whatsoever.  Notwithstanding the foregoing, nothing herein shall prevent the Company, the Trustee, any Agent or any of their agents from giving effect to any written certification, proxy or other authorization furnished by the Depositary or impair, as between the Depositary and its Agent Members, the operation of customary practices of the Depositary governing the exercise of the rights of a Beneficial Owner.  The Holder of a Global Note may grant proxies and otherwise authorize any Person, including Agent Members and persons that may hold interests through Agent Members, to take any action that a Holder is entitled to take under this Indenture or the Notes.

(c)          Except as provided in this Section 2.7, Beneficial Owner in Global Notes shall not be entitled to receive Certificated Notes.  Global Notes shall be exchangeable for Certificated Notes only in the following circumstances:

(i)          DTC notifies the Company that it is unwilling or unable to continue as depositary for such Global Note or DTC ceases to be a clearing agency registered under the Exchange Act, at a time when DTC is required to be so registered in order to act as depositary, and in each case a successor depositary is not appointed by the Company within 90 days of such notice; or

(ii)         the Company executes and delivers to the Trustee and Registrar an Officer’s Certificate stating that such Global Note shall be so exchangeable.

In connection with the exchange of an entire Global Note for Certificated Notes pursuant to this Section 2.7(c), such Global Note shall be deemed to be surrendered to the Trustee for cancellation, and the Company shall execute, and upon Company Order the Trustee shall authenticate and deliver to each Beneficial Owner identified by the Depositary in exchange for its beneficial interest in such Global Note, an equal aggregate principal amount of Certificated Notes of authorized denominations.

(d)          Interest payable in kind on the Notes in respect of a payment of interest in kind pursuant to the terms of paragraph 1 on the reverse of such Notes shall be reflected by the Trustee on each Global Note as an increase in the principal amount of such Global Note recorded on the Trustee’s records and the schedule of increases or decreases on each such Global Note.

Section 2.8           Legends. Each Global Note shall bear the Global Note Legend specified therefor in Exhibit A-1 or Exhibit A-2 on the face thereof.

Section 2.9           Transfer and Exchange. The following provisions shall apply with respect to any proposed transfer of an interest in a Global Note:

(a)          Transfers Generally. Any transfer of Notes (other than a transfer of a beneficial interest in a Global Note that does not involve an exchange of such interest for a Certificated Note or a beneficial interest in another Global Note, which must be effected in accordance with applicable law and the rules and procedures of the Depositary, but is not subject to any procedure required by this Indenture) shall be made only upon receipt by the Registrar of such opinions of counsel, certificates and/or other information reasonably required by and satisfactory to the Company in order to ensure compliance with the Securities Act. No Global Note that is a Tranche A Note (a “Tranche A Global Note”), any beneficial interest in any Tranche A Global Note or any Certificated Note which is a Tranche A Note may be transferred or exchanged for Global Note that is a Tranche B Note (a “Tranche A Global Note”), any beneficial interest in any Tranche B Global Note or any Certificated Note which is a Tranche B Note, or vice-versa.

(b)          Certificated Notes Transfers. Certificated Notes may be exchanged or transferred in whole or in part in the principal amount of authorized denominations by surrendering such Certificated Notes at the Corporate Trust Office, the office of the Trustee or the office of any Transfer Agent with a written instrument of transfer as provided in the assignment form attached to the form of Notes in Exhibit A-1 or Exhibit A-2 hereto duly executed by the Holder thereof or his attorney duly authorized in writing.

In exchange for any Certificated Note properly presented for transfer, upon a Company Order, the Trustee shall promptly authenticate and deliver or cause to be authenticated and delivered at the Corporate Trust Office, to the transferee, or send by mail, within three Business Days of the receipt of a form of transfer, (at the risk of the transferee) to such address as the transferee may request, a Certificated Note or Notes, as the case may require, registered in the name of such transferee, for the same aggregate principal amount as was transferred.  In the case of the transfer of any Certificated Note in part, upon a Company Order, the Trustee shall also promptly authenticate and deliver or cause to be authenticated and delivered at the Corporate Trust Office, to the transferor, or send by mail, within three Business Days of the receipt of a form of transfer, (at the risk of the transferor) to such address as the transferor may request, a Certificated Note or Notes, as the case may require, registered in the name of such transferor, for the aggregate principal amount that was not transferred.  No transfer of any Notes shall be made unless the request for such transfer is made by the registered Holder or his attorney duly authorized in writing at the Corporate Trust Office and is accompanied by a completed instrument of transfer in the form of assignment form attached to the form of Notes in Exhibit A-1 or Exhibit A-2 hereto.

(c)          Consolidation of Global Notes.  Nothing in this Indenture shall provide for the consolidation of any Notes with any other Notes to the extent that they constitute, as determined pursuant to an Opinion of Counsel, different classes of securities for U.S. federal income tax purposes.

(d)          Retention of Documents.  The Registrar shall retain copies of all letters, notices and other written communications received pursuant to this Article Two.  The Company shall have the right to inspect and make copies of all such letters, notices or other written communications at any reasonable time upon the giving of reasonable written notice to the Registrar.

(e)          Execution, Authentication of Notes, etc.

(i)          Subject to the other provisions of this Section 2.9, when Notes are presented to the Registrar or a co-Registrar with a request to register the transfer of such Notes or to exchange such Notes for an equal principal amount of Notes of other authorized denominations, the Registrar or co-Registrar shall register the transfer or make the exchange as requested if its requirements for such transaction are met; provided that any Notes presented or surrendered for registration of transfer or exchange shall be duly endorsed or accompanied by a written instrument of transfer in form satisfactory to the Registrar or co-Registrar, duly executed by the Holder thereof or his attorney duly authorized in writing.  To permit registrations of transfers and exchanges and subject to the other terms and conditions of this Article Two, the Company shall execute and upon Company Order the Trustee shall authenticate Certificated Notes and Global Notes at the Registrar’s or co-Registrar’s written request.

(ii)         No service charge shall be made to a Holder for any registration of transfer or exchange, but the Company and the Trustee may require payment of a sum sufficient to cover any transfer Taxes payable in connection therewith.

(iii)        The Registrar or co-Registrar shall not be required to register the transfer or exchange of any Note for a period beginning:  (1) 15 days before the delivery of a notice of an offer to repurchase or redeem Notes and ending at the close of business on the day of such delivery; or (2) 15 days before an Interest Payment Date and ending on such Interest Payment Date.

(iv)        Prior to the due presentation for registration of transfer of any Note, the Company, the Trustee and any Agent may (subject to the rights of any Holder as of a Record Date to receive payments of interest on the related Interest Payment Date)

deem and treat the person in whose name a Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal on such Note and for all other purposes whatsoever, subject to Section 2.13, whether or not such Note is overdue, and none of the Company, the Trustee or any Agent shall be affected by notice to the contrary.

(v)        All Notes issued upon any registration of transfer or exchange pursuant to the terms of this Indenture shall evidence the same debt and shall be entitled to the same benefits under this Indenture as the Notes surrendered upon such registration of transfer or exchange.

(vi)        The Registrar shall be entitled to request such evidence reasonably satisfactory to it documenting the identity and/or signatures of the transferor and the transferee.

(f)           No Obligation of the Trustee or Agents.

(i)          Neither the Trustee nor any Agent shall have any responsibility or obligation to any beneficial owner of an interest in a Global Note, a member of, or a participant in, any Depositary or other Person with respect to the accuracy of the records of the Depositary or its nominee or of any participant or member thereof, with respect to any ownership interest in the Notes or with respect to the delivery to any participant, member, beneficial owner or other Person (other than the Depositary) of any notice (including any notice of redemption) or the payment of any amount or delivery of any Notes (or other security or property) under or with respect to such Notes.  All notices and communications to be given to the Holders and all payments to be made to Holders in respect of the Notes shall be given or made only to or upon the order of the registered Holders (which shall be the Depositary or its nominee in the case of a Global Note).  The rights of beneficial owners in any Global Note shall be exercised only through the Depositary subject to the applicable rules and procedures of the Depositary.  The Trustee and each Agent may conclusively rely and shall be fully protected in conclusively relying upon information furnished by the Depositary with respect to its members, participants and any beneficial owners.

(ii)          Neither the Trustee nor any Agent shall have any obligation or duty to monitor, determine or inquire as to compliance with any restrictions on exchange or transfer imposed under this Indenture or under applicable law with respect to any exchange or transfer of any interest in any Note (including any transfers between or among Depositary participants, members or beneficial owners in any Global Note) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of this Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof, and to notify the party delivering the same if the certificate does not so comply.  Neither the Trustee nor any agent shall have any responsibility or liability for any actions taken or failed to be taken by any Depositary.

Section 2.10         Mutilated, Destroyed, Lost or Stolen Notes.

(a)          If a mutilated Note is surrendered to the Registrar or if the Holder of a Note claims that the Note has been lost, destroyed or wrongfully taken, the Company shall execute and upon Company Order the Trustee shall authenticate a replacement Note if the Company shall certify in an Officer’s Certificate that the requirements of Section 8-405 of the Uniform Commercial Code of the State of New York are met and the Holder satisfies any other reasonable requirements of the Company.  If required by the Trustee or the Company, such Holder shall furnish an affidavit of loss and security and/or indemnity bond sufficient in the judgment of the Company and the Trustee to protect the Company, the Trustee and each Agent from any loss that any of them may suffer if a Note is replaced, and, in the absence of notice to the Company or the Trustee that such Note has been acquired by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code of the State of New York), the Company shall execute and upon Company Order the Trustee shall authenticate and make available for delivery, in exchange for any such mutilated Note or in lieu of any such destroyed, lost or stolen Note, a new Note of like tenor and principal amount, bearing a number not contemporaneously Outstanding.

(b)          Upon the issuance of any new Note under this Section 2.10, the Company, the Trustee and the Registrar may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Company’s counsel, the Trustee and its counsel) in connection therewith.

(c)          In case any mutilated, destroyed or wrongfully taken Note has become or is about to become due and payable, the Company may, in its discretion, pay such Note instead of issuing a new Note in replacement thereof.

(d)          Every new Note issued pursuant to this Section 2.10 in exchange for any mutilated Note, or in lieu of any destroyed, lost or stolen Note, shall constitute an original additional contractual obligation of the Company, any Subsidiary Guarantor and any other obligor under the Notes, whether or not the mutilated, destroyed, lost or stolen Note shall be at any time enforceable by anyone, and shall be entitled to all benefits of this Indenture equally and proportionately with any and all other Notes duly issued hereunder.

Section 2.11         Temporary Notes.  Until definitive Notes are ready for delivery, the Company may execute and upon Company Order the Trustee shall authenticate temporary Notes.  Temporary Notes shall be substantially in the form of definitive Notes but may have variations that the Company considers appropriate for temporary Notes.  Without unreasonable delay, the Company shall prepare and execute and upon Company Order the Trustee shall authenticate definitive Notes.  After the preparation of definitive Notes, the temporary Notes shall be exchangeable for definitive Notes upon surrender of the temporary Notes at any office or agency maintained by the Company for that purpose and such exchange shall be without charge to the Holder.  Upon surrender for cancellation of any one or more temporary Notes, the Company shall execute and upon Company Order the Trustee shall authenticate and make available for delivery in exchange therefor one or more definitive Notes representing an equal principal amount of Notes.  Until so exchanged, the Holder of temporary Notes shall in all respects be entitled to the same benefits under this Indenture as a Holder of definitive Notes.

Section 2.12         Cancellation.  The Company at any time may deliver Notes to the Trustee for cancellation.  Each Agent shall forward to the Trustee any Notes surrendered to it for registration of transfer, exchange or payment.  The Trustee and no one else shall cancel and dispose of cancelled Notes in accordance with its customary procedures.  Subject to Section 2.10, the Company may not issue new Notes to replace Notes it has paid or delivered to the Trustee for cancellation for any reason other than in connection with a transfer or exchange upon Company Order.

Section 2.13         Defaulted Interest.  When any installment of interest payable under the Notes becomes Defaulted Interest, such installment shall forthwith cease to be payable to the Holders in whose names the Notes were registered on the Record Date applicable to such installment of interest.  Defaulted Interest (including any interest on such Defaulted Interest) may be paid by the Company, at its election, as provided in Section 2.13(a) or Section 2.13(b).

(a)          The Company may elect to make payment of any Defaulted Interest (including any interest on such Defaulted Interest) to the Holders in whose names the Notes are registered at the close of business on a special record date for the payment of such Defaulted Interest (a “Special Record Date”), which shall be fixed in the following manner.  The Company shall notify the Trustee in writing of the amount of Defaulted Interest proposed to be paid and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such Defaulted Interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Holders entitled to such Defaulted Interest as provided in this Section 2.13(a).  Thereupon the Company shall fix a Special Record Date for the payment of such Defaulted Interest, which shall be not more than 15 calendar days and not less than ten calendar days prior to the date of the proposed payment and not less than ten calendar days after the receipt by the Trustee of the notice of the proposed payment.  The Company shall promptly notify the Trustee of such Special Record Date and, in the name and at the expense of the Company, the Trustee shall cause notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor to be sent to each Holder in accordance with Section 13.1, not less than ten calendar days prior to such Special Record Date.  Notice of the proposed payment of such Defaulted Interest and the Special Record Date therefor having been delivered as aforesaid, such Defaulted Interest shall be paid to the Holders in whose names the Notes are registered at the close of business on such Special Record Date and shall no longer be payable pursuant to Section 2.13(b).

(b)          Alternatively, the Company may make payment of any Defaulted Interest (including any interest on such Defaulted Interest) in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, if, after notice given by the Company to the Trustee of the proposed payment pursuant to this Section 2.13(b) such manner of payment shall be deemed practicable by the Trustee.

Section 2.14         No Issuance of Additional Notes.  The Company may create and issue only the Notes pursuant to the Reorganization Plan and issued on the Issue Date.  The Company may not create or issue additional Notes pursuant to this Indenture.

ARTICLE THREE
COVENANTS

Section 3.1           Payment of Notes.

(a)          The Company shall pay the principal of and interest (including Defaulted Interest) on the Notes in U.S. Dollars on the dates and in the manner provided in the Notes and in this Indenture.  Prior to 11:00 a.m.  (New York City time) on the Business Day prior to each Interest Payment Date and Maturity Date, the Company shall deposit with the Trustee or the Paying Agent in immediately available funds U.S. Dollars sufficient to make cash payments due on such Interest Payment Date or Maturity Date, as the case may be.  If the Company, a Subsidiary Guarantor or an Affiliate of the Company or a Subsidiary Guarantor is acting as Paying Agent, the Company, such Subsidiary Guarantor or such Affiliate shall, prior to 11:00 a.m.  (New York City time) on each Interest Payment Date and Maturity Date, segregate and hold in trust U.S. Dollars sufficient to make cash payments due on such Interest Payment Date or Maturity Date, as the case may be.  Principal and interest shall be considered paid on the date due if on such date the Trustee or the Paying Agent (other than the Company, a Subsidiary Guarantor or an Affiliate of the Company or a Subsidiary Guarantor) holds in accordance with this Indenture U.S. Dollars designated for and sufficient to pay all principal and interest then due and the Trustee or the Paying Agent, as the case may be, is not prohibited from paying such money to the Holders on that date pursuant to the terms of this Indenture.  Notwithstanding the foregoing, the Company may elect to make the payments of interest by check delivered to the registered Holders at their registered addresses.

(b)          If a Holder of a Certificated Note in an aggregate principal amount of at least U.S.$1,000,000 has given wire transfer instructions to the Company and the Trustee at least 15 days prior to an Interest Payment Date, the Trustee, as paying agent, shall remit all principal, premium, if any, and interest payments in respect of those Notes received from the Company in accordance with those instructions.  All other payments on the Certificated Notes shall be made at the office or agency of the Paying Agent in New York City unless the Company elects to make interest payments by check mailed to the registered Holders at their registered addresses.  Payments on Global Notes shall be made to the Depositary in accordance with Applicable Procedures.

(c)          Notwithstanding anything to the contrary contained in this Indenture, the Company may, to the extent it is required to do so by law, deduct or withhold income or other similar taxes imposed by the United States of America from principal or interest payments hereunder.

Section 3.2           Maintenance of Office or Agency.

(a)          The Company shall maintain each office or agency required under Section 2.3 where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served.  The Company shall give prompt written notice to the Trustee of the location, and any change in the location of any such office or agency.  If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee, and in accordance with Section 2.3, the Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency.

(b)          The Company may also from time to time designate one or more other offices or agencies (in or outside of New York City) where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind any such designation; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in New York City or, so long as the Notes are listed on the Official List of the SGX-ST and the rules of the SGX-ST so require, in Singapore, for such purposes.  The Company shall give prompt written notice to the Trustee of any such designation or rescission and any change in the location of any such other office or agency.

Section 3.3           Corporate Existence.  Subject to Article Four, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence.

Section 3.4           Payment of Taxes.  The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, all Taxes levied or imposed upon the Company or any Subsidiary or for which it or any of them are otherwise liable, or upon the income, profits or property of the Company or any Subsidiary, and the Company shall reimburse the Trustee and the Holders for any fines, penalties or other fees they are required to pay as a result of the failure by the Company to pay or discharge any of the abovementioned taxes, assessments and government charges; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment or charge whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which appropriate reserves, if necessary (in the good faith judgment of management of the Company), are being maintained in accordance with IFRS or where the failure to effect such payment shall not be adverse in any material respect to the Holders.

Section 3.5           Further Instruments and Acts.  The Company shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper or as may be required by applicable law to carry out more effectively the purpose of this Indenture.

Section 3.6           Waiver of Stay, Extension or Usury Laws.  Each of the Company and each Subsidiary Guarantor covenants (to the fullest extent permitted by applicable law) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law that would prohibit or forgive it from paying all or any portion of the principal of or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Indenture.  Each of the Company and each Subsidiary Guarantor hereby expressly waives (to the fullest extent permitted by applicable law) all benefit or advantage of any such law, and covenants that it shall not hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law had been enacted.

Section 3.7           Change of Control Repurchase Event.

(a)          Upon the occurrence of a Change of Control Repurchase Event, each Holder shall have the right to require that the Company purchase all or a portion (in integral multiples of US$1.00) of the Holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus any accrued and unpaid interest thereon through the purchase date (the “Change of Control Payment”), provided further, that the Company shall not be required to purchase the Notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction which is not a Change of Control.

(b)          Within 30 days following the date upon which the Change of Control Repurchase Event occurs, the Company must send a notice to each Holder as described in Section 13.1, with a copy to the Trustee, offering to purchase the Notes as described in Section 3.7(a) (a “Change of Control Offer”).  The Change of Control Offer shall state, among other things, the purchase date, which shall be at least 30 but not more than 60 days from the date the notice is given, other than as may be required by law (the “Change of Control Payment Date”).

(c)          On the Business Day immediately preceding the Change of Control Payment Date, the Company shall, to the extent lawful, deposit with the Paying Agent funds in an amount equal to the Change of Control Payment, in respect of all Notes or portions thereof so tendered.

(d)          On the Change of Control Payment Date, as applicable, the Company shall, to the extent lawful:

(i)          accept for payment all Notes or portions thereof properly tendered and not withdrawn pursuant to the Change of Control Offer; and

(ii)         deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company and directing the Trustee to authenticate and mail to each Holder a new Note in a principal amount equal to any unpurchased portion of the Notes surrendered.

(e)          If only a portion of a Note is purchased pursuant to a Change of Control Offer, a new Note in a principal amount permitted by this Section 3.7 (such that the remaining principal amount of such Holder’s Notes will not be less than U.S.$1.00) and equal to the portion thereof not purchased shall be issued in the name of the Holder thereof upon delivery of the Officer’s Certificate identified in Section 3.7(d)(ii) from the Company and subsequent cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note shall be made, as appropriate).  Notes (or portions thereof) purchased pursuant to a Change of Control Offer shall be cancelled and cannot be reissued.

(f)           The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent any such rule, laws and regulations are applicable in connection with the purchase of Notes in connection with a Change of Control Offer.  To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 3.7, the Company shall comply with such securities laws and regulations and shall not be deemed to have breached its obligations under this Indenture by doing so.

(g)          The Company shall not be required to make a Change of Control Offer upon a Change of Control Repurchase Event if:  (a) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 3.7 to be made by the Company and such third party purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (b) prior to the date the Change of Control Offer is required to be made, the Company has given notice of redemption in respect of all of the Outstanding Notes in accordance with this Indenture.

(h)           Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditional upon the occurrence of a Change of Control Repurchase Event, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

Section 3.8           Reports to Holders.

(a)          The Company shall furnish or cause to be furnished to the Trustee in English and shall make available to the Holders of the Notes:

(i)          within 90 days after the end of the first, second and third quarters of the Company’s fiscal year (commencing with the quarter ending September 30, 2020), quarterly unaudited financial statements (consolidated) prepared in accordance with IFRS of the Company for such period; and

(ii)         within 120 days after the end of the fiscal year of the Company commencing with the fiscal year ended December 31, 2020, annual audited financial statements (consolidated) prepared in accordance with IFRS of the Company for such fiscal year and a report on such annual financial statements by the Auditors.

Each such annual report shall include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

(b)          Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt of such reports shall not constitute actual or constructive notice of any information contained therein or determinable from information contained therein, including the Company’s or any other Person’s compliance with any of its covenants under this Indenture, the Notes or any Subsidiary Guarantee (as to which the Trustee is entitled to rely exclusively on Officer’s Certificates).

(c)          The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, the Company’s or any other Person’s compliance with the covenants in this Indenture or with respect to any reports or other documents delivered pursuant to this Indenture.  If such financial statements and reports required by Section 3.8(a) are available in English on the Company’s website, and written notice containing a hyperlink to such financial statements and reports is delivered to the Trustee in accordance with Section 13.1 each time they are posted to the Company’s website, they shall be deemed to have been furnished to the Trustee upon the Trustee’s receipt of such notice pursuant to the terms of Section 13.1.

(d)          For the avoidance of doubt, the Company shall not be required to include any financial information that would be required by Items 3-10 or 3-16 of Regulation S-X in any reports required hereby, including separate financial statements for any Subsidiary Guarantor, and shall not be required to provide any assessment by management of the Company’s disclosure controls and procedures or internal control over financial reporting.  The Company and the Guarantors will comply also with applicable provisions of Trust Indenture Act Section 314(a).

Section 3.9           Listing.  In the event that the notes are listed on the SGX-ST, the Company shall use its commercially reasonable best efforts to maintain such listing so long as the Company has not in good faith determined that maintaining such listing is unduly burdensome.

Section 3.10         Additional Amounts.

(a)          All payments in respect of the Notes shall be made free and clear of, and without any deduction or withholding for or on account of, any present or future taxes, duties, levies, imposts, assessments or other government charges and any interest, penalties or other liabilities with respect thereof (collectively, “Taxes”), unless the withholding or deduction of such Taxes is required by law or the official interpretation thereof, or by the administration thereof or pursuant to any agreement between us and any taxing authority.  If the Company is required by any law of Chile, Argentina, Uruguay or Colombia, or any jurisdiction where the Company or any Subsidiary Guarantor is incorporated or resident for tax purposes or from or through which any payment in respect of the Notes is made by the Paying Agent, the Company or any Subsidiary Guarantor, or any political subdivision thereof (each, a “Relevant Jurisdiction”) or any taxing authority of a Relevant Jurisdiction to withhold or deduct any Taxes from or in respect of any sum payable under the Notes, the Company shall (i) pay such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amounts receivable by Holders of any Notes, including any Additional Amounts, after such withholding or deduction shall equal the respective amounts which would have been receivable by such Holder in respect of the Notes in the absence of such withholding or deduction, (ii) make such withholding or deduction, and (iii) pay the full amount withheld or deducted to the relevant tax or other authority in accordance with applicable law, except that no such Additional Amounts shall be payable in respect of:

(i)          any present or future Taxes that would not have been imposed but for the existence of any present or former connection between the Holder (or a fiduciary, settlor, beneficiary, member or shareholder of the Holder) and the Relevant Jurisdiction (other than the mere receipt of a payment in respect of a Note, the mere ownership or holding of a Note or the enforcement of rights thereunder);

(ii)         any estate, inheritance, capital gains, excise, personal property tax, sales, transfer, gift or similar tax, assessment or other governmental charge imposed with respect to the Notes;

(iii)        any Taxes that would not have been imposed but for the failure of the Holder or any other Person to comply with any certification, identification or other reporting requirement concerning the nationality, residence, identity or connection with the Relevant Jurisdiction, for tax purposes, of the Holder or any beneficial owner of the Note if compliance is required by law, regulation or by an applicable income tax treaty to which the Relevant Jurisdiction is a party, as a precondition to exemption from, or reduction in the rate of, the Tax, and the Company has given the Holders reasonable notice, in writing, that Holders shall be required to provide such certification, identification or information;

(iv)        any Tax payable otherwise than by deduction or withholding from payments on or in respect of the Notes;

(v)          any present or future Taxes with respect to a Note presented for payment, where presentation is required, more than 30 days after (i) the date on which the payment became due and payable or (ii) the date on which payment thereof is duly provided for and notice is provided to Holders, whichever occurs later, except to the extent that the Holder of such Note would have been entitled to such Additional Amounts on presenting such Note for payment on any date during such 30-day period;

(vi)        any payment on or in respect of the Note to a Holder that is a fiduciary, a partnership or a person other than the sole beneficial owner of any such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such a partnership or the beneficial owner of the payment would not have been entitled to the Additional Amounts had the beneficiary, settlor, member or beneficial owner been the Holder of the Note; or

(vii)       in the case of any combination of the items listed in clause (i) through (vi) of this Section 3.10(a).

(b)          The Company shall provide the Trustee, within 60 days after the date the payment of any Taxes so deducted or withheld is due pursuant to applicable law, with either certified copies of tax receipts evidencing such payment by the Company an Officer’s Certificate evidencing the payment of Taxes in respect of which the Company has paid any Additional Amount.  The Company shall make copies of such documentation available to the Holders of the Notes or the relevant Paying Agent upon request.

(c)          In the event that Additional Amounts actually paid with respect to the Notes described in this Section 3.10 are based on rates of deduction or withholding of withholding Taxes in excess of the appropriate rate applicable to the Holder of such Notes, and, as a result thereof such Holder is entitled to make claim for a refund or credit of such excess from the Relevant Jurisdiction imposing such withholding Tax, then such Holder shall, to the extent legally permissible, by accepting such Notes, be deemed to have assigned and transferred all right, title, and interest to any such claim for a refund or credit of such excess to the Company, or any successor.

(d)          Any reference in this Indenture or the Notes to principal, premium, interest or any other amount payable in respect of the Notes by the Company shall be deemed also to refer to any Additional Amount that may be payable with respect to that amount under the obligations referred to in this Section 3.10.

(e)          The Company shall promptly pay when due any present or future stamp, court or similar documentary taxes or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery or registration of each Note or any other document or instrument referred to in this Indenture or such Note, excluding any such taxes, charges or similar levies imposed by any jurisdiction outside of a Relevant Jurisdiction except those resulting from, or required to be paid in connection with, the enforcement of such Note or any other such document or instrument after the occurrence or during the continuance of any Event of Default with respect to the Note in default.

(f)           In the event of any merger or other transaction permitted under Article Four, in which the Surviving Entity is organized and validly existing under the laws of a country other than the jurisdictions identified in Section 3.10(a), then all references to a Relevant Jurisdiction shall be deemed, for the avoidance of doubt, to include such country and any political subdivision thereof and any taxing authority of such country or any political subdivision therein or thereof.

Section 3.11          Limitation on Incurrence of Additional Indebtedness.

(a)          (i)Except as provided in Section 3.11(a)(iii), the Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness).

(ii)         As of the end of the quarter in which any sale of the Baluma Assets shall occur, and as of the end of each quarter thereafter, pursuant to the consolidated financial statements of the Company reported to the CMF, the Company shall have a Financial Ratio of no greater than 3.0 times; except such calculation shall be on a pro forma basis (excluding the effects of sale of the Baluma Assets) for the quarter in which the sale shall have occurred.

(iii)        Beginning in March 2024, unless there shall have been a sale of the Baluma Assets, the Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, incur or allow to exist any Indebtedness, which after giving effect to such new Indebtedness results in (i) a Financial Ratio of 6.5 times from March 2024, and until December 2025, (ii) a Financial Ratio of 6.0 times from March 2026, and until December 2026, and (iii) a Financial Ratio of 5.5 times from March 2027, and thereafter.

(b)          Notwithstanding Section 3.11(a), the Company and its Restricted Subsidiaries (other than Baluma S.A. and Enjoy Consultora S.A.), as applicable, may, at any time, Incur the following Indebtedness (“Permitted Indebtedness”):

(i)          Indebtedness (“Permitted Bank Indebtedness”) of the Company pursuant to Credit Facilities and any refinancing thereof; provided that the aggregate principal amount at any time outstanding does not exceed CLP$ 12.0 billion;

(ii)         Indebtedness in respect of the Notes and the Subsidiary Guarantees and the executive title (título ejecutivo) executed and issued by the Company in accordance with Section 11.1(a)(ii);

(iii)        Reorganization Plan New Permitted Indebtedness not in excess of the amounts thereof outstanding on the Issue Date;

(iv)        Hedging Obligations entered into by the Company and its Restricted Subsidiaries for bona fide hedging purposes and not for speculative purposes, including without limitation, Hedging Obligations with respect to the Notes;

(v)         intercompany Indebtedness between the Company and any Restricted Subsidiary or between any Restricted Subsidiaries; provided that such Indebtedness must be expressly subordinated to the prior payment in full of all obligations under the Notes and this Indenture, in the case of the Company, or a Subsidiary Guarantor’s Subsidiary Guarantee, in the case of a Subsidiary Guarantor; and provided further, that in the event that at any time any such Indebtedness ceases to be held by the Company or any Restricted Subsidiary, such Indebtedness shall be deemed to be Incurred by the Company or the relevant Restricted Subsidiary, as the case may be, and not permitted by this clause (v) at the time such event occurs;

(vi)        Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (including daylight overdrafts paid in full by the close of business on the day such overdraft was Incurred) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of receipt of notice of insufficient funds;

(vii)        Indebtedness of the Company or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit for the account of the Company or any Restricted Subsidiary, as the case may be, in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families, or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(viii)      Indebtedness in respect of letters of credit, bankers’ acceptances, performance bonds, completion guarantees, appeal bonds, judgment bonds, surety bonds, customs bonds and other similar bonds, instruments and reimbursement obligations Incurred by the Company or any Restricted Subsidiary consistent with past practice (other than for an obligation for borrowed money);

(ix)        Indebtedness of the Company or any of its Restricted Subsidiaries to the extent the net proceeds thereof are promptly used to redeem the Notes in full or deposited to defease or discharge the Notes, in each case in accordance with the terms of this Indenture;

(x)          Refinancing Indebtedness in respect of:

(A)         Indebtedness (other than Indebtedness owed to the Company or any Subsidiary of the Company) Incurred or allowed to exist pursuant to Section 3.11(a)(iii); or

(B)         Indebtedness Incurred pursuant to clause (iii) in respect of Performance Bonds and existing mortgages to which reference is made in the definition of Reorganization Plan New Permitted Indebtedness);

(xi)        [omitted];

(xii)       Indebtedness arising from agreements of the Company or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, gaming licenses or concessions, assets or Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness will at no time exceed the gross proceeds actually received by the Company and the Restricted Subsidiary in connection with such disposition;

(xiii)      the Guarantee by the Company or any Subsidiary Guarantor of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be Incurred by another provision of this Section 3.11;

(xiv)      Indebtedness represented by Capitalized Lease Obligations of the Company or any Subsidiary Guarantor;

(xv)       Indebtedness of the Company or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(xvi)      the issuance by any Restricted Subsidiary to the Company or to any of its Restricted Subsidiaries of Preferred Stock; provided, however, that any (i) subsequent issuance or transfer of equity interests that results in any such Preferred Stock being held by a Person other than the Company or a Restricted Subsidiary, or (ii) sale or other transfer of any such Preferred Stock to a Person that is not either the Company or a Restricted Subsidiary, shall be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (xvi); and

(xvii)     in addition to Indebtedness referred to in clauses (i) through (xvi) of this Section 3.11(b), Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any one time outstanding not to exceed up to CLP$ 40 billion or its other currency equivalent solely until March 2024 (subject to the restrictions in Section 3.11(a)(ii) and not including Reorganization Plan New Permitted Indebtedness or Indebtedness incurred by Baluma as permitted by Section 3.11(c)(ii).

(c)          Notwithstanding Section 3.11(a), Baluma S.A. and Enjoy Consultora S.A. may incur, at any time, the following Indebtedness:

(i)          Indebtedness in respect of the Subsidiary Guarantees;

(ii)         Indebtedness of Baluma S.A. not to exceed: (i) US$ 15,000,000 at any time on or before November 30, 2021; and (y) US$ 10,000,000 from and after December 1, 2021; less (in each case) any Indebtedness incurred pursuant to Section 3.11(c)(vi);

(iii)        intercompany Indebtedness between Baluma S.A. or Enjoy Consultora S.A. and the Company or a Subsidiary Guarantor; provided that such Indebtedness must be expressly subordinated to the prior payment in full of all obligations under any Subsidiary Guarantee granted by Baluma S.A. or Enjoy Consultora S.A.; and provided further, that in the event that at any time any such Indebtedness ceases to be held by the Company or such Subsidiary Guarantor, such Indebtedness shall be deemed to be Incurred by Baluma S.A. or Enjoy Consultora S.A., as the case may be, and not permitted by this clause (iii) at the time such event occurs;

(iv)        Indebtedness of Baluma S.A. or Enjoy Consultora S.A. arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (including daylight overdrafts paid in full by the close of business on the day such overdraft was Incurred) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of receipt of notice of insufficient funds;

(v)         Indebtedness of Baluma S.A. or Enjoy Consultora S.A. constituting reimbursement obligations with respect to letters of credit for the account of Baluma S.A. or Enjoy Consultora S.A., as the case may be, in respect of workers’ compensation claims, health, disability or other benefits to employees or former employees or their families, or payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(vi)        Indebtedness in respect of letters of credit, bankers’ acceptances, performance bonds, completion guarantees, appeal bonds, judgment bonds, surety bonds, customs bonds and other similar bonds, instruments and reimbursement obligations Incurred by Baluma S.A. or Enjoy Consultora S.A. consistent with past practice (other than for an obligation for borrowed money);

(vii)       Indebtedness of Baluma S.A. or Enjoy Consultora S.A. to the extent the net proceeds thereof are promptly used to redeem the Notes in full or deposited to defease or discharge the Notes, in each case in accordance with the terms of this Indenture; and

(viii)      Indebtedness of Baluma S.A. or Enjoy Consultora S.A. consisting of the financing of insurance premiums, in the ordinary course of business.

(d)          For purposes of determining compliance with, and the outstanding principal amount of, any particular Indebtedness Incurred pursuant to and in compliance with this Section 3.11:

(i)          the outstanding principal amount of any item of Indebtedness shall be counted only once;

(ii)         in the event that an item of Indebtedness meets the criteria of Section 3.11(a) or more than one of the categories of Permitted Indebtedness described in Section 3.11(b)(i) through 3.11(b)(xvii), the Company may, in its sole discretion, divide and classify (or at any time reclassify) such item of Indebtedness in any manner that complies with this Section 3.11;

(iii)        Indebtedness permitted by this Section 3.11 need not be permitted solely by reference to one provision permitting such Indebtedness, but may be permitted in part by such provision and in part by one or more other provisions of this Section 3.11 permitting such Indebtedness;

(iv)        the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with IFRS;

(v)         Guarantees of, or obligations in respect of letters of credit or similar instruments relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included; and

(vi)        the accrual of interest, the accretion or amortization of original issue discount, the payment of regularly scheduled interest in the form of additional Indebtedness of the same instrument or the payment of regularly scheduled dividends on Disqualified Capital Stock in the form of additional Disqualified Capital Stock with the same terms shall not be deemed to be an Incurrence of Indebtedness for purposes of this Section 3.11; provided that any such outstanding additional Indebtedness or Disqualified Capital Stock paid in respect of Indebtedness Incurred pursuant to any provision of Section 3.11(b) shall be counted as Indebtedness outstanding thereunder for purposes of any future Incurrence under such provision.

(e)          For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a non-U.S. currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred or, in the case of revolving credit Indebtedness, first committed; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a non-U.S. currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.  Notwithstanding any other provision of this Section 3.11, the maximum amount of Indebtedness that the Company may Incur pursuant to this Section 3.11 shall not be deemed to be exceeded solely as a result of fluctuations in the exchange rate of currencies.  The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such Refinancing Indebtedness is denominated that is in effect on the date of such refinancing.

Section 3.12          Limitation on Restricted Payments.

(a)          The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, take any of the following actions (each, a “Restricted Payment”):

(i)          declare or pay any dividend or return of capital or make any distribution on or in respect of shares of Capital Stock of the Company or any Restricted Subsidiary to holders of such Capital Stock, other than:

(A)         dividends or distributions payable in Qualified Capital Stock of the Company;

(B)         dividends or distributions payable to the Company and/or a Restricted Subsidiary; or

(C)         dividends, distributions or returns of capital made on a pro rata basis to the Company and its Restricted Subsidiaries, on the one hand, and minority holders of Capital Stock of a Restricted Subsidiary, on the other hand (or on a less than pro rata basis to any minority holder);

(ii)         purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company held by Persons other than the Company or any of its Restricted Subsidiaries;

(iii)        make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, as the case may be (other than a principal payment, purchase, repurchase, redemption, defeasance or other acquisition or retirement for value in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such purchase, repurchase, redemption, defeasance or other acquisition or retirement), any Subordinated Indebtedness;

(iv)        make any Investment (other than Permitted Investments);

(v)          effect or make any redemption, prepayment or repurchase by the Company, its Restricted Subsidiaries or the Subsidiary Guarantors of the Reorganization Plan New Permitted Indebtedness (other than (x) any payment of bank claims in the Reorganization Plan by the delivery of the Fixed Income Tranche C Bond, (y) repayment of unsecured credits under the Reorganization Plan through the delivery of the

Convertible Tranche A-1, Convertible Tranche A-2 and Fixed Income Tranche Bond B, and (z) repayment of the Bridge Loan Notes in accordance with their terms or the exchange of the Bridge Loan Notes for the Convertible Tranche D or Conversion Shares (as defined in the Convertible Tranche D), all in accordance with the Reorganization Plan) prior to the redemption or payment in full of all Obligations under the Notes; and

(vi)       effect or make any redemption, prepayment or repurchase by the Company or its Restricted Subsidiaries or the Subsidiary Guarantors of the Performance Bonds prior to their Stated Maturity as originally established pursuant to the Reorganization Plan unless such Performance Bonds are contemporaneously replaced with new Performance Bonds for an equal or lesser amount.

(b)          Notwithstanding Section 3.12(a), this Section 3.12 does not prohibit:

(i)          the payment of any dividend or the consummation of any irrevocable redemption within 60 days after the date of declaration or the giving of irrevocable notice of such redemption, as applicable, if the dividend or redemption would have been permitted on the date of declaration or the giving of irrevocable notice thereof, as applicable, pursuant to this Indenture;

(ii)         [omitted];

(iii)        [omitted];

(iv)        [Omitted];

(v)          [Omitted];

(vi)        (A)         the declaration and payment of mandatory dividends in an amount equivalent to not more than 30% of the net profits (as defined under Chilean corporate law) of the Company or any Restricted Subsidiary that is a publicly traded stock corporation, to the extent required by Article 79 of the Chilean Corporations Law (Law No. 18,046 of Chile) (or any successor thereto); provided that the payment of such amounts is in compliance with Chilean corporate law and the bylaws of the Company or such Restricted Subsidiary, as applicable, and that the shareholders of the Company or such Restricted Subsidiary, as applicable, have not unanimously agreed to forego such dividend or a portion thereof;

(B)         the declaration and payment of dividends by the Company in excess of dividends permitted by clause (vi)(A) shall be allowed but not (together in amount with any mandatory dividends paid as provided in subclause (A) above) in excess of net profits (for the avoidance of doubt, net profits being after offsetting all cumulative losses), provided that (i) such dividends do not result in any Capital Reduction, (ii) the payment of such amounts is in compliance with Chilean corporate law and the bylaws of the Company or its Restricted Subsidiaries, as applicable, and (iii) the Company, the Restricted Subsidiaries and the Subsidiary Guarantors are in compliance with this Indenture at the time of any declaration and payment of such dividends, including that no Event of Default exists at the time of any declaration and payment of such dividends or would exist after the declaration or payment of such dividends (or, in either case, may exist with the passage of any applicable grace period for such Event of Default);

(vii)       payments or distributions to dissenting stockholders pursuant to applicable law, as a result of or in connection with a consolidation, amalgamation, merger or transfer of all or substantially all of the assets of the Company and the Restricted Subsidiaries, taken as a whole, that complies with Section 4.1; provided that as a result of such consolidation, amalgamation, merger or transfer of assets, the Company shall have made a Change of Control Offer (if required by this Indenture) and that all Notes tendered by Holders in connection with such Change of Control Offer have been repurchased, redeemed or acquired for value;

(viii)      [omitted];

(ix)        the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness required pursuant to Section 3.7 and Section 3.13; provided that there is a concurrent or prior Change of Control Offer or Asset Sale Offer, as applicable, and all notes validly tendered by Holders of the notes in connection with such Change of Control Offer or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value; and

(x)          if no Default or Event of Default has occurred and is continuing or would exist after giving pro forma effect thereto, Restricted Payments in an amount which, when taken together with all Restricted Payments made pursuant to this clause (x) does not exceed U.S.$10.0 million (or the equivalent thereof in other currencies).

(c)          In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date, amounts expended pursuant to Section 3.11(b)(i) (without duplication for the declaration of the relevant dividend), Section 3.11(b)(iv), Section 3.11(b)(vi), Section 3.11(b)(vii) and Section 3.11(b)(ix) above shall be included in such calculation and amounts expended pursuant to clauses Section 3.11(b)(ii), Section 3.11(b)(iii), Section 3.11(b)(v), Section 3.11(b)(viii) and Section 3.11(b)(x) above shall not be included in such calculation.

(d)          The amount of any Restricted Payments not in cash shall be the Fair Market Value on the date of such Restricted Payment of the property, assets or securities proposed to be paid, transferred or issued by the Company or the relevant Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment.

Section 3.13          Limitation on Asset Sales. The provisions of this Section 3.13 shall apply to any Asset Sale other than a Special Asset Sale, which shall be governed by Section 3.26.

(a)          The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(i)          the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (such Fair Market Value to be determined on the date such Asset Disposition is contractually agreed upon) of the assets sold or otherwise disposed of; and

(ii)          at least 75% of the consideration received for the assets sold by the Company or the Restricted Subsidiary, as the case may be, in the Asset Sale is in the form of (1) cash or Cash Equivalents; (2) assets (other than current assets as determined in accordance with IFRS or Capital Stock) to be used by the Company or any Restricted Subsidiary in a Permitted Business; (3) Capital Stock in a Person that will become a Restricted Subsidiary as a result of such Asset Sale; or (4) a combination of cash, Cash Equivalents and such assets.  For purposes of this clause (ii), the assumption by the purchasers of Indebtedness or other liabilities or obligations (other than Subordinated Debt or other liabilities or obligations that are by their terms subordinated to the Notes) of the Company or a Restricted Subsidiary, and instruments or securities received from the purchasers that are promptly, but in any event within 90 days of their receipt, converted by the Company or a Restricted Subsidiary to cash, to the extent of the cash actually so received, shall be considered cash received at closing;

provided, however, that none of the Company nor any of its Restricted Subsidiaries may consummate an Asset Sale with respect to any assets or property comprising the Collateral (except a Special Asset Sale in accordance with Section 3.26), unless such transaction is permitted under the applicable Security Documents.

(b)          The Company or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds of any Asset Sale within 365 days thereof to:

(i)          repay, prepay or purchase the Notes (with priority to the Tranche A Notes);

(ii)         purchase assets (other than current assets as determined in accordance with IFRS or Capital Stock) to be used by the Company or any Restricted Subsidiary in a Permitted Business; or Capital Stock of a Person that will become, upon purchase, a Restricted Subsidiary, from a Person other than the Company and its Restricted Subsidiaries;

(iii)        make capital expenditures (including expenditures for maintenance, repair or improvement of existing properties or assets); and

(iv)        any combination of Section 3.13(b)(i) through Section 3.13(b)(iii);

provided that, in the case of Section 3.13(b)(ii) above, a binding commitment shall be treated as a permitted application of the Net Cash Proceeds from the date of such commitment.  In the event such binding commitment is later canceled or terminated for any reason before such Net Cash Proceeds are so applied, such Net Cash Proceeds shall be applied, as set forth in clauses (i) through (iv), within the later of (i) 365 from the applicable Asset Sale and (ii) 120 days after the cancellation or termination of such binding commitment.

(c)          To the extent all or a portion of the Net Cash Proceeds of any Asset Sale are not applied described in Section 3.13(b)(i) through Section 3.13(b)(iv) within the relevant period set forth in Section 3.13(b) (any such Net Cash Proceeds not so applied, “Excess Proceeds”), the Company shall make an offer (within 15 Business Days of such 365th day (subject to deferral as described in Section 3.13(d))) in an amount equal to the Excess Proceeds (the “Asset Sale Offer”) to purchase Notes (with priority to the Tranche A Notes), at a purchase price equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest thereon, to, but not including, the purchase date (the “Asset Sale Offer Amount”).  The Company shall purchase pursuant to an Asset Sale Offer from all tendering Holders on a pro rata basis (with priority to the Tranche A Notes) that principal amount of Notes equal to such Excess Proceeds.  The Company may satisfy its obligations under this Section 3.13(c) with respect to the Net Cash Proceeds of an Asset Sale by making an Asset Sale Offer prior to the expiration of the relevant period set forth in Section 3.13(b).

(d)          The Company may defer an Asset Sale Offer until there is an aggregate amount of Excess Proceeds from one or more Asset Sales equal to or in excess of U.S.$15.0 million (or the equivalent in other currencies).  At that time, the entire amount of Excess Proceeds, and not just the amount in excess of U.S.$15.0 million (or the equivalent in other currencies), shall be applied as required pursuant to this Section 3.13.

(e)          Pending application in accordance with this Section 3.13, Net Cash Proceeds may be applied to temporarily reduce revolving credit borrowings that can be reborrowed or Invested in Cash Equivalents.

(f)          Each notice of an Asset Sale Offer shall state, among other things, the purchase date, which must be at least 30 and not more than 60 days from the date the notice is given, other than as may be required by law (the “Asset Sale Offer Payment Date”).  Upon receiving notice of an Asset Sale Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of U.S.$1.00 in exchange for cash; provided that the principal amount of such tendering Holder’s Note will not be less than U.S.$1.00.  If the Asset Sale Payment Date is on or after a regular record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered as of the close of business on such regular record date, and no additional interest shall be payable to the Holders who tender Notes pursuant to the Asset Sale Offer.

(g)          On the Business Day immediately preceding the Asset Sale Offer Payment Date, the Company shall, to the extent lawful deposit with the Paying Agent funds in an amount equal to the Asset Sale Offer Amount in respect of all Notes or portions thereof so tendered.

(h)          On the Asset Sale Offer Payment Date, the Company shall, to the extent lawful:

(i)          accept for payment all Notes or portions thereof properly tendered pursuant to the Asset Sale Offer; and

(ii)          deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

(i)           To the extent that Holders of Notes which are the subject of an Asset Sale Offer properly tender and do not withdraw Notes in an aggregate amount exceeding the amount of Excess Proceeds, the Company shall purchase the Notes on a pro rata basis (based on amounts tendered, but with priority to the Tranche A Notes).  If only a portion of a Note is purchased pursuant to an Asset Sale Offer, a new Note in a principal amount equal to the portion thereof not purchased shall be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note shall be made, as appropriate).  Notes (or portions thereof) purchased pursuant to an Asset Sale Offer shall be cancelled and cannot be reissued.

(j)           Upon completion of an Asset Sale Offer, the amount of Net Cash Proceeds and Excess Proceeds shall be reset at zero.  Accordingly, to the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the aggregate amount of Excess Proceeds, the Company and its Restricted Subsidiaries may use any remaining Net Cash Proceeds in any manner not prohibited by this Indenture.

(k)          If at any time any non-cash consideration received by the Company or any Restricted Subsidiary, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any non-cash consideration), the conversion or disposition shall be deemed to constitute an Asset Sale hereunder and the Net Cash Proceeds thereof shall be applied in accordance with this covenant within 365 days of conversion or disposition.

(l)           The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent any such rule, laws and regulations are applicable in connection with the purchase of Notes pursuant to an Asset Sale Offer.  To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 3.13, the Company shall comply with these laws and regulations and shall not be deemed to have breached its obligations under this Section 3.13 by doing so.

Section 3.14         Events of License Loss.

(a)          Within 180 days after the occurrence of an Event of License Loss, the Company shall make an offer (the “Event of License Loss Offer”), in an amount equal to the Event of License Loss Offer Amount, to purchase Notes at a purchase price equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest thereon, to, but not including, the purchase date.  The Company shall purchase pursuant to an Event of License Loss Offer from all tendering Holders on a pro rata basis an aggregate principal amount of Notes equal to such Event of License Loss Offer Amount.

(b)          The Company shall fund the Event of License Loss Offer using only any combination of:

(i)          the Net Cash Proceeds of an Event of License Loss Sale; and

(ii)          the net cash proceeds from any contribution to the Capital Stock of the Company (not representing an interest in Disqualified Capital Stock) or issuance and sale of Qualified Capital Stock of the Company, in each case subsequent to the Issue Date, excluding any such net cash proceeds (x) received from a Subsidiary of the Company, or (y) used to acquire Capital Stock or other assets from an Affiliate of the Company;

(c)          Following the consummation of an Event of License Loss Sale, the Company shall consummate the purchase of any Notes tendered pursuant to the Event of License Loss Offer prior to the repurchase, redemption or other acquisition or retirement for value of any other Indebtedness, provided that, for the avoidance of doubt, this Section 3.14(c) shall not restrict the Company from complying with obligations under other Indebtedness arising prior to such Event of License Loss Sale.

(d)          Each notice of an Event of License Loss Offer shall state, among other things, the purchase date, which must be at least 30 and not more than 60 days from the date the notice is given, other than as may be required by law (the “Event of License Loss Payment Date”).  Upon receiving notice of an Event of License Loss Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of U.S.$1.00 in exchange for the cash purchase price (net of any capital gains taxes, if applicable); provided that the principal amount of such tendering Holder’s Note shall not be less than U.S.$1.00.  If the Event of License Loss Payment Date is on or after a regular record date and on or before the related interest payment date, any accrued and unpaid interest shall be paid to the Person in whose name a Note is registered as of the close of business on such regular record date, and no additional interest shall be payable to the Holders who tender Notes pursuant to the Event of License Loss Offer.

(e)          On the Business Day immediately preceding the Event of License Loss Payment Date, the Company shall, to the extent lawful, deposit with the Paying Agent funds in an amount equal to the Event of License Loss Offer Amount in respect of all Notes or portions thereof so tendered.

(f)           On the Event of License Loss Payment Date, the Company shall, to the extent lawful:

(i)          accept for payment all Notes or portions thereof properly tendered pursuant to the Event of License Loss Offer up to the Event of License Loss Offer Amount; and

(ii)         deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

(g)          To the extent that Holders of Notes which are the subject of an Event of License Loss Offer properly tender and do not properly withdraw Notes in an aggregate amount exceeding the Event of License Loss Offer Amount, the Company shall purchase the Notes on a pro rata basis (based on amounts tendered, but with priority to the Tranche A Notes).  If only a portion of a Note is purchased pursuant to an Event of License Loss Offer, a new Note in a principal amount equal to the portion thereof not purchased shall be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note shall be made, as appropriate).  Notes (or portions thereof) purchased pursuant to an Event of License Loss Offer shall be cancelled and cannot be reissued.

(h)          The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent any such rule, laws and regulations are applicable in connection with the purchase of Notes pursuant to an Event of License Loss Offer.  To the extent that the provisions of any applicable securities laws or regulations conflict with this Section 3.14, the Company shall comply with these laws and regulations and shall not be deemed to have breached its obligations under this Section 3.14 by doing so.

Section 3.15          Limitation on Sale and Leaseback Transactions.

(a)          The Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale and Leaseback Transaction with respect to any property or asset unless,

(i)          the Company or the Restricted Subsidiary would be entitled to,

(A)         Incur Indebtedness in an amount equal to the Attributable Indebtedness with respect to such Sale and Leaseback Transaction pursuant to Section 3.11, and

(B)         Create a Lien on such property or asset securing such Attributable Indebtedness without equally and ratably securing the Notes pursuant to Section 3.18, in which case, the corresponding Indebtedness and Lien shall be deemed Incurred pursuant to those provisions, and

(ii)         the Company complies with Section 3.13 and, if applicable, Section 3.26 with respect to such transaction.

Section 3.16          Limitation on Designation of Unrestricted Subsidiaries.

(a)          The Company may designate after the Issue Date any Subsidiary of the Company as an “Unrestricted Subsidiary” under this Section 3.16 (an “Unrestricted Subsidiary Designation”) only if:

(i)          no Default or Event of Default has occurred and is continuing at the time of or after giving effect to such Unrestricted Subsidiary Designation and any transactions between the Company or any of its Restricted Subsidiaries and such Unrestricted Subsidiary are in compliance with Section 3.19; and

(ii)         the Company would be permitted to make an Investment at the time of such Unrestricted Subsidiary Designation (assuming the effectiveness of such Unrestricted Subsidiary Designation and treating such Unrestricted Subsidiary Designation as an Investment at the time of such Unrestricted Subsidiary Designation) as a Restricted Payment pursuant Section 3.12(a) or a Permitted Investment in an amount (the “Designation Amount”) equal to the amount of the Company’s Investment in such Subsidiary on such date.

(b)          The Company may revoke any Unrestricted Subsidiary Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) only if:

(i)          no Default or Event of Default has occurred and is continuing at the time of and after giving effect to such Revocation; and

(ii)         all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of this Indenture.

(c)          Upon a Restricted Subsidiary becoming an Unrestricted Subsidiary,

(i)          all existing Investments of the Company and the Restricted Subsidiaries therein (valued at the Company’s proportional share of the Fair Market Value of its assets less liabilities) shall be deemed made at that time;

(ii)         all existing Capital Stock or Indebtedness of the Company or a Restricted Subsidiary held by it shall be deemed Incurred at that time, and all Liens on property of the Company or a Restricted Subsidiary held by it shall be deemed Incurred at that time;

(iii)        all currently existing transactions between it and the Company or any Restricted Subsidiary shall be deemed entered into at that time;

(iv)        it is released at that time from its Subsidiary Guarantee, if any; and

(v)         it shall cease to be subject to the provisions of this Indenture as a Restricted Subsidiary.

(d)          Upon an Unrestricted Subsidiary becoming, or being deemed to become, a Restricted Subsidiary,

(i)          all of its Indebtedness and Disqualified or Preferred Stock shall be deemed Incurred at that time for purposes of Section 3.11;

(ii)         Investments therein previously charged under Section 3.12 shall be credited thereunder;

(iii)        it may be required to issue a Subsidiary Guarantee; and

(iv)        it shall thenceforward be subject to this Indenture as a Restricted Subsidiary.

(e)          An Unrestricted Subsidiary Designation shall be deemed to include the designation of all of the Subsidiaries of such Subsidiary as Unrestricted Subsidiaries.  All Unrestricted Subsidiary Designations and Revocations, other than those made on the Issue Date pursuant to this Indenture, must be evidenced by Board Resolutions of the Company’s Board of Directors and an Officer’s Certificate, delivered to the Trustee certifying compliance with the preceding provisions.

Section 3.17         Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a)          Except as provided in Section 3.17(b), the Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(i)          pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any other Restricted Subsidiary or pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(ii)         make loans or advances to, or Guarantee any Indebtedness or other obligations of, or make any Investment in, the Company or any other Restricted Subsidiary; or

(iii)        transfer any of its property or assets to the Company or any other Restricted Subsidiary.

(b)          Section 3.17(a) shall not apply to encumbrances or restrictions existing under or by reason of:

(i)          applicable law, rule, regulation or order, including encumbrances or restrictions imposed by any gaming authority or contained in any Gaming License;

(ii)         this Indenture, the Notes, the Subsidiary Guarantees or the Security Documents;

(iii)        the terms of (A) any Indebtedness (i) outstanding on the Issue Date and (ii) where such encumbrance or restriction applies only in the event of a payment default or a default with respect to a financial covenant, the encumbrance or restriction is not materially more disadvantageous to Holders of the Notes than is customary in comparable financings (as determined by the Company in good faith) and in respect of which the Company delivers an Officer’s Certificate to the Trustee to the effect that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes and (B) the second priority Lien on the Coquimbo Real Estate and the Pucón Real Estate in favor of the holders of the Chilean Bonds;

(iv)        the terms of any binding agreement with respect to any Restricted Subsidiary relating to its Capital Stock or assets in effect on the Issue Date, and any amendments or restatements thereof; provided that any amendment or restatement is not materially more restrictive with respect to such encumbrances or restrictions than those in existence on the Issue Date;

(v)         restrictions on the disposition or transfer of assets subject to any Permitted Lien;

(vi)       customary provisions restricting the ability of any Restricted Subsidiary to undertake any action described in clauses (a)(i) through (a)(iii) of this Section 3.17(b) in joint venture agreements and other similar agreements entered into in the ordinary course of business and with the approval of the Company’s Board of Directors;

(vii)      customary restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business;

(viii)          customary non-assignment provisions of any license agreement or other contract and customary provisions restricting assignment or subletting in any lease governing a leasehold interest of any Restricted Subsidiary, or any customary restriction on the ability of a Restricted Subsidiary to dividend, distribute or otherwise transfer any asset that is subject to a Lien that secures Indebtedness, in each case permitted to be Incurred under this Indenture;

(ix)          restrictions with respect to a Restricted Subsidiary imposed pursuant to a binding agreement which has been entered into for the sale or disposition of Capital Stock or assets of such Restricted Subsidiary; provided that such restrictions apply solely to the Capital Stock or assets of such Restricted Subsidiary being sold;

(x)        customary restrictions imposed on the transfer of copyrighted or patented materials;

(xi)       Purchase Money Indebtedness and Capitalized Lease Obligations that impose encumbrances and restrictions only on the assets so acquired or subject to lease;

(xii)      restrictions (A) with respect to any Person, or to the property or assets of any Person, at the time the Person is acquired by the Company or any Restricted Subsidiary, or (B) with respect to any Unrestricted Subsidiary at the time it is designated or is deemed to become a Restricted Subsidiary, which encumbrances or restrictions (i) are not applicable to any other Person or the property or assets of any other Person and (ii) were not put in place in anticipation of such event;

(xiii)      customary restrictions on cash or Cash Equivalents pursuant to Hedging Obligations; and

(xiv)       an agreement that amends, extends, renews, refinances or replaces an agreement referred to in clauses (i)—(xiv) of this Section 3.17(b); provided that such agreement is, taken as a whole, not materially more restrictive with respect to such encumbrances or restrictions than those contained in the agreement that it amends, extends, renews, refinances or replaces.

Section 3.18         Limitation on Liens.

(a)          The Company shall not, and shall not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, Incur any Liens of any kind (except for Permitted Liens) against or upon any of their respective properties or assets, whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, to secure any Indebtedness or trade payables, unless contemporaneously therewith effective provision is made to secure the Notes, the Subsidiary Guarantees and all other amounts due under this Indenture equally and ratably with such Indebtedness or other obligation (or, in the event that such Indebtedness is subordinated in right of payment to the Notes or the Subsidiary Guarantees prior to such Indebtedness or other obligation) with a Lien on the same properties and assets securing such Indebtedness or other obligation for so long as such Indebtedness or other obligation is secured by such Lien; provided, however, that none of the Company nor any of its Restricted Subsidiaries shall Incur, permit or suffer to exist any Liens (i) on any of the Collateral, unless such transaction is permitted under the applicable Security Documents, or (ii) on the Baluma Assets, in each case other than Collateral Permitted Liens.

(b)          With respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the Incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.  The “Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of Capital Stock of the Company, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

Section 3.19         Limitation on Transactions with Affiliates.

(a)          The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), unless:

(i)          the terms of such Affiliate Transaction are no less favorable than those that could reasonably be expected to be obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of the Company;

(ii)         in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of U.S.$5.0 million (or the equivalent in other currencies), the terms of such Affiliate

Transaction shall be approved by a majority of the members of the Company’s Board of Directors (including a majority of the disinterested members thereof, if any), the approval to be evidenced by a Board Resolution stating that the Board of Directors has determined that such transaction complies with clause (i) of this Section 3.19(a); and

(iii)        in the event that such Affiliate Transaction involves aggregate payments, or transfers of property or services with a Fair Market Value, in excess of U.S.$10.0 million (or the equivalent in other currencies), the Company will, prior to the consummation thereof, obtain a favorable opinion as to the fairness of such Affiliate Transaction to the Company and any such Restricted Subsidiary, if any, from a financial point of view from an Independent Financial Advisor and deliver the same to the Trustee.

(b)          Section 3.19(a) shall not apply to:

(i)          Transactions involving aggregate consideration of less than U.S. $1.5 million.

(ii)         Affiliate Transactions with or among the Company and any Restricted Subsidiary or between or among Restricted Subsidiaries (including, in either case, any entity that becomes a Restricted Subsidiary as a result of such transaction);

(iii)        Reasonable fees and compensation paid to, and any indemnity provided on behalf of, officers, directors and employees of the Company or any Restricted Subsidiary;

(iv)         Affiliate Transactions undertaken pursuant to the terms of any agreement or arrangement to which the Company or any of its Restricted Subsidiaries is a party as of or on the Issue Date, as these agreements or arrangements may be amended, modified, supplemented, extended, renewed or replaced from time to time; provided that any future amendment, modification, supplement, extension, renewal or replacement entered into after the Issue Date shall be permitted to the extent that its terms are not more materially disadvantageous to the Company or to Holders of the Notes than the terms of the agreements or arrangements in effect on the Issue Date;

(v)         The entering into of a customary agreement providing registration rights to the shareholders of the Company and the performance of such agreements;

(vi)        Transactions or payments, including grants of securities, stock options and similar rights, pursuant to any employee, officer or director compensation or benefit plans or arrangements entered into in the ordinary course of business or approved by the Company’s Board of Directors in good faith;

(vii)       Any employment, business-expense reimbursement or severance agreements entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(viii)      Any Restricted Payments made in compliance with Section 3.12 and Permitted Investments;

(ix)        Any issuance of equity interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(x)         Any contribution to the capital of the Company;

(xi)        (A) Affiliate Transactions with customers, clients, suppliers or purchasers or sellers of goods or services, or Affiliate Transactions otherwise relating to the purchase or sale of goods or services, in each case in accordance with past practice and otherwise in compliance with the terms of this Indenture, which are fair to the Company and the applicable Restricted Subsidiaries in the reasonable determination of the Board of Directors of the Company or senior management, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (B) Affiliate Transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business and consistent with past practice or industry norm; provided that, in the case of both (A) and (B), such Affiliate Transactions do not involve aggregate payments or transfers of property or services with a Fair Market Value in excess of U.S.$5.0 million; and

(xii)       Loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary in the ordinary course of business and not exceeding U.S.$1,500,000 (or the equivalent in other currencies) outstanding at any one time.

(c)          Notwithstanding the provisions of this Section 3.19, any Special Asset Sale shall be governed by Section 3.26.

Section 3.20         Conduct of Business.  The Company and its Restricted Subsidiaries shall not engage in any business other than a Permitted Business, except to such extent as would not be material to the Company and the Restricted Subsidiaries taken as a whole.

Section 3.21         Payments for Consent.  Neither the Company nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any terms or provisions of this Indenture, the Security Documents or the Notes, unless the consideration is offered to be paid or agreed to be paid to all Holders of the Notes which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 3.22         Covenant Suspension.

(a)          If on any date following the Issue Date (i) the Notes have Investment Grade Ratings from at least two Rating Agencies, and (ii) no Default has occurred and is continuing under this Indenture (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a “Covenant Suspension Event”), the Company and its Restricted Subsidiaries shall not be subject to the following covenants (collectively, the “Suspended Covenants”):

(i)          [Omitted];

(ii)          [Omitted];

(iii)        Section 3.13 (Limitation on Asset Sales); however, for the avoidance of doubt, Section 3.26 (Special Asset Sales) shall not be a Suspended Covenant;

(iv)        Section 3.14 (Events of License Loss);

(v)         Section 3.16 (Limitation on Designation of Unrestricted Subsidiaries);

(vi)        Section 3.17 (Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries);

(vii)       [Omitted];

(viii)      Section 4.1(a)(ii) (Merger, Consolidation and Sale of Assets); and

(ix)        Section 12.6 (Additional Subsidiary Guarantors).

(b)          In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants under this Indenture for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) at least two Rating Agencies no longer give the Notes an Investment Grade Rating, then the Company and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants under this Indenture.

(c)          The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to in this Indenture as the “Suspension Period.” In the event of any such reinstatement of the Suspended Covenants on a Reversion Date, no action taken or omitted to be taken by the Company or any of its Restricted Subsidiaries in respect of the Suspended Covenants during the Suspension Period shall give rise to a Default or Event of Default under this Indenture or the Notes.  On the Reversion Date, (1) with respect to Restricted Payments made after the Reversion Date, the amount available to be made as Restricted Payments shall be calculated as though Section 3.12 had been in effect prior to, but not during, the Suspension Period, provided that any Subsidiaries designated as Unrestricted Subsidiaries during the Suspension Period shall automatically be deemed to be Restricted Subsidiaries on the Reversion Date (subject to the Company’s right to subsequently designate them as Unrestricted Subsidiaries pursuant to Section 3.16), (2) all Indebtedness Incurred, or Disqualified Capital Stock or Preferred Stock issued, during the Suspension Period shall be classified to have been Incurred or issued pursuant to Section 3.11(b)(iii), and (3) the Net Cash Proceeds from all Asset Sales not applied in accordance with Section 3.13 shall be deemed to be reset to zero.

(d)          The Company will promptly deliver an Officer’s Certificate notifying the Trustee of the commencement or termination of any Suspension Period or Reversion Date. The Trustee shall have no obligation to independently determine or verify if such events have occurred or notify the Holders of any Covenant Suspension Event, Suspended Covenants, Suspension Period or Reversion Date.

Section 3.23         Further Assurances.  The Company and the Subsidiary Guarantors shall execute any and all further documents, agreements and instruments, and take all further actions that may be required under applicable law, or that the Collateral Agent may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests and Liens created or intended to be created by the Security Documents in the Collateral.  Such security interests and Liens shall be created under the Security Documents and other security agreements and other instruments and documents in form and substance reasonably necessary to grant a security interest and Lien to the Collateral Agent to secure the Obligations under this Indenture, the Notes, the Subsidiary Guarantees and the Security Documents.

Section 3.24         Step-Up Payments.

(a)          In the event that the Company fails to create and perfect the Liens on the Collateral on or before the date that is 180 days after the Issue Date, the interest rate otherwise payable on the Notes shall increase by an amount equal to 2.00% per annum (the “Step-Up”) of the aggregate principal amount of Notes held as of the record date preceding the next subsequent interest payment date thereafter.  The Step-Up shall continue to apply only on each subsequent day that the Company has not delivered to the Trustee and the Collateral Agent the documents referred to in Section 3.24(b).  The Step-Up shall be payable as an increase in the interest rate payable on the Notes for each relevant semi-annual period in the manner described under Section 3.1.  From and including the date of delivery of the documents referred to in Section 3.24(b), the Step-Up shall no longer apply and interest on the Notes for the remainder of such semi-annual period, and subsequently through the Maturity Date of the Notes, shall accrue at the Initial Interest Rate.

(b)          The Company shall deliver to the Trustee and the Collateral Agent upon creation and perfection of all Liens on the Collateral:  (i) an Officer’s Certificate to the effect that all liens on the Collateral have been created and perfected and a Step-Up is no longer due, (ii) copies of each of the relevant Security Documents, duly executed, together with copies of the documents evidencing registration of each of the Security Documents, as applicable, and (iii) Opinions of Counsel independent of the Company that all Liens on the Collateral have been created and perfected in accordance with Chilean or Uruguayan law, as the case may be.  Immediately upon delivery of the items required by this Section 3.24(b), any applicable Step-Up shall cease to be in effect.  To the extent the Company has not delivered such documents to the Trustee and the Collateral Agent on or before the date that is 180 days after the Issue Date, interest payable on the Notes for each day thereafter shall include the Step-Up, until, but not including, the day such documents are delivered.

(c)          The Trustee and the Collateral Agent shall have no duty to independently determine whether a Step-Up is due.

Section 3.25         Capital Reductions. So long as the Notes are outstanding and any Obligation under the Notes, this Indenture or the Security Documents remains unpaid or unsatisfied, (i) the Company or its Restricted Subsidiaries shall not approve, declare, make or pay (all of the following being referred to herein as a “Capital Reduction”) any capital reduction or any distribution to the shareholders of the Company as a result of a capital reduction, share repurchase or any other equivalent corporate decision having the effect of reducing the capital of the Company or any Restricted Subsidiary, except for mandatory capital reductions required pursuant to the Chilean Corporations Law, or (ii) reduce its capital to absorb accumulated losses.

Section 3.26         Special Asset Sale/Redemption.

(a)          (i)          The Company and its Restricted Subsidiaries and Subsidiary Guarantors shall be allowed to effect a sale of the Baluma Assets, the Coquimbo Assets and the Pucón Assets (the “Special Assets”) (each, a “Special Asset Sale”) provided that:

(A)         the sale of any of the Special Assets is (x) effected on an arms’ length basis and with all necessary corporate approvals, and (y) for a price equal to or greater than the Fair Market Value of such Special Asset;

(B)         the Company shall provide to the Trustee and the Collateral Agent (the following together, the “Special Asset Sale Opinions”): (x) an opinion of a recognized an Independent Chilean Investment Banker that the transaction satisfies the conditions of the foregoing subclause (A); and (y) any certificate or opinion required under Section 11.6 of this Indenture and the Security Documents or under the Trust Indenture Act, in connection with the  release of any Collateral; and

(C)         the Company effects (within 30 Business Days following the sale) redemptions of the Notes as described below.

(ii)         No other “disposition” of the Special Assets shall be permitted except as follows:

(A)         Notwithstanding the restrictions referenced above on any disposition of the Special Assets, a Special Asset Sale may include a Sale and Leaseback Transaction that complies otherwise with the provisions and conditions of a Special Asset Sale and a Special Asset Sale/Redemption set forth on this Section 3.26.

(B)         A transfer of the Special Assets to any Subsidiary wholly-owned (directly or indirectly) by the Company which is both a Restricted Subsidiary and a Subsidiary Guarantor that is 100% owned by the Company as part of a corporate restructuring shall not be deemed to be a Special Asset Sale provided that (an “Approved Corporate Restructuring”): (x) such transferee agrees that it and the Special Assets shall continue to be bound by the Special Asset Sale and the Special Asset Sale/Redemption conditions and provisions and all other conditions and provisions of this Indenture, including regarding the incurrence of Liens on the Special Assets and in the event of any future disposition (or attempted disposition) of the Special Assets; and (y) all Security Documents covering the Special Assets shall be amended and modified as required by the Trustee and the Collateral Agent to preserve the first-priority Liens of the Notes as to the Special Assets and to cause the Security Documents to continue in full force and effect without adverse effect on such first-priority Liens of the Notes.

(b)          (i)          “Minimum Redemption Amount” means the following as to each Special Asset Sale:

Minimum Redemption Amount
Baluma Assets	US$ 160 million
Coquimbo Assets	UF 1,150,000
Pucón Assets	UF 660,000

(ii)          If there shall occur a Special Asset Sale, then an amount (the “Special Asset Sale/Redemption Amount”) equal to the greater of the Minimum Redemption Amount applicable to such Special Asset Sale and 80% of the net cash proceeds (and the cash equivalent of the Fair Market Value of any non-cash consideration) received by the Company in such Special Asset Sale shall be paid by the Company in cash (U.S. dollars) (regardless of the form of consideration received by the Company in the Special Asset Sale) to redeem Notes in the priority described below. All proceeds (or Fair Market Value cash equivalent) from any Special Asset Sale shall be deposited with the Trustee to fund (in whole or in part) such redemption. The redemption price for Notes shall be 100% of the principal amount of such Notes redeemed plus all interest (including Defaulted Interest) thereunder accrued and unpaid at the redemption payment date. Any Notes that are not redeemed shall remain outstanding. Any Special Asset Sale and the redemption of Notes is referred to as a “Special Asset Sale/Redemption”.  Immediately following any Special Asset Sale/Redemption, the net proceeds of the Special Asset Sale that are not used to fund such Special Asset Sale/Redemption shall be returned to the Company.

(c)          Notwithstanding the provisions of Indenture Section 3.13 (Limitation on Asset Sales), Indenture Section 3.15 (Limitation on Sale and Leaseback Transactions) and Indenture Section 3.19 (Limitation on Transactions with Affiliates), or any other provision of this Indenture, and actions that the Company or Restricted Subsidiaries may be permitted to take under Sections 3.13, 3.15 and 3.19 or otherwise, no Asset Sale (including any Sale and Leaseback Transaction) or other “disposition” with respect to the Baluma Assets, the Coquimbo Assets and the Pucón Assets shall be permitted except (x) as a Special Asset Sale and with a Special Asset Sale/Redemption, (y) an Approved Corporate Restructuring, or (z) otherwise with the consent of the Holders or Beneficial Owners of at least 66-2/3% in aggregate principal amount of the Outstanding Notes (and any such consent may modify the redemption obligations of the Company under any Special Asset Sale/Redemption, except that the redemption priorities of the Tranche A Notes may not be modified without the vote or consent of the Required Tranche A Holders).

(d)         Upon the closing or consummation of any Special Asset Sale, the Company shall give notice to the Trustee and notice (distributed by the Company through the DTC) to the Holders and Beneficial Owners of the Notes of the Special Asset Sale and the mandatory redemption obligations of the Company, with a copy to the Collateral Agent (a “Special Asset Sale/Redemption Notice”). The Special Asset Sale/Redemption Notice shall describe in reasonable detail the terms of the Special Asset Sale (including a reasonable summary of the Special Asset Sale Opinions or copies thereof) and the Special Asset Sale/Redemption Amount for redemption of Notes. The Beneficial Owners of the Tranche A Notes may elect (within 10 Business Days after the Special Asset Sale/Redemption Notice) to have their Notes redeemed at a redemption price of 100% of the principal amount of each such Note by timely delivering an Option to Elect Purchase in the form appended as an exhibit to the Notes or timely complying with Applicable Procedures as to Global Notes, and stating the principal amount of the Notes they wish to have redeemed. If redemption elections by the Beneficial Owners of the Tranche A Notes exceed the Special Asset Sale/Redemption Amount, the redemption shall be prorated among the electing Beneficial Owners of the Tranche A Notes. If redemption elections by the Beneficial Owners of the Tranche A Notes aggregate less than the Special Asset Sale/Redemption Amount, then the Company shall call for redemption Tranche B Notes, at a redemption price of 100% of the principal amount of each such Note, in the aggregate principal amount of any funds representing the Special Asset Sale/Redemption Amount not used to redeem Tranche A Notes. If all Tranche B Notes have been redeemed and there are funds remaining from the Special Asset Sale/Redemption Amount, then the Company shall call for redemption Tranche A Notes, at a redemption price of 100% of the principal amount of each such Note, after giving priority to the initial redemption elections of the Beneficial Owners of the Tranche A Notes as stated above. Notes redeemed as aforesaid shall be accompanied by the payment (by the Company to the Trustee separate from the Special Asset Sale/Redemption Amount) of all interest (including Defaulted Interest) under such Notes which is accrued and unpaid as of the redemption payment date.  If less than all of the Notes are to be redeemed at any time, and the Notes are Global Notes, they will be selected for redemption in accordance with Applicable Procedures; provided, however, that the Applicable Procedures for the first round of redemption elections by the Beneficial Owners of the Tranche A Notes shall be with priority or proration as provided above.  If the Notes are not Global Notes, the Trustee shall select the Notes to be redeemed among the Holders of the Notes (1) in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or (2) if the Notes are not so listed, by lot or in accordance with any other method the Trustee shall deem fair and appropriate; provided that, in either case, the above priority or proration rules for the first round of redemption elections by the Beneficial Owners of the Tranche A Notes shall nevertheless be followed.

(e)          Notwithstanding the other provisions of this Section 3.26, in the event of any transaction affecting the Special Assets which is also a Change of Control, the provisions of Indenture Section 3.7 (Change of Control Repurchase Event) shall continue to apply.

ARTICLE FOUR
LIMITATION ON CONSOLIDATION, MERGER, SALE OR CONVEYANCE

Section 4.1          Merger, Consolidation and Sale of Assets.

(a)          The Company shall not, in a single transaction or series of related transactions, consolidate or merge with or into any Person (whether or not the Company is the surviving or continuing Person), or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of the Company’s properties and assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries), to any Person unless:

(i)           either:

(A)         the Company is the surviving or continuing Person; or

(B)         the Person (if other than the Company) formed by such consolidation or into which the Company is merged or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company and of the Company’s Restricted Subsidiaries substantially as an entirety (the “Surviving Entity”):

(1)          is a corporation organized and validly existing under the laws of Chile, the United States of America or any State thereof or the District of Columbia, any member state of the European Union or Switzerland (each a “Permitted Jurisdiction”);

(2)          expressly assumes, by supplemental indenture (in form and substance satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of all amounts payable pursuant to this Indenture and the principal of, and premium, if any, and interest on all of the Notes and the performance and observance of the covenants of the Notes and this Indenture on the part of the Company to be performed or observed; and

(3)          expressly assumes all of the Company’s obligations under the Security Documents.

(ii)          immediately after giving effect to such transaction and the assumption contemplated by Section 4.1(a)(i)(B) (including giving effect on a pro forma basis to any Indebtedness (including any Acquired Indebtedness) Incurred or anticipated to be Incurred in connection with or in respect of such transaction), either (i) the Company or such Surviving Entity, as the case may be, shall be able to Incur at least U.S.$1.00 of additional Indebtedness pursuant to Section 3.11(a) or (ii) the Consolidated Fixed Charge Coverage Ratio of the Company (or, if applicable, the Successor Entity) would equal or exceed the Consolidated Fixed Charge Coverage Ratio of the Company, and the Net Debt to EBITDA Ratio of the Company (or, if applicable, the Successor Entity) would be less than or equal to the Net Debt to EBITDA Ratio of the Company, in each case immediately prior to giving effect to such transaction;

(iii)        immediately before and immediately after giving effect to such transaction and the assumption contemplated by Section 4.1(a)(i)(B) above (including, without limitation, giving effect on a pro forma basis to any Indebtedness (including any Acquired Indebtedness) Incurred or anticipated to be Incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default has occurred or is continuing;

(iv)         if the surviving or continuing Person is not the Company, each Subsidiary Guarantor has confirmed by supplemental indenture that its Subsidiary Guarantee shall apply to the Obligations of the Surviving Entity in respect of this Indenture and the Notes;

(v)          if the Company is organized under the laws of Chile and merges with an entity that is (or the Surviving Entity is) organized under the laws of the United

States, any State thereof or the District of Columbia, or if the Company is organized under the laws of the United States, any State thereof or the District of Columbia and merges, or otherwise consolidates, with a corporation that is (or the Surviving Entity is) organized under the laws of Chile, the Company or the Surviving Entity shall have delivered to the Trustee:

(A)          an Opinion of Counsel from U.S. counsel independent of the Company to the effect that Holders of the Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the transaction and will be subject to U.S. federal income tax in the same manner and on the same amounts (assuming solely for this purpose that no Additional Amounts are required to be paid on the Notes) and at the same times as would have been the case if the transaction had not occurred; and

(B)          an Opinion of Counsel from Chilean counsel independent of the Company to the effect that Holders of the Notes will not recognize income, gain or loss for Chilean income tax purposes as a result of the transaction and will be subject to Chilean income taxes in the same manner and on the same amounts (assuming solely for this purpose that no Additional Amounts are required to be paid on the Notes) and at the same times as would have been the case if the transaction had not occurred; and

(vi)          the Company or the Surviving Entity has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that the consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if required in connection with such transaction, the supplemental indenture(s), if any, comply with the applicable provisions of this Indenture, that all conditions precedent in this Indenture relating to the transaction and the execution of the supplemental indenture(s), if any, have been satisfied, and all obligations of the Company under the Security Documents, and in connection therewith shall cause, at the expense of the Company, such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Security Documents.

(b)          For purposes of this Section 4.1, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries, the Capital Stock of which constitutes all or substantially all of the properties and assets of the Company (determined on a consolidated basis for the Company and its Restricted Subsidiaries), shall be deemed to be the transfer of all or substantially all of the properties and assets of the Company.

(c)          The provisions of Section 4.1(a)(ii) above shall not apply to any merger or consolidation of the Company into an Affiliate of the Company incorporated solely for the purpose of reincorporating the Company in another jurisdiction so long as the Indebtedness of the Company and its Restricted Subsidiaries taken as a whole is not increased thereby.

(d)          The foregoing shall not apply to (i) any transfer of assets by the Company to any Subsidiary Guarantor or (ii) any transfer of assets among Subsidiary Guarantors.

(e)          Upon any consolidation, combination or merger or any transfer of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries in accordance with this Section 4.1, in which the Company is not the continuing Person, the Surviving Entity formed by such consolidation or into which the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Indenture and the Notes with the same effect as if such Surviving Entity had been named as such and the Company shall be relieved of its obligations under this Indenture and the Notes.  For the avoidance of doubt, compliance with this Section 4.1 shall not affect the obligations of the Company (including a Surviving Entity, if applicable) under Sections 3.7 or 3.26 if applicable.

(f)          No Subsidiary Guarantor may consolidate with or merge with or into any Person, or sell, convey, transfer or dispose of, all or substantially all its assets as an entirety or substantially as an entirety, in one transaction or a series of related transactions, to any Person, or permit any Person to merge with or into the Subsidiary Guarantor unless:

(i)           the other Person is the Company or any Restricted Subsidiary that is a Subsidiary Guarantor or becomes a Subsidiary Guarantor concurrently with the transaction; or

(ii)          (1) either (x) the Subsidiary Guarantor is the continuing Person or (y) the resulting, surviving or transferee Person expressly assumes by supplemental indenture all of the obligations of the Subsidiary Guarantor under its Subsidiary Guarantee; and (2) immediately after giving effect to the transaction, no Default has occurred and is continuing; or

(iii)        the transaction constitutes a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (in each case other than to the Company or a Restricted Subsidiary) otherwise not prohibited by this Indenture.

ARTICLE FIVE
OPTIONAL REDEMPTION OF NOTES

Section 5.1          Optional Redemption.

(a)          The Company may redeem the Notes, as a whole (but not in part) (an “Optional Redemption”), subject to the conditions herein. No Optional Redemption of less than all of the Notes shall be permitted. “Optional Redemption” does not include any Special Asset Sale/Redemption.

(b)          No Optional Redemption of the Notes shall be permitted on or before August 14, 2022.

(c)          The Optional Redemption of the Notes shall be permitted after August 14, 2022, at the redemption prices for the Notes set forth below.

(i)           Optional Redemption with a Make-Whole Premium. At any time and from time to time during the period commencing August 15, 2022 and ending August 14, 2024, the applicable Optional Redemption price during such period shall equal 100% of the principal amount of such Notes to be redeemed plus the excess of:

(A)         the present value (as calculated by the Independent Investment Banker) at such Redemption Date of (A) 100% of the principal amount of Notes plus (B) all required remaining scheduled interest payments due thereon through August 14, 2027 (excluding accrued but unpaid interest to the Redemption Date), discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 400 basis points, over

(B)         the principal amount of such Notes (the “Make-Whole Amount”), plus in each case any accrued and unpaid interest on the principal amount of the Notes to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(ii)         Optional Redemption Without a Make-Whole Premium.  At any time and from time to time after August 14, 2024, the Optional Redemption price shall equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon, if any, to, but not including, the applicable Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date).

(iii)        Optional Redemption Upon Tax Event.  If the Company determines that, as a result of any amendment to, expiration of, or change in, the laws (or any rules or regulations thereunder) of a Relevant Jurisdiction, any taxing authority thereof or therein affecting taxation, or any amendment to or change in an official interpretation or application of such laws, rules or regulations, which amendment to, expiration of, or change of such laws, rules or regulations becomes effective or, in the case of a change in official interpretation or application, is announced on or after August 14, 2020 (or on or after the date a Relevant Jurisdiction becomes a Relevant Jurisdiction, if later), the Company (or a Subsidiary Guarantor) would be obligated, to pay any Additional Amounts with respect to the Notes at a rate of withholding or deduction in excess of 4.0%, provided that the Company, in its business judgment, determines that such obligation cannot be avoided by the Company taking reasonable measures available to it, including reasonable measures to change the Paying Agent, then, at its option, all, but not less than all, of the Notes may be redeemed at any time at a redemption price equal to 100% of the Outstanding principal amount, plus any accrued and unpaid interest due thereon to, but not including, the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date); provided that (1) no notice of redemption for tax reasons may be given earlier than 60 days prior to the earliest date on which the Company (or a Subsidiary Guarantor) would be obligated to pay these Additional Amounts if a payment on the Notes were then due, and (2) at the time such notice of redemption is given such obligation to pay such Additional Amounts remains in effect.

Prior to the giving of any notice of redemption pursuant to this provision, the Company shall deliver to the Trustee:

(A)         an Officer’s Certificate stating that the Company is entitled to effect the redemption and setting forth a statement of facts showing that the conditions precedent under this Indenture to the Company’s right to redeem have occurred; and

(B)         an Opinion of Counsel, in form and substance satisfactory to the Trustee, from legal counsel independent of the company in a Relevant Jurisdiction to the effect that the Company has or will become obligated to pay such Additional Amounts as a result of such change or amendment.

Notice of the redemption, once delivered by the Company to the Trustee, shall be irrevocable.

Section 5.2          Election to Redeem.  The Company shall evidence its election to redeem all of the Notes pursuant to Section 5.1 by a Board Resolution.

Section 5.3          Notice of Redemption.

(a)          The Company shall give or cause the Trustee to give notice of redemption pursuant to an Optional Redemption and Section 5.1 at least five but not more than 60 days before the Redemption Date to Holders of the Notes in accordance with the provisions described in Section 13.1.  The Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least five days prior to the date the notice of redemption is to be sent (unless a shorter period shall be satisfactory to the Trustee), the Officers’ Certificate pursuant to Section 5.1.

(b)         The Company shall give notice of mandatory redemption pursuant to Section 3.26 at least five but not more than 60 days before the Redemption Date to Holders of the Notes in accordance with the provisions described in Section 13.1. The Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company shall have delivered to the Trustee, at least five days prior to the date the notice of redemption is to be sent (unless a shorter period shall be satisfactory to the Trustee), a Company Order requesting the Trustee to send the redemption notice together with the notice to be given.

(c)          All notices of redemption shall identify the Notes, the Section of this Indenture and the paragraph of the Notes pursuant to which the Notes are being redeemed, and state:

(i)          the Redemption Date;

(ii)         the redemption price (or manner of calculation if not then known) and the amount of any accrued interest payable as provided in Section 5.6;

(iii)        if the redemption is pursuant to Section 5.1, that the Company is redeeming all Outstanding Notes;

(iv)         if the redemption is pursuant to Section 3.26, the Notes to be redeemed;

(v)          [Omitted];

(vi)         that on the Redemption Date the redemption price and any accrued interest payable to the Redemption Date as provided in Section 5.6 shall become due and payable in respect of each Note to be redeemed, and, unless the Company defaults in making the redemption payment, that interest on each Note to be redeemed shall cease to accrue on and after the Redemption Date;

(vii)       the place or places where a Holder must surrender the Holder’s Notes for payment of the redemption price; and

(viii)      the CUSIP or ISIN number, if any, listed in the notice or printed on the Notes, and that no representation is made as to the accuracy or correctness of such CUSIP or ISIN number.

Section 5.4          [Omitted].

Section 5.5          Deposit of Redemption Price.  If the redemption price is not known at the time such notice is to be given, the actual redemption price calculated as described in the terms of the Notes will be set forth in an Officer’s Certificate delivered to the Trustee no later than two Business Days prior to the Redemption Date and the calculation of the redemption price shall not be an obligation of the Trustee.  Prior to 11:00 a.m.  New York City time on the Business Day prior to the relevant Redemption Date, the Company shall deposit with the Trustee or with a Paying Agent (or, if the Company is acting as Paying Agent, segregate and hold in trust as provided in Section 2.4) an amount of money in immediately available funds sufficient to pay the redemption price of, and accrued interest on, all the Notes that the Company is redeeming on the relevant Redemption Date.  Notwithstanding anything to the contrary herein, the payment of accrued interest (including interest that would be payable not in cash but by increasing the principal amount of the Notes) in connection with any redemption of Notes as described under this Article Five and Section 3.26 shall be made solely in cash.

Section 5.6          Notes Payable on Redemption Date.  If the Company, or the Trustee on behalf of the Company, gives notice of redemption in accordance with this Article Five, the Notes shall, on the Redemption Date, become due and payable at the redemption price specified in the notice (together with accrued interest, if any, to the Redemption Date) and from and after the Redemption Date (unless the Company shall default in the payment of the redemption price and accrued interest) the Notes shall cease to bear interest.  Upon surrender of any Note for redemption in accordance with the notice, the Company shall pay the Notes at the redemption price, together with accrued interest, if any, to the Redemption Date.  If the Company shall fail to pay any Note called for redemption upon its surrender for redemption, the principal shall, until paid, bear interest from the Redemption Date at the rate borne by the Notes).

ARTICLE SIX
DEFAULTS AND REMEDIES

Section 6.1          Events of Default.

(a)          Each of the following shall be an “Event of Default” under this Indenture:

(i)          default in the payment when due of the principal of or premium, if any, on (including, in each case, any related Additional Amounts) any Notes, including the failure to make a required payment to purchase Notes tendered or required to be redeemed pursuant to an optional redemption, Change of Control Offer, Asset Sale Offer, Event of License Loss Offer or Special Asset Sale Redemption;

(ii)         (A) default, continued for 30 days or more, in the payment when due of cash interest (including any related Additional Amounts) on any Notes, or (B) the failure to capitalize on any Interest Payment Date any interest required to be so capitalized;

(iii)        the failure to perform or comply with any of the provisions described under Article Four;

(iv)         the failure by the Company or any Restricted Subsidiary to comply with any other covenant or agreement contained in this Indenture or the Notes, continued for 60 days or more after written notice to the Company thereof from the Trustee or to the Company and the Trustee from the Holders of at least 25% in aggregate principal amount of the then Outstanding Notes;

(v)          default by the Company or any Restricted Subsidiary under any Indebtedness which:

(A)         is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness and continues following the expiration of any applicable grace period provided in such Indebtedness and has not been cured or waived; or

(B)         results in the acceleration of such Indebtedness prior to its Stated Maturity;

and the principal or accreted amount of Indebtedness covered by clause (A) or (B) at the relevant time, aggregates U.S.$25.0 million (or the equivalent in other currencies) or more;

(vi)         failure by the Company or any of its Restricted Subsidiaries to pay one or more final (and not subject to appeal) judgments against any of them, aggregating U.S.$25.0 million (or the equivalent in other currencies) or more (net of any amounts that are covered by insurance policies or indemnities issued by solvent insurance companies or other bona fide counterparties), which are not paid, discharged or stayed for a period of 60 days or more;

(vii)       the occurrence of a Bankruptcy Law Event of Default;

(viii)      except as permitted by this Indenture, any Subsidiary Guarantee of any Subsidiary Guarantor that is a Significant Subsidiary or any group of Subsidiary Guarantors that, taken together, would constitute a Significant Subsidiary is held to be unenforceable or invalid in a judicial proceeding or ceases for any reason to be in full force and effect or any such Subsidiary Guarantor or group of Subsidiary Guarantors denies or disaffirms its obligations under its Subsidiary Guarantee;

(ix)        Baluma has not provided a Subsidiary Guarantee within 15 days of the Issue Date;

(x)         [omitted];

(xi)        following the creation and perfection of the Liens in any portion of the Collateral securing the Notes in accordance with this Indenture, (A) the failure of the security interest with respect to such portion of the Collateral under any Security Documents, at any time, to be in full force and effect for any reason other than in accordance with their terms and the terms of this Indenture and the Security Documents, which failure continues for more than 60 days after notice thereof is provided to the Company by the Trustee or to the Company and the Trustee from the Holders of at least 25% in aggregate principal amount of the then Outstanding Notes or (B) the assertion by the Company or any Grantor, in any pleading in any court of competent jurisdiction, that any such security interest is invalid or unenforceable; provided that any occurrence set forth in clause (A) relates to (x) a portion of Collateral with an aggregate value in excess of U.S.$5 million or (y) any of the Series B shares of Baluma S.A.; or

(xii)       without limiting any other Event of Default under this Section 6.1(a), the failure to create and perfect the Liens on any portion of the Collateral (x) with an aggregate value in excess of U.S.$5 million or (y) any of the Series of B shares of Baluma S.A. on or before the date that is 365 days after the Issue Date;

Section 6.2          Acceleration.

(a)          If an Event of Default (other than an Event of Default specified in Section 6.1(a)(vii) with respect to the Company) has occurred and is continuing, the Trustee or the Holders of at least 25% in principal amount of Outstanding Notes may declare the unpaid principal of and premium, if any, and accrued and unpaid interest on all the Notes to be immediately due and payable by notice in writing to the Company (if given by the Trustee or the Holders) and the Trustee (if given by the Holders) specifying the Event of Default and that it is a “notice of acceleration,” and may instruct the Collateral Agent to enforce the Collateral, subject to the provisions of this Indenture.  If an Event of Default specified in Section 6.1(a)(vii) occurs with respect to the Company, then the unpaid principal of and premium, if any, and accrued and unpaid interest on all the Notes shall become immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

(b)          At any time after a declaration of acceleration with respect to the Notes, and at any time after an instruction to enforce the Collateral, each as described Section 6.2(a), the Holders of a majority in principal amount of the Outstanding Notes may rescind and cancel such declaration or enforcement instruction (and their respective consequences):

(i)          if the rescission would not conflict with any judgment or decree of a court of competent jurisdiction;

(ii)          if all existing Events of Default have been cured or waived, except non-payment of principal or interest that has become due solely because of the acceleration;

(iii)        to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid; and

(iv)         if the Company has paid the Trustee and the Collateral Agent (and their respective agents) their compensation and reimbursed the Trustee and the Collateral Agent for their reasonable expenses, disbursements and advances (including without limitation, reasonable and documented counsel fees and expenses) outstanding at that time.

(c)          No rescission shall affect any subsequent Default or Event of Default or impair any rights relating thereto.

Section 6.3          Notice.

(a)          The Company shall, within five Business Days of becoming aware of any Default or Event of Default, deliver to the Trustee an Officer’s Certificate describing such Default or Event of Default, the status thereof and what action the Company is taking or proposes to take in respect thereof.

(b)          The Company shall deliver to the Trustee, within 120 days after the end of each fiscal year, an Officer’s Certificate that need not comply with Section 13.3, the signer of which shall be either the principal executive officer, the principal financial officer or the principal accounting officer of the Company, indicating whether the signer thereof knows of any Default or Event of Default that occurred during the previous fiscal year.

Section 6.4          Other Remedies.

(a)          If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal of and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

(b)         The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding.  A delay or omission by the Trustee or any Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default.  No remedy is exclusive of any other remedy.  All available remedies are cumulative to the extent permitted by law.

Section 6.5          Waiver of Past Defaults.  The Holders of a majority in principal amount of the Outstanding Notes may waive any existing Default or Event of Default hereunder, and its consequences, except a default in the payment of the principal of or interest on any Notes. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.6          Control by Majority.  Subject to the provisions of this Indenture and applicable law, the Holders of a majority in aggregate principal amount of the Outstanding Notes, upon provision of indemnity and/or security to the Trustee, may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee.  However, the Trustee may refuse to follow any direction that conflicts with the law or this Indenture or the Notes, subject to Section 7.1 and Section 7.2, or would involve the Trustee in personal liability, or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders); provided, however, that the Trustee may take any other action deemed proper by the Trustee that is not inconsistent with such direction.  Prior to taking any action hereunder, the Trustee shall be entitled to indemnification and/or security satisfactory to it against all fees, losses and expenses caused by taking or not taking such action.

Section 6.7          Limitation on Suits.

(a)          No Holder of any Notes shall have any right to institute any proceeding with respect hereto or for any remedy hereunder, unless;

(i)          such Holder gives to the Trustee written notice of a continuing Event of Default;

(ii)          Holders of at least 25% in principal amount of the then Outstanding Notes make a written request to the Trustee to pursue the remedy;

(iii)        such Holders of the Notes provide to the Trustee satisfactory indemnity and/or security to it against the costs, expenses, and liabilities to be incurred by the Trustee in connection with such request;

(iv)         the Trustee does not comply within 60 days after the satisfaction of the requirements set forth in clause (i) through (iii); and

(v)          during such 60-day period the Holders of a majority in principal amount of the Outstanding Notes do not give the Trustee a written direction which, in the opinion of the Trustee, is  inconsistent with the request;

provided that a Holder of a Note may institute suit for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such Note.

(b)          Holders of the Notes may not enforce the Collateral except as provided in the Security Documents and this Indenture.

Section 6.8          Rights of Holders to Receive Payment.  Notwithstanding any other provision hereof (including Section 6.7), the right of any Holder to receive payment of principal of or interest on the Notes held by such Holder, on or after the respective due dates, Redemption Dates or repurchase date expressed herein or in the Notes, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder.

Section 6.9          Collection Suit by Trustee.  If an Event of Default specified in Section 6.1(a)(i) and Section 6.1(a)(ii) occurs and is continuing, the Trustee may recover judgment in its own name and as trustee of an express trust against the Company and each Subsidiary Guarantor for the whole amount then due and owing (together with applicable interest on any overdue principal and, to the extent lawful, interest on overdue interest) and the amounts provided for in Section 7.5.

Section 6.10        Trustee May File Proofs of Claim, etc.

(a)          In case of any judicial proceeding related to the Company (or any other obligor upon the Notes), its property or its creditors, the Trustee shall be entitled and empowered, by intervention in such proceeding or otherwise, to take any and all actions authorized under applicable law in order to have claims of the Holders and the Trustee allowed in any such proceeding.  In particular, the Trustee may (irrespective of whether the principal of the Notes is then due):

(i)          file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee (including any claims for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel) and the Holders under this Indenture and the Notes allowed in any bankruptcy, insolvency, liquidation or other judicial proceedings relative to the Company, any Subsidiary Guarantor or any Subsidiary or their respective creditors or properties, on behalf of the Holders, vote for the election of a trustee in bankruptcy or similar official and be a member of a creditors’ committee or other similar committee; and

(ii)          collect and receive any moneys or other property payable or deliverable in respect of any such claims and distribute them in accordance with this Indenture.

Any receiver, trustee, liquidator, sequestrator (or other similar official) in any such proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, taxes, disbursements and advances of the Trustee, its agent and counsel, and any other amounts due to the Trustee pursuant to Section 7.5. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.5 hereof out of the estate in any such proceeding, shall be unpaid for any reason, payment of the same shall be secured by a lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

(b)          Nothing in this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof, or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding.

Section 6.11         Priorities.  If the Trustee collects any money or property pursuant to this Article Six, and after an Event of Default any money or other property distributable in respect of the Company’s or Subsidiary Guarantors’ obligations under this Indenture, shall be paid or distributed in the following order:

FIRST:  to the Trustee, the Collateral Agent and any other Agents for amounts due under Section 7.5 or under the relevant Security Documents;

SECOND:  if the Holders proceed against the Company directly without the Trustee in accordance with this Indenture, to Holders for their collection costs;

THIRD:  to Holders for amounts due and unpaid on the Notes for principal and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal and interest, respectively; and

FOURTH:  to the Company or, to the extent the Trustee collects any amount pursuant to Article Twelve from any Subsidiary Guarantor, to such Subsidiary Guarantor, or to such party as a court of competent jurisdiction shall direct.

The Trustee may, upon notice to the Company, fix a record date and payment date for any payment to Holders pursuant to this Section 6.11.

Section 6.12        Undertaking for Costs.  All parties agree, and each Holder by its acceptance of its Notes shall be deemed to have agreed, that in any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee for any action taken or omitted by it as Trustee, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant.  This Section 6.12 does not apply to a suit by the Trustee, a suit by the Company, a suit by a Holder pursuant to Section 6.8 or a suit by Holders of more than 10% in principal amount of Outstanding Notes.

Section 6.13        Restoration of Rights and Remedies.  If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceedings, the Company, the Subsidiary Guarantors, the Trustee, the Collateral Agent and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding has been instituted.

ARTICLE SEVEN
TRUSTEE AND PAYING AGENT

Section 7.1          Duties of the Trustee.

(a)          Except during the continuance of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge in accordance with Section 7.2(d):

(i)          the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii)          in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions which by any provision hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform on their face to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(b)          In case an Event of Default actually known to a Responsible Officer of the Trustee in accordance with Section 7.2(d) has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

(c)          No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act, or its own willful misconduct, except that:

(i)          this subsection shall not be construed to limit the effect of Section 7.1(a);

(ii)          the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii)        the Trustee shall not be liable with respect to any action taken or omitted to be taken by it in good faith in accordance with the written direction of the Required Holders under, or believed by it to be authorized or permitted by, this Indenture, and shall not be liable for accepting, or acting upon, any decision made by the holders in accordance herewith; and

(iv)         no provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity or security against such risk or liability is not assured to it.

(d)         Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 7.1.

(e)          Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.  Any resolution of the Board of Directors of the Company may be sufficiently evidenced by a Board Resolution.

(f)          Money held in trust by the Trustee shall be held un-invested and need not be segregated from other funds except to the extent required by law.

(g)          The Trustee shall have no responsibility or liability for any act or omission of the Depositary, the Collateral Agent, or any Person other than itself acting as Agent under this Indenture, and no provision of this Indenture shall require the Trustee to act as Collateral Agent.

Section 7.2          Certain Rights of the Trustee; Performance of Trustee’s Duties.

(a)          The Trustee may conclusively rely upon, and shall be fully protected in acting or refraining from acting upon, and shall not be bound to make any investigation into the facts or matters stated in, any resolution, certificate, statement, instrument, instruction, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness, guarantee or other paper or document (whether in original and/or facsimile form) reasonably believed by it to be genuine and to have been signed or presented by the proper Person(s).  The Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled to examine the books, records and premises of the Company, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation.

(b)          The Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture or to institute, conduct or defend any litigation at the request, order or direction of the Required Holders unless the Required Holders shall have furnished to (or caused to be furnished to) the Trustee security and/or indemnity satisfactory to it against the costs, expenses and liabilities, including attorneys’ fees and expenses, that might be incurred by the Trustee therein or thereby.

(c)          As a condition to the taking of or omitting to take any action by it hereunder, the Trustee may require an Officer’s Certificate or an Opinion of Counsel or both.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officer’s Certificate or Opinion of Counsel, or on any Board Resolution.

(d)          The Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action reasonably taken or omitted by it hereunder in good faith and in reliance thereon.

(e)          For all purposes under this Indenture, the Trustee shall not be deemed to have notice or knowledge of any Default or Event of Default unless a Responsible Officer has received written notice thereof as described in Section 6.3 at its Corporate Trust Office, and such notice references the Company, the Notes and this Indenture.  For purposes of determining the Trustee’s responsibility and liability hereunder, whenever reference is made in this Indenture to such an Event of Default or Default, such reference shall be construed to refer only to an Event of Default or Default of which the Trustee is deemed to have notice as described in this Section 7.2.

(f)          Any request or direction of the Company to the Trustee shall be sufficiently evidenced by a written request or order signed in the name of the Company by an Authorized Officer.  Any resolution adopted by any such Person in connection with such a request or direction shall be sufficiently evidenced by a copy of such resolution certified by the secretary, assistant secretary or similar officer in the United States or, outside the United States, the official or Person who performs the functions that are normally performed by a secretary or assistant secretary in the United States (including, in the case of the Company, the Secretary or similar officer) of such Person to have been duly adopted and to be in full force and effect.

(g)         Whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may conclusively rely upon an Officer’s Certificate.

(h)          The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Subsidiary Guarantees or the Notes, it shall not be accountable for the Company’s use of the proceeds from the Notes, it shall have no responsibility for filing any financing statement or continuation statement in any public office at any time or otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder or to record this Indenture, and it shall not be responsible for any statement of the Company or Subsidiary Guarantors in this Indenture or in any document issued in connection with the sale of the Notes or in the Notes other than the Trustee’s certificate of authentication.

(i)          The Trustee may, in the execution and exercise of all or any of the powers, authorities and discretions vested in it by this Indenture, act by Responsible Officer(s) of the Trustee (or duly-authorized officers of its Affiliates), and the Trustee may also execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents, attorneys, accountants, custodians or nominees and the Trustee shall not be responsible for any misconduct or negligence on the part of any such agents, attorneys, accountants, custodians or nominees appointed with due care by the Trustee.

(j)          The Trustee, any Paying Agent, Registrar, Singapore Listing Agent, or any other agent of the Company, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with the Company with the same rights it would have if it were not the Trustee, Paying Agent, Registrar, Singapore Listing Agent or such other agent.

(k)          The Trustee shall not be required to provide, on its own behalf, any surety, bond or other kind of security in connection with the execution of any of its trusts or powers under this Indenture or the performance of its duties hereunder.

(l)          The recitals contained herein, in the Notes or any offering materials, except for the Trustee’s certificate of authentication, shall not be taken as the statements of the Trustee, and the Trustee assumes no responsibility for their correctness.  The Trustee makes no representations as to and shall not be responsible for the validity or sufficiency of this Indenture, the Notes the Subsidiary Guarantees or any offering materials.

(m)        The Trustee shall not be accountable for the use or application by any Person of any funds deposited in or withdrawn from any account, or required to be so deposited or withdrawn, other than any funds held by or on behalf of the Trustee and over which the Trustee has exclusive dominion and control.  Furthermore, the Trustee shall not be accountable for the use or application of any securities or other Property or the proceeds thereof that shall be used by the Company or any other Person (except itself) other than in accordance with this Indenture.

(n)          The Trustee shall (i) not be responsible for the payment of any interest or investment income with respect to amounts held by it and (ii) have no obligation to invest or reinvest any amounts held by it.

(o)         No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to take or omit to take any action, or suffer anything to exist, in the performance of its duties or obligations under this Indenture, or to exercise any right or power hereunder, to the extent that taking or omitting to take such action, suffering such thing to exist, or exercising such right or power, would violate applicable law binding upon it.  No provision of this Indenture shall be deemed to impose any duty or obligation on the Trustee to perform any act or acts or exercise any right, power, duty or obligation conferred or imposed on it in any jurisdiction in which it shall be illegal, or in which the Trustee shall be unqualified or incompetent in accordance with applicable law, to perform any such act or acts or to exercise any such right, power, duty or obligation, or which would render the Trustee liable to any Person in any such jurisdiction or the State of New York.

(p)          The rights, privileges, protections, immunities and benefits provided to the Trustee hereunder (including, without limitation, its right to be compensated, reimbursed and indemnified) are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder as Paying Agent, Registrar and Transfer Agent and Depositary Custodian and in its capacities under this Indenture and the Notes and to each of its agents, custodians and other

Persons duly employed by the Trustee hereunder or thereunder and to the Singapore Listing Agent and to each other Agent appointed hereunder.

(q)         The permissive rights of the Trustee enumerated herein or in any Security Document shall not be construed as duties.

(r)          Before the Trustee acts or refrains from acting at the direction of the Company, it may seek advice of its counsel and it may require an Officer’s Certificate and/or an Opinion of Counsel, and such Officer’s Certificate and/or Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken or omitted to be taken by it hereunder.  The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on an Officer’s Certificate and/or Opinion of Counsel.

(s)          The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(t)          The Trustee shall not be liable for any action it takes or omits to take in good faith which it believes to be authorized or within its rights or powers, provided that the Trustee’s conduct does not constitute negligence or willful misconduct.

(u)          Notwithstanding any provision herein to the contrary, in no event shall the Trustee be liable for any failure or delay in the performance of its obligations hereunder because of circumstances beyond its control, including, but not limited to, acts of God, flood, war (whether declared or undeclared), terrorism, fire, riot, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like which restrict or prohibit the providing of the services contemplated by this Indenture or the Notes, inability to obtain material, equipment, or communications or computer facilities, or the failure of equipment or interruption of communications or computer facilities, or other unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility, and other causes beyond its control whether or not of the same class or kind as specifically named in this Section 7.2(q).

(v)          In no event shall the Trustee be responsible or liable for special, indirect, consequential or punitive loss or damage of any kind whatsoever (including, but not limited to, loss of profit), even if the Trustee has been advised as to the likelihood of such loss or damage and regardless of the form of action.

(w)        The Trustee may request that the Company deliver an Officer’s Certificate setting forth the names of individuals and/or titles and/or phone numbers of officers authorized at such time to take specified actions pursuant to this Indenture, which Officer’s Certificate may be signed by any Person authorized to sign an Officer’s Certificate, including any Person specified as so authorized in any such certificate previously delivered and not superseded.

(x)          Notwithstanding anything to the contrary herein, any and all email communications (both text and attachments) by or from the Trustee that the Trustee deems to contain confidential, proprietary, and/or sensitive information may be encrypted.  The recipient (the “Email Recipient”) of the encrypted email communication shall be required to complete a registration process.  Instructions on how to register and/or retrieve an encrypted message shall be included in the first secure email sent by the Trustee to the Email Recipient.

(y)          The Trustee shall not be responsible for and makes no representation as to any act or omission of any Rating Agency or any rating with respect to the Notes. The Trustee shall have no obligation to independently determine or verify if any Rating Event has occurred or notify the Holders of any event dependent upon the rating of the Notes, or if the rating on the Notes has been changed, suspended or withdrawn by any Rating Agency.  The Trustee shall have no obligation to independently determine or verify if any merger event, or any other event has occurred or notify the Holders of any such event. The Trustee shall have no obligation to independently determine or verify if any Change of Control, Asset Sale, or any other event has occurred or if a Change of Control Offer, Asset Sale Offer, or any other offer to purchase is required to be made, or notify the Holders of any such event.

Section 7.3          Resignation and Removal; Appointment of Successor Trustee; Eligibility.

(a)          The Trustee may resign and be discharged of the trust created by this Indenture by giving at least 30 days’ written notice to the Company and the Holders, and such resignation shall take effect upon receipt by the Trustee of an instrument of acceptance of appointment executed by a successor trustee as provided in Section 7.4.

(b)          The Trustee may be removed as trustee at any time, with or without cause, upon 30 days’ prior written notice by the Required Holders delivered to the Trustee and the Company, and (unless such notice provides otherwise) such removal shall take effect upon receipt by the Trustee of an instrument of acceptance of appointment executed by a successor trustee as provided in Section 7.4.

(c)          If at any time any of the following occurs:

(i)          the Trustee ceases to be eligible to act as the Trustee in accordance with clause (d) and fails to resign after written request for such resignation by the Company or the Required Holders; or

(ii)          the Trustee becomes incapable of acting, or (in its individual capacity) shall be adjudged a bankrupt or insolvent or a receiver or liquidator of the Trustee (in its individual capacity) or of its Property shall be appointed, or any public officer takes charge or control of the Trustee (in its individual capacity) or of its Property or affairs for the purpose of rehabilitation, conservation or liquidation, then the Company (so long as no Default or Event of Default with respect to any Notes exists) may remove the Trustee.

(d)          If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint or request the Trustee in writing to appoint a successor Trustee meeting the eligibility requirements in clause (d) by notifying the Trustee in writing.  Within one year after the successor Trustee takes office, the Required

Holders may appoint a successor Trustee reasonably acceptable to the Company to replace the successor Trustee appointed by the Company.

(e)          If at any time the Trustee shall resign, be removed or become incapable of acting as trustee hereunder, or if at any time a vacancy shall occur in the office of the Trustee for any other cause, then the Company may appoint a qualified successor trustee.  If no such successor trustee is appointed by the Company within 30 days thereafter:  (i) the Trustee’s delivery of notice of resignation, (ii) the Trustee’s receipt of notice of removal or (iii) the occurrence of such vacancy, then the Company, the Trustee or the Required Holders may request, at the expense of the Company, a court of competent jurisdiction to make such appointment.

(f)          Any Trustee, however appointed, shall (i) be a licensed bank or trust company having a corporate trust department (or a branch, Subsidiary or other Affiliate thereof) organized and doing business under the laws of the United States or any state thereof and authorized under such laws to exercise corporate trust powers in the United States, (ii) have a combined capital and surplus of at least U.S.$25,000,000 (or its equivalent in any other currency), and (iii) not be affiliated (as that term is defined in Rule 405 under the Securities Act) with the Company.  If at any time the Trustee ceases to be eligible to act as trustee in accordance with this Section 7.3(e), then the Trustee shall resign immediately as Trustee as specified in clause (a) or may be removed as specified in clause (c).

Section 7.4          Acceptance of Appointment by Successor Trustee.

(a)          Any successor Trustee appointed as provided in Section 7.3 shall execute, acknowledge and deliver to the Holders, the Company and to its predecessor Trustee an instrument accepting such appointment hereunder, and, subject to Section 7.3, upon the resignation or removal of the predecessor Trustee, such appointment shall become effective and such successor trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, duties and obligations of its predecessor hereunder, with like effect as if originally named as Trustee herein; provided, however, that the Trustee ceasing to act shall, on request of the Company or the successor Trustee, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee, and shall duly assign, transfer and deliver to such successor Trustee all Property and money held by such retiring Trustee hereunder, subject nevertheless to its lien, if any, provided for in Section 7.5.  Upon written request of any such successor Trustee, the Holders and the Company shall execute any and all instruments in writing for fully and certainly vesting in and confirming to such successor Trustee all such rights and powers.

(b)          No successor Trustee shall accept appointment as provided in this Section 7.4 unless at the time of such acceptance such successor Trustee shall be eligible to act as the Trustee under Section 7.3(d).

(c)          Upon acceptance of appointment by a successor trustee as provided in this Section 7.4, the successor trustee shall notify each Holder of such appointment by delivery at its last address as shall appear in the Register, and shall deliver a copy of such notice to the Company.  If the acceptance of appointment is substantially contemporaneous with the resignation of the previous Trustee, then the notice required by the preceding sentence may be combined with the notice required by Section 7.3.

(d)          Any resignation, removal or appointment of a successor Trustee shall occur with respect to all Notes.

Section 7.5          Trustee Fees and Expenses; Indemnity.

(a)          The Company covenants and agrees to pay to each of the Trustee and each Agent from time to time, and the Trustee shall be entitled to, compensation as agreed in writing between the Company and the Trustee and the Company and such Agent from time to time (which compensation shall not be limited by any provision of applicable law in regard to the compensation of a trustee of an express trust).

(b)          The Company covenants and agrees to pay or reimburse, or cause the payment or reimbursement of, the Trustee and each predecessor Trustee and each Agent, upon its request, for all duly documented expenses, disbursements and advances reasonably incurred or made by or on behalf of it in accordance with this Indenture (including the compensation of, and expenses and disbursements of, its counsel and of all agents and other Persons not regularly in its employ), except any such expense, disbursement or advance as may arise from its own bad faith, negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(c)          The Company and each Subsidiary Guarantor, jointly and severally, shall indemnify and hold harmless each of the Trustee and any predecessor Trustee, each Agent and their officers, employees, directors and agents for, and shall hold them harmless against, any and all loss, damage, claim, liability or expense (including attorneys’ fees and expenses), including Taxes (other than Taxes based upon, measured by or determined by the income of such Person), arising out of or in connection with this Indenture or the Notes or the Subsidiary Guarantees, and the transactions contemplated thereby, including the acceptance or administration of the trust hereunder, including the costs and expenses of defending itself against any claim (whether asserted by the Company, any Subsidiary Guarantor or any Holder or any other Person), including, without limitation, any and all reasonable attorneys’ fees and expenses, or liability in connection with the exercise or performance of any of its powers, rights or duties hereunder or thereunder, except to the extent that such loss, damage, claim, liability or expense is due to its own negligence or willful misconduct as determined by a final, non-appealable judgment of a court of competent jurisdiction.

(d)          In addition to and without prejudice to its other rights hereunder, when the Trustee incurs expenses or renders services in connection with any Event of Default, the expenses (including the compensation of, duly documented reasonable expenses of and disbursements by its counsel) and the compensation for its services are intended to constitute expenses of administration under any applicable United States federal or state or non-U.S. bankruptcy, insolvency or other similar law.

(e)          To secure the Company’s and any Subsidiary Guarantor’s obligations under this Section 7.5, the Trustee shall have a first lien on, and may withhold or set-off any amounts due and owing to it under this Section 7.5 from, any money or Property held or collected by the Trustee in its capacity as Trustee, except for such money and Property which is held in trust to pay the principal, premium (if any) or interest on particular Notes.

(f)          “Trustee” for purposes of this Section 7.5 shall include any predecessor or successor Trustee; provided, however, that the negligence, willful misconduct or bad faith of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

(g)          The provisions of this Section 7.5 shall survive the termination of this Indenture or payment of the Notes and the resignation or removal of the Trustee and/or any Agent.

Section 7.6          Documents Furnished to the Holders.

(a)          Within 60 days after each May 15 beginning with May 15, 2021, and for so long as Notes remain outstanding, the Trustee shall mail to the Holders of the Notes a brief report dated as of such reporting date that complies with Trust Indenture Act Section 313(a) provided that if no event described in Trust Indenture Act Section 313(a) has occurred within the twelve months preceding the reporting date, no report need be transmitted.  The Trustee also shall comply with Trust Indenture Act Section 313(b) to the extent applicable.  The Trustee shall also transmit by mail all reports as required by Trust Indenture Act Section 313(c). A copy of each report at the time of its mailing to the Holders of Notes shall be mailed to the Company and filed with the Commission and each stock exchange on which the Notes are listed in accordance with Trust Indenture Act Section 313(d).  The Company shall promptly notify the Trustee when the Notes are listed on any stock exchange or any delisting thereof.

(b)          As promptly as practicable after, and in any event within 90 days after the receipt by the Trustee of notice or its actual knowledge in accordance with Section 7.2(e) of, any Event of Default with respect to any Note (or an event that would be a Default with respect to any Note with the expiration of any applicable grace period, giving of notice or both) that has occurred and is continuing, the Trustee shall, subject to Section 7.2(e), deliver notice of such Default or Event of Default to all Holders of Outstanding Notes as their names and addresses appear on the Register. Except in the case of a Default or Event of Default in the payment of principal of, premium, if any, or interest on any Note, the Trustee may withhold notice if and so long as a committee of its trust officers in good faith determines that withholding notice is in the interests of the Holders.

Section 7.7          Merger, Conversion, Consolidation and Succession.  Any Person or other entity into which the Trustee may be merged or converted or with which it may be consolidated, or any Person or other entity resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any Person or other entity succeeding to all or substantially all of the corporate trust business of the Trustee (including this transaction), shall be the successor of the Trustee hereunder (provided that such corporation or other entity shall be otherwise qualified and eligible hereunder) without the execution or filing of any paper or any further action on the part of any of the parties hereto.  If any Notes shall have been authenticated but not delivered by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 7.8          Eligibility; Disqualification.  There shall at all times be a Trustee hereunder which shall be an Independent organization or entity organized and doing business under the laws of the United States of America or of any state thereof, (a) authorized under such laws to exercise corporate trust powers, (b) has or (in the case of a Trustee included in a bank holding company system, the related bank holding company) having a combined capital and surplus of at least U.S.$50,000,000, (c) subject to supervision or examination by federal or state authority and (d) having an office within the United States.  If such organization or entity publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 7.8, the combined capital and surplus of such organization or entity shall be deemed to be its combined capital and surplus as set forth in its most recent published report of condition.  If the Trustee acquires any conflicting interest as described in the Trust Indenture Act (as in effect at such time), it must eliminate such conflict within 90 days, apply to the Commission for permission to continue as trustee, or resign.  If the Trustee is no longer eligible under Section 7.10 or in the circumstances described in Section 310(b) of the Trust Indenture Act, any Holder that satisfies the requirements of Section 310(b) of the Trust Indenture Act may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

Section 7.9          No Action Except Under Specified Documents or Instructions.  The Trustee shall not manage, control, use, sell, dispose of or otherwise deal with any part of the Company’s Property (excluding any Notes) except (a) after an Event of Default, it may exercise the rights granted to and the authority conferred upon the Trustee pursuant to this Indenture and the Notes and (b) at the written request of the Required Holders or other percentage of Holders otherwise permitted under this Indenture and upon the receipt of indemnity satisfactory to the Trustee, in accordance with any document or instruction delivered to the Trustee pursuant hereto.

Section 7.10        Not Acting in its Individual Capacity.  In accepting the trusts hereby created, the entity acting as Trustee acts solely as Trustee hereunder and not in its individual capacity and all Persons having any claim against the Trustee by reason of the transactions contemplated by this Indenture or any Note shall look only to the Company for payment or satisfaction thereof.

Section 7.11        Preferential Collection of Claims Against Company.  The Trustee is subject to TIA Section 311(a), excluding any creditor relationship listed in TIA Section 311(b).  A Trustee who has resigned or been removed shall be subject to TIA Section 311(a) to the extent indicated therein.

Section 7.12        Co-Trustee and Separate Trustees.

(a)          Notwithstanding any other provisions of this Indenture, at any time for the purpose of meeting any legal requirement of any jurisdiction, the Trustee shall have the power and may execute and deliver all instruments necessary to appoint one or more Persons to act as a co-trustee or co-trustees, or separate trustee or separate trustees, and to vest in such

Person or Persons, in such capacity and for the benefit of the Holders, subject to the other provisions of this Section 7.12, such powers, duties, obligations, rights and trusts as the Trustee may consider necessary or desirable; provided, however, that, prior to an Event of Default, no co-trustee, co-trustees, separate trustee or separate trustees shall be appointed without the prior written consent of the Company, which consent shall not to be unreasonably withheld.  Each co-trustee or separate trustee hereunder shall be required to have a combined capital and surplus of at least U.S.$25,000,000 and the Trustee shall, at the expense of the Company, provide prompt notice to Holders of the appointment of any co-trustee or separate trustee.

(b)          Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i)          all rights, powers, duties and obligations conferred or imposed upon the Trustee shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of the collateral or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

(ii)          neither the Trustee nor any co-trustee or separate trustee hereunder shall be personally liable by reason of any act or omission of any other trustee, co-trustee or separate trustee hereunder; and

(iii)        the Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

(c)          Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them.  Every instrument appointing any separate trustee or co-trustee shall refer to this indenture and the conditions of this Article Seven.  Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Indenture, specifically including every provision of this Indenture relating to the conduct of, affecting the liability of, or affording protection or rights (including the right to compensation, reimbursement and indemnification hereunder) to, the Trustee.  Every such instrument shall be filed with the Trustee.

ARTICLE EIGHT
DEFEASANCE; DISCHARGE OF INDENTURE

Section 8.1          Legal Defeasance and Covenant Defeasance.

(a)          The Company may, at its option and at any time, upon compliance with the conditions set forth in Section 8.1(c), elect to have its obligations discharged with respect to the Outstanding Notes and all obligations of the Subsidiary Guarantors discharged with respect to the Subsidiary Guarantees and the Company and the Grantors may terminate the Liens of the Security Documents on the Collateral (“Legal Defeasance”).  Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the Outstanding Notes on the 91st day after the deposit specified in Section 8.1(c)(i), except for:

(i)          the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on, the Notes when such payments are due from the trust referred to in Section 8.1(c)(i) below;

(ii)         the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(iii)        the rights, powers, trusts, duties and immunities of the Trustee and obligations of the Company and the Subsidiary Guarantors in connection therewith; and

(iv)         this Section 8.1.

(b)         In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to the covenants that are described under Article Three and the Company and the Grantors may terminate the Liens of the Security Documents on the Collateral (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes.  In the event Covenant Defeasance occurs, certain events (other than non-payment and bankruptcy, receivership, reorganization and insolvency events with respect to the Company) described in Section 6.1 shall no longer constitute an Event of Default with respect to the Notes.

(c)          In order to exercise either Legal Defeasance or Covenant Defeasance:

(i)           the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, certain direct non-callable obligations of, or guaranteed by, the United States, or a combination thereof, in such amounts as will be sufficient without reinvestment, in the written opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants delivered to the Trustee, to pay the principal of, premium, if any, and interest (including Additional Amounts) on the Outstanding Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be;

(ii)          in the case of Legal Defeasance, the Company has delivered to the Trustee an Opinion of Counsel from U.S. counsel independent of the Company (subject to customary exceptions and exclusions) to the effect that:

(A)         the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(B)         since the Issue Date, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall state that, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iii)        in the case of Covenant Defeasance, the Company has delivered to the Trustee an Opinion of Counsel from U.S. counsel independent of the Company (subject to customary exceptions and exclusions) to the effect that the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(iv)         no Default or Event of Default has occurred and is continuing on the date of the deposit pursuant to Section 8.1(c)(i) (except any Default or Event of Default resulting from any failure to comply with Section 3.11 as a result of the borrowing of the funds required to effect such deposit);

(v)          the Company has delivered to the Trustee an Officer’s Certificate stating that such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, this Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(vi)         the Company has delivered to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or any Subsidiary of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(vii)       the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel from U.S. counsel (subject to customary exceptions and exclusions), each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance in this Indenture, as the case may be, have been complied with.

Section 8.2          Application of Trust Money.  The Trustee shall hold in trust U.S. Dollars or U.S. Government Obligations deposited with it pursuant to this Article Eight and shall have no obligation to invest such funds.  It shall apply the deposited money and the U.S. Dollars from U.S. Government Obligations, together with earnings thereon, through the Paying Agent and in accordance with this Indenture to the payment of principal of and interest on the Notes.  Anything in this Article Eight to the contrary notwithstanding, the Trustee shall deliver or pay to the Company from time to time upon the Company’s written request any U.S. Dollars or U.S. Government Obligations held by it as provided in this Section  8.2 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee, are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.3          Repayment to Company.

(a)          The Trustee and the Paying Agent shall promptly turn over to the Company upon request any excess money or securities held by them upon payment of all the Obligations under this Indenture.

(b)         Subject to any applicable abandoned property law, the Trustee and the Paying Agent shall pay to the Company upon request any money held by them for the payment of principal of or interest on the Notes that remains unclaimed for two years, and, thereafter, Holders entitled to the money must look to the Company and the Subsidiary Guarantors for payment as general creditors and all liability of the Trustee or such Paying Agent with respect to such trust money shall thereupon cease.

Section 8.4           Indemnity for U.S. Government Obligations.  The Company shall pay and shall indemnify the Trustee against any tax, fee or other charge imposed on or assessed against U.S. Government Obligations or the principal and interest received on such U.S. Government Obligations deposited with the Trustee pursuant to this Article Eight.

Section 8.5          Reinstatement.  If the Trustee or Paying Agent is unable to apply any U.S. Dollars or U.S. Government Obligations in accordance with this Article Eight by reason of any legal proceeding or by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the obligations of the Company under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to this Article Eight until such time as the Trustee or Paying Agent is permitted to apply all such U.S. Dollars or U.S. Government Obligations in accordance with this Article Eight; provided, however, that, if the Company has made any payment of principal of or interest on any Notes because of the reinstatement of its obligations, the Company shall be subrogated to the rights of the Holders of such Notes to receive such payment from the U.S. Dollars or U.S. Government Obligations held by the Trustee or Paying Agent.

ARTICLE NINE
SATISFACTION AND DISCHARGE

Section 9.1          Satisfaction and Discharge.

(a)          This Indenture shall be discharged and shall cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes and the rights, powers, trusts duties and immunities of the Trustee and the obligations of the Company and the Subsidiary Guarantors in connection therewith, as expressly provided for in this Indenture) as to all Outstanding Notes when:

(i)          Either:

(A)         all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and

Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(B)         all Notes not theretofore delivered to the Trustee for cancellation have become due and payable or will become due and payable within one year, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds or U.S. Government Obligations or a combination thereof, sufficient without reinvestment in the written opinion of a nationally recognized investment bank, appraisal firm or firm of independent accountants delivered to the Trustee to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit (in the case of Notes that have become due and payable), or to the Stated Maturity or Redemption Date, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment;

(ii)         the Company has paid all other sums payable by it under this Indenture and the Notes; and

(iii)        the Company has delivered to the Trustee and the Collateral Agent an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent under this Indenture relating to the satisfaction and discharge of this Indenture have been complied with.

(b)         Promptly following the payment in full of all outstanding Notes and other amounts payable pursuant to the Indenture Documents or the satisfaction and discharge of this Indenture, the Company and the Subsidiary Guarantors, at their expense, shall prepare and deliver to the Trustee or Collateral Agent, as applicable, for execution, appropriate instruments causing the lien and security interests related to the Collateral to be released. Upon receipt of such executed instruments from the Trustee or Collateral Agent, as applicable, the Company shall promptly file and record such instruments where required by applicable law.

ARTICLE TEN
AMENDMENTS

Section 10.1        Without Consent of Holders.

(a)         From time to time, the Company, the Subsidiary Guarantors, the Trustee and the Collateral Agent, without the consent of the Holders, may amend, modify or supplement this Indenture, the Notes, the Security Documents and the Subsidiary Guarantees for the following purposes:

(i)          to cure any ambiguity, defect or inconsistency contained therein, as evidenced by an Officer’s Certificate;

(ii)          to provide for the assumption by a Surviving Entity of the obligations of the Company or the assumption by a successor person of a Subsidiary Guarantee, in each case, in accordance with the terms of this Indenture;

(iii)        to add Subsidiary Guarantees or additional Guarantees with respect to the Notes or release a Subsidiary Guarantee, in each case, in accordance with the terms of this Indenture;

(iv)        to secure the Notes with additional collateral;

(v)          to add to the covenants of the Company and/or any Restricted Subsidiary for the benefit of the Holders or surrender any right or power conferred upon the Company and/or any Restricted Subsidiary;

(vi)         to evidence the exchange of Global Notes for Certificated Notes and related Agent responsibilities, in each case that does not adversely affect the rights of any Holder in any material respect;

(vii)       to evidence the replacement of the Trustee as provided for under this Indenture;

(viii)      if applicable, in connection with any termination, release or discharge of any security permitted under this Indenture;

(ix)         to make any other change, including, without limitation, any change necessary to comply with the requirements of the Depositary, in each case, that does not adversely affect the rights of any Holder in any material respect;

(x)          to add any additional place of payment where the principal or interest on the Notes is payable or to provide for uncertificated Notes in addition to or in place of certificated Notes;

(xi)         to conform the text of this Indenture, the Subsidiary Guarantees, the Security Documents or the Notes to any provision of the Reorganization Plan (including Annex No. 1 thereto), to the extent such provision was intended to be a verbatim recitation of the text of this Indenture, the Subsidiary Guarantees, the Security Documents or the Notes (as applicable), which such intention shall be evidenced to the Trustee by delivery of an Officer’s Certificate from the Company, upon which the Trustee may conclusively rely; or

(xii)            to comply with any requirements of the Commission in connection with the qualification of this Indenture under the Trust Indenture Act.

Section 10.2          With Consent of Holders.

(a)          Modifications to, amendments of, and supplements to, this Indenture, the Notes, the Security Documents or the Subsidiary Guarantees may be made with the consent of the Required Holders, except that, without the consent of each Holder affected thereby, no amendment may:

(i)          reduce the percentage of the principal amount of the Outstanding Notes whose Holders must consent to an amendment, supplement or waiver;

(ii)          reduce the rate of or change or have the effect of changing the time for payment of interest on any Notes;

(iii)        reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefor;

(iv)        make any Notes payable in money other than that stated in the Notes;

(v)          make any change in provisions of this Indenture entitling each Holder to receive payment of principal of, premium, if any, and interest on such Notes on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Outstanding Notes to waive Defaults or Events of Default;

(vi)         amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control Repurchase Event that has occurred, make and consummate an Asset Sale Offer that is required to occur pursuant to the requirements of Section 3.13 or make and consummate an Event of License Loss Offer in respect of an Event of License Loss that has occurred;

(vii)       eliminate or modify in any manner a Subsidiary Guarantor’s obligations with respect to its Subsidiary Guarantee which adversely affects Holders in any material respect, except as contemplated in this Indenture;

(viii)      make any change in the provisions of this Indenture described under Section 3.10 that adversely affects the rights of any Holder or amend the terms of the Notes in a way that would result in a loss of exemption from any applicable taxes; and

(ix)         make any change to the provisions of this Indenture or the Notes that adversely affects the ranking of the Notes, provided that, for the avoidance of doubt, a change to the Section 3.18 shall be understood not to adversely affect the ranking of the Notes.

Notwithstanding the foregoing, any amendment, modification, consent or waiver of or under Sections 3.13 (Limitation on Asset Sales), 3.14 (Events of License Loss), and 3.26 (Special Asset Sale/Redemption) may be effected with the vote or consent of the Required Holders; except that any amendment, modification, consent or waiver affecting the redemption or purchase priorities of the Tranche A Notes under Sections 3.13, 3.14 or 3.26 or affecting the liquidation priority of the Tranche A Notes under this Indenture, shall not be effected without the vote or consent of the Required Tranche A Holders.

(b)          In addition, any amendment to, or waiver of, the provisions of this Indenture, the Subsidiary Guarantees, the Notes or any Security Document that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes shall require the consent of the Holders of at least 66 2/3% in aggregate principal amount of the Outstanding Notes; provided, however, that all Collateral shall be released from the Liens securing the Notes upon the discharge of the Company’s and the Subsidiary Guarantor’s obligations under the Notes and the Subsidiary Guarantees through the redemption of all of the Notes outstanding or payment in full of the obligations under this Indenture at maturity or otherwise, or upon any defeasance as described in Section 8.1 or any discharge as described in Section 9.1.

Section 10.3          Effect of Supplemental Indentures.  Upon the execution of any supplemental indenture under this Section 10.3, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.  Every supplemental indenture shall conform to the requirements of the Trust Indenture Act.

Section 10.4          Revocation and Effect of Consents and Waivers.

(a)          A consent to an amendment, supplement or waiver by a Holder of a Note shall bind the Holder and every subsequent Holder of that Note or portion of the Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent or waiver is not made on the Note.  However, any such Holder may revoke the consent or waiver as to such Holder’s Note or portion of the Note if the Trustee receives the notice of revocation before the date the amendment, supplement or waiver becomes effective.  After an amendment, supplement or waiver becomes effective, it shall bind every Holder, except as otherwise provided in this Article Ten.  An amendment, supplement or waiver requiring the consent of the Holders shall become effective upon receipt by the Trustee of the requisite number of written consents specified under Section 10.2.

(b)          The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to give their consent or take any other action described in Section 10.4 or required or permitted to be taken pursuant to this Indenture.  If a record date is fixed, then notwithstanding Section 10.4(a), those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to give such consent or to revoke any consent previously given or to take any such action, whether or not such Persons continue to be Holders after such record date.  No such consent shall be valid or effective for more than 90 days after such record date.

Section 10.5          Notation on or Exchange of Notes.  If an amendment or supplement changes the terms of a Note, the Trustee may require the Holder to deliver it to the Trustee.  The Trustee may place an appropriate notation on the Note regarding the changed terms and return it to the Holder.  Alternatively, if the Company or the Trustee so determines, the Company in exchange for the Note shall execute and upon Company Order the Trustee shall authenticate a new Note that reflects the changed terms.  Failure to make the appropriate notation or to issue a new Note shall not affect the validity of such amendment or supplement.

Section 10.6        Trustee to Sign Amendments and Supplements.  The Trustee shall sign any amendment or supplement authorized pursuant to this Article Ten if the amendment or supplement does not adversely affect the rights, protections, duties, liabilities, immunities or indemnities of the Trustee.  If it does, the Trustee may but need not sign it.  In signing such amendment or supplement the Trustee shall be entitled to receive indemnity and/or security satisfactory to it and to receive, and (subject to Section 7.1 and Section 7.2) shall be fully protected in conclusively relying upon, such evidence as it deems appropriate, including solely on an Officer’s Certificate and an Opinion of Counsel each stating that such amendment or supplement is authorized or permitted hereby.

Section 10.7         Actions by Beneficial Owners. In the case of any action permitted to be taken by Holders constituting a majority or other percentage of the Outstanding Notes or any Holder individually (including notices of acceleration, directions to the Trustee or the Collateral Agent, waivers (of Events of Default or otherwise) or consents), including for purposes of actions of Required Holders or Required Tranche A Holders, such action shall be deemed to have been properly taken or authorized by the equivalent Beneficial Owners who provide to the Trustee and the Company confirmations from DTC participants who are custodians for such Beneficial Owner that such DTC participants hold beneficial interests in the Notes for such Beneficial Owners and stating the amounts so held.

ARTICLE ELEVEN
COLLATERAL AND SECURITY

Section 11.1          Creation and Perfection of Security Interests.

(a)          (i)           The Notes shall be secured by first-priority Liens pursuant to the Security Documents to be entered into from time to time by the Company and certain of its Subsidiaries (collectively, the “Grantors”) and Lord Securities Corporation (together with its Subsidiaries and Affiliates acting as its sub-agent or representative or directly as collateral agent (collectively, the “LS Sub-Agents”)), as collateral agent (the “Collateral Agent”) for the benefit of the Holders from time to time.  For the avoidance of doubt, when reference is made herein to the Collateral Agent, it shall be deemed to include a reference, where applicable, to the LS Sub Agents so appointed.

(ii)          Pursuant to the Reorganization Plan (including Annex No. 1 thereto), the Senior Secured Notes due 2022 Security Documents were amended and modified by the Reorganization Plan to provide that the Notes shall be secured by first-priority Liens pursuant to the Senior Secured Notes due 2022 Security Documents as so amended and modified to the same extent and in the same manner as the Senior Secured Notes due 2022 were secured, including as provided in Article Eleven of the Senior Secured Notes due 2022 Indenture, and with the same initial Collateral Agent, and an executive titles (título ejecutivo) in Chile to facilitate the execution of the Liens shall be provided to the satisfaction of the Trustee and the Collateral Agent.  Such executive title (título ejecutivo) shall designate the Trustee (with any future assignment limited to any substitute or replacement of the Trustee under this Indenture) as

“Payee” for the benefit and on behalf of the Holders and the Beneficial Owners, shall be Permitted Indebtedness and a Guaranteed Obligation, and shall be secured by first-priority Liens pursuant to the Security Documents to the same extent as the Notes.  Any principal, interest or other amount paid from time to time (whether upon maturity, acceleration, redemption, repurchase or otherwise) in respect of this Indenture or the Notes or such executive title (título ejecutivo) shall likewise be deemed to be paid in respect of the other (as the case may be), with payments under the executive title (título ejecutivo) to be allocated between the Tranche A Notes and the Tranche B Notes in accordance with this Indenture, so that there shall be no duplication of the Obligations of the Company and the Subsidiary Guarantors under this Indenture or the Notes, on the one hand., and the executive title (título ejecutivo), on the other hand.  Without limiting any action which may be taken, or remedy that may be exercised, by the Trustee, the Collateral Agent, the Holders or the Beneficial Owners under or with respect to this Indenture or the Notes (including upon the occurrence of any Event of Default or under Article Six (Defaults and Remedies)), all such actions may be taken and remedies exercised by the Trustee, the Collateral Agent, the Holders or the Beneficial Owners equally with respect to the executive title (título ejecutivo) (independent of, or in conjunction or cumulative with, actions and remedies under this Indenture or the Notes); however, no such actions may be taken or remedies exercised with respect to the executive title (título ejecutivo) unless also permitted at such time to be taken under or with respect to the Indenture or the Notes.  As soon as practicable, new Security Documents shall be executed by the Company to replace the Senior Secured Notes due 2022 Security Documents as so amended and modified to the same extent and in the same manner as the Senior Secured Notes due 2022 were secured.

(b)         Without limiting the provisions of Section 11.1(a)(ii), the Company and the relevant Grantors shall use their reasonable best efforts to create, as soon as practicable after the Issue Date, additional Liens consisting of:

(i)          first-priority mortgages on the Coquimbo Real Estate and the Pucón Real Estate, pursuant to mortgage instruments governed by Chilean law substantially in the form attached hereto as Exhibit B (the “Mortgages”);

(ii)          a security interest in the series A common stock of Baluma S.A. (the “Baluma A Stock”) effected through a trust agreement governed by Uruguayan law substantially in the form attached hereto as Exhibit C (the “Uruguayan Trust Agreement”), which will be subject to the jurisdiction of Uruguayan courts;

(iii)        a pledge of all of the series B common stock of Baluma S.A. (the “Baluma B Stock,” and together with the Baluma A Stock, the “Baluma Stock”) pursuant to a stock pledge agreement governed by Uruguayan law and subject to the jurisdiction of Uruguayan courts substantially in the form attached hereto as Exhibit D (the “Uruguayan Stock Pledge Agreement”); and

(iv)        a pledge of all of the common stock of Enjoy Consultora S.A. (the “Consultora Stock”), all of the common stock of the Company’s Subsidiary Inmobiliaria Proyecto Integral Coquimbo SpA (the “Coquimbo Stock”), and all of the common stock of the Company’s Subsidiary Inmobiliaria Kuden SpA (the “Pucón Stock”), pursuant to stock pledge agreements governed by Chilean law and subject to the jurisdiction of

Chilean courts substantially in the forms attached hereto as Exhibit E (the “Chilean Stock Pledge Agreements”)

and perfect them under Chilean and Uruguayan law, as applicable, and in accordance with the Security Documents, in each case, to be completed on or before the date that is 180 days after the Issue Date, provided that a failure to create and perfect such Liens on or before the date that is 180 days after the Issue Date shall result in an increase in the interest rate applicable to the Notes as provided in Section 3.24.

(c)          Each of the Company and the Grantors shall take, or cause to be taken, all actions necessary to maintain each Security Document to which it is a party in full force and effect and enforceable in accordance with its terms and to maintain and preserve the Liens created by such Security Documents and the priority thereof, including (i) making filings and recordations, (ii) making payments of fees, taxes and other charges on a timely basis, (iii) issuing and, if necessary, filing or recording supplemental documentation, including discharging all claims or other Liens adversely affecting the rights of any Secured Party in any Collateral, publishing or otherwise delivering notice to third parties, and (iv) taking all other actions either necessary or otherwise reasonably requested by the Collateral Agent (acting at the instruction of the Trustee, who shall act as directed pursuant to this Indenture) to ensure, to the extent permitted by applicable law, that all Collateral is subject to a valid and enforceable first priority Lien in favor of the Collateral Agent for the benefit of the Secured Parties (except as otherwise permitted under this Indenture and the Security Documents).

(d)          Upon the creation and perfection of the Liens on the Collateral securing the Notes in accordance with the Security Documents, each of the Company and the Subsidiary Guarantors shall, within 60 days of perfection, furnish, or cause to be furnished, to the Trustee and the Collateral Agent, an Opinion of Counsel either stating that, in the opinion of such counsel, such action has been taken pursuant to the terms of the Security Documents with respect to (i) amending or supplementing the Security Documents (or providing additional Security Documents, notifications or acknowledgments) as is necessary to subject all the Collateral to the Lien of the Security Documents and (ii) the recordation of the Security Documents (including, without limitation, any amendment or supplement thereto) and any other requisite documents.  Such Opinion of Counsel shall also describe the recordation of the Security Documents and any other requisite documents or the taking of any other action that will, in the opinion of such counsel, be required to maintain the Liens purported to be created by the Security Documents after the date of such opinion, as a first priority perfected security interest.

Section 11.2          Use of the Collateral.  Subject to the terms of the Security Documents, the Company and the Grantors shall have the right to remain in possession and retain exclusive control of the Collateral securing the Notes (other than for Coquimbo Stock, Pucón Stock, Consultora Stock and Baluma B Stock, which will remain in the possession of the Collateral Agent, and the Baluma A Stock, which will be transferred to the trust established by the Uruguayan Trust Agreement), to freely vote or operate the Collateral, as applicable, and to collect, invest and dispose of any income therefrom.  In addition, Collateral Permitted Liens may be Incurred on the Collateral.

Section 11.3          Maintenance of Collateral.

(a)          The Company and the Subsidiary Guarantors shall do all acts as may be reasonably necessary or appropriate to maintain and preserve the Collateral as set forth in the Security Documents; provided, that the preceding requirement shall not prevent the Company or any of its Restricted Subsidiaries from discontinuing the use, operation or maintenance of Collateral or disposing of Collateral, if such discontinuance or disposal (a) is, in the judgment of the Company, desirable in the conduct of the business of the Company and the Subsidiary Guarantors taken as a whole and (b) is otherwise in compliance with the provisions of the Security Documents and this Indenture, including, without limitation, in the case of a disposal, Section 3.13.

(b)          The Company and the Subsidiary Guarantors shall pay all real estate and other taxes, and maintain in full force and effect all material permits and insurance coverages, in each case as provided in the Security Documents.

(c)          Notwithstanding any other provision of this Indenture, neither the Trustee nor the Collateral Agent has any responsibility for the validity, perfection, priority or enforceability of any Lien, Share Pledge or other security interest.  The Trustee shall have no obligation to take (or direct the Collateral Agent to take) any action to procure or maintain such validity, perfection, priority or enforceability.

Section 11.4          Appointment of the Collateral Agent.

(a)          The Company and each Holder, by acquiring the Notes, shall be deemed to have acknowledged and approved, and the Trustee hereby acknowledges:  (i) the appointment of the Collateral Agent (as defined in Section 11.1(a) above) under this Indenture and the terms hereof; (ii) the entry by the Collateral Agent into security documents governed by applicable laws, including the laws of Chile and Uruguay; (iii) the performance hereunder and thereunder by the Collateral Agent and/or (including in the event of any default) as instructed by the Trustee under the terms of this Indenture (acting on behalf of the applicable Holders of the Notes); and (iv) that the rights, protections, immunities and indemnities granted to the Trustee hereunder shall also inure to the benefit of the Collateral Agent (including each LS Sub-Agent) acting hereunder and under the Security Documents and all of the provisions of this Indenture granting such rights, protections, immunities and indemnities (including but not limited to Section 7.2 and Section 7.5 hereof) shall apply to the Collateral Agent (including the LS Sub-Agents) as if such Persons were named in such provisions.  Without affecting the Collateral Agent’s responsibilities and duties contained herein, the Collateral Agent shall be entitled to request information from the Trustee regarding the identity of any Holders purporting to be the Required Holders.  The provisions of this Section 11.4 shall survive the resignation or removal of the Collateral Agent and the termination of the Indenture.

(b)         Without limiting Section 11.4(a) hereof, and subject to the provisions of Sections 7.2 and 7.5 hereof, the Trustee, the Holders and the Beneficial Owners, by accepting the benefits of the Notes under this Indenture (i) appoint and empower the Collateral Agent as the Collateral Agent; (ii) irrevocably constitute and empower the Collateral Agent as their true and lawful attorney in fact with full power and authority to enter into the Security Documents under

Chilean and Uruguayan law and take any actions thereunder, including the custody of the executive title (título ejecutivo) issued under Chilean law or any other relevant documentation, as instructed by the Trustee acting on behalf of the Holders or as instructed by the Holders or the Beneficial Owners in accordance with the Indenture; and (iii) confer special power of attorney to the Collateral Agent so that, the Collateral Agent (as instructed by the Trustee, the Holders or the Beneficial Owners in accordance with the Indenture) may initiate legal actions on behalf of the Trustee, the Holders or the Beneficial Owners to foreclose the Collateral and collect the executive title (título ejecutivo) as provided in Section 11.1(a)(ii), and has powers to, including, but not limited to, file complaints and all kind of pleadings,  produce evidence, file any kind of appeal, demand liquidations and bankruptcies, and in general to perform all judicial acts which the Trustee, the Holders or the Beneficial Owner may be entitled. This power of attorney is to be construed as given for the total duration of the legal proceedings, its different instances, recourses, incidents and stages, including the preliminary hearings and the stage of enforcement of the judgment, and empowers the attorney in fact to perform all acts related to the lawsuit. With respect to the powers and authority conferred in (ii) and (iii) above, the Collateral Agent is authorized to grant special powers of attorney to third Persons with any or all the powers that are herein given, and substitute wholly or partially these powers of attorney. In case of substitution, the Collateral Agent shall continue to exercise the powers granted herein even if so was not expressly stated in the substitution.

(c)          The Collateral Agent may resign upon 30 days prior written notice to the Company and the Trustee, and the appointment of a successor Collateral Agent will become effective only upon the successor Collateral Agent’s acceptance of appointment as provided in this Section.  Upon receipt of such notice of resignation, the Company shall promptly appoint a successor Collateral Agent, and the Trustee shall deliver a copy of such notice to the Holders.  Upon delivery by the successor Collateral Agent of a written acceptance of its appointment to the retiring Collateral Agent, the Company and the Trustee, (i) the retiring Collateral Agent will transfer all property held by it as Collateral Agent to the successor Collateral Agent, (ii) the resignation or removal of the retiring Collateral Agent will become effective, and (iii) the successor Collateral Agent will have all the rights, powers and duties of the Collateral Agent under the Indenture.  Upon the reasonable request of any successor Collateral Agent, the Trustee or the Company, as applicable, will execute instruments for fully vesting in, and confirming to, the successor Collateral Agent all such rights and powers.  If requested in writing by the Company, the Trustee shall, at the expense of the Company, provide notice of the appointment of a successor Collateral Agent in accordance with Section 13.1 to all Holders within five days of such event, and include in the notice the name and address of the successor Collateral Agent.  In the event the Collateral Agent resigns or is removed under this Section 11.4, the Collateral Agent shall also be deemed to have resigned or been removed under each of the Security Documents.  Any successor Collateral Agent shall be deemed to be appointed as Collateral Agent under each of the Security Documents.

(d)          For the avoidance of doubt, Section 7.3 shall be read to apply to the Collateral Agent and the Security Documents, mutatis mutandis, in addition to the Trustee and this Indenture.

Section 11.5         Compliance with Section 314 of the Trust Indenture Act.  The Issuer shall comply with the provisions of Section 314(b) of the Trust Indenture Act, including the delivery to the Trustee of any opinions relating to the perfection of the security interest in the Collateral, to the extent required thereby.

Section 11.6         Release of Collateral.

(a)          The Company shall be entitled to releases of assets included in the Collateral from the Liens under the Security Documents under any one or more of the following circumstances:

(i)          with respect to the Coquimbo Assets or the Pucón Assets, upon an Event of License Loss Sale or an Event of License Loss Collateral Release with respect to such assets;

(ii)          if the Company exercises its legal defeasance option or covenant defeasance option as described in Section 8.1;

(iii)        upon satisfaction and discharge of this Indenture as described in Section 9.1.

(iv)         pursuant to any disposition of assets permitted by this Indenture and the Security Documents; provided that, in the case of any Special Asset Sale, the Company has complied with Section 3.26;

(v)          as described under Article Ten; or

(vi)         upon payment of all principal, interest, Additional Amounts, if any, and all other obligations under the Notes.

provided that, in the case of any release in whole pursuant to this Section 11.6(a), all amounts owing to the Trustee and the Collateral Agent under this Indenture, the Notes, the Subsidiary Guarantees and the Security Documents, have been paid or otherwise provided for to the reasonable satisfaction of the Trustee and Collateral Agent.

(b)          With respect to the release of Collateral, the Company shall furnish to the Trustee and Collateral Agent, prior to each proposed release of such Collateral pursuant to the Security Documents and this Indenture an Officer’s Certificate and Opinions of Counsel stating that all conditions precedent provided for in this Indenture and the Security Documents to such release have been complied with; provided, however, unless the Company or the Subsidiary Guarantors request that the Trustee and/or Collateral Agent execute a release or otherwise acknowledge such release, in no event shall an Officer’s Certificate or Opinions of Counsel be required to release a Lien on Collateral that is sold or pledged in the ordinary course of business to the extent such sale or pledge is permitted by this Indenture.

(c)          Upon receipt of a written request of the Company to execute a release and the Officer’s Certificate and Opinions of Counsel set forth in this Section 11.6(b), and provided that the release of Collateral is in accordance with the terms of this Indenture and the Security Documents, the Trustee and/or the Collateral Agent shall execute any release or reconveyance presented to it with such written request and, if necessary, the Collateral Agent shall, at the

Company’s expense, execute (and the Company shall file) such documents or instruments (that are prepared by the Company and provided to the Collateral Agent) as shall be reasonably received to provide for the release by the Collateral Agent of the released Collateral.

(d)          The Company and each Guarantor shall comply with the provisions of Trust Indenture Act Section 314(d) with respect to each release of Collateral.

Section 11.7          Chilean Law.  For the avoidance of doubt, the Collateral Agent (whether directly or represented or acting through its Affiliate, TMF Chile Asesorías Empresariales Limitada), with respect to Collateral located in Chile is hereby authorized to perform the following acts for the benefit of the Holders:  (i) to appear as Collateral Agent in Chile in one or more public deeds, accepting the Security Documents in which the applicable Collateral Agent will be empowered to agree in said documents to all the necessary and appropriate clauses, terms and conditions; (ii) to grant, execute, deliver and perform any other act, contract, agreement, document or instrument in connection with the above, or the documents executed thereunder, which may be necessary to authorize or grant such Security Documents and to fulfill the acts mentioned in clause (i) above, whether such agreements are granted by public deed or private instrument, and said documents or agreements may be in such form and contain such provisions as the Collateral Agent shall approve or agree; (iii) to do and perform any and all other acts which may be necessary or desirable to complete and execute the Security Documents and perfect, maintain and preserve the Security Documents and the security interest created thereby; and (iv) to delegate the above powers to one or more sub-agents or representatives.

ARTICLE TWELVE
SUBSIDIARY GUARANTEES

Section 12.1          Subsidiary Guarantee.

(a)          (i)           Each Subsidiary Guarantor hereby fully, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, jointly and severally with each other Subsidiary Guarantor, to each Holder and the Trustee the full and punctual payment when due, whether at maturity, by acceleration, by redemption or otherwise, of the Obligations, including the fees and expenses of and other amounts owing to the Trustee (such guaranteed Obligations, the “Guaranteed Obligations”) of the Company under this Indenture and the Notes on a senior basis.  Each Subsidiary Guarantor further agrees (to the extent permitted by law) that the Obligations of the Company under this Indenture and the Notes may be modified in any manner, extended or renewed, in whole or in part, without notice or further assent from it, and that it shall remain bound under this Article Twelve notwithstanding any modification, extension or renewal of any Obligation of the Company under this Indenture and the Notes.  Each Subsidiary Guarantor hereby agrees to pay, in addition to the amounts stated above in this Section 12.1(a), any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the Holders in enforcing any rights under any Subsidiary Guarantee.

(ii)         The Subsidiary Guarantors agree that their obligations under the Senior Secured Notes due 2022 Indenture and the Senior Secured Notes due 2022 Security Documents shall be extended to the Notes for all legal purposes, in particular for purposes of article 1649 of the Chilean Civil Code. Consequently, all Mortgages, Collateral Pledge

Agreements and other guarantees granted by the Subsidiary Guarantors are and shall be ratified and extended accordingly, and will secure all obligations under the Notes, this Indenture and the Security Documents.

(b)          Each Subsidiary Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranteed Obligations and also waives notice of protest for non-payment.  Each Subsidiary Guarantor waives notice of any default under this Indenture, the Notes or the Subsidiary Guarantees.  The obligations of each Subsidiary Guarantor hereunder shall not be affected by (i) the failure of any Holder to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Notes or any other agreement or otherwise; (ii) any extension or renewal of any thereof; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Notes or any other agreement; (iv) the release of any security held by any Holder or the Trustee for the Guaranteed Obligations or any of them; (v) the failure of any Holder to exercise any right or remedy against any other Subsidiary Guarantor; or (vi) any change in the ownership of the Company.

(c)          Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by any Holder to any security held for payment of the Guaranteed Obligations.

(d)          The obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.  Without limiting the generality of the foregoing, the obligations of each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Subsidiary Guarantor or would otherwise operate as a discharge of such Subsidiary Guarantor as a matter of law or equity.

(e)          Each Subsidiary Guarantor further agrees that its Subsidiary Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any of the Guaranteed Obligations is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

(f)          In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against each Subsidiary Guarantor by virtue hereof, upon the failure of the Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise, each Subsidiary Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders an amount equal to the sum of:

(i)          the unpaid amount of such Guaranteed Obligations then due and owing; and

(ii)          accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law).

(g)          Each Subsidiary Guarantor further agrees that, as between such Subsidiary Guarantor, on the one hand, and the Holders, on the other hand:

(i)          the maturity of the Guaranteed Obligations may be accelerated as provided in this Indenture for the purposes of its Subsidiary Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations; and

(ii)          in the event of any such declaration of acceleration of such Guaranteed Obligations, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Subsidiary Guarantor for the purposes of its Subsidiary Guarantee.

Section 12.2        Limitation on Liability, Termination, Release and Discharge.

(a)          The obligations of each Subsidiary Guarantor hereunder shall be limited to the to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, not render the Guaranteed Obligations subject to avoidance under applicable fraudulent conveyance provisions of applicable law.

(b)          Each Subsidiary Guarantor further expressly waives irrevocably and unconditionally:

(i)          Any right it may have to first require any Holder to proceed against, initiate any actions before a court of law or any other judge or authority, or enforce or complete the enforcement of any other rights or security (or apply as payment on such security) or claim, or complete any claim for, payment from the Company or any other Person (including any Subsidiary Guarantor or any other guarantor) before claiming from it under this Indenture or the Notes;

(ii)          Any right to which it may be entitled to have the assets of the Company or any other Person (including any Subsidiary Guarantor or any other guarantor) first be used, applied or depleted as payment of the Company’s or the Subsidiary Guarantors’ obligations hereunder, prior to any amount being claimed from or paid by any of the Subsidiary Guarantors hereunder;

(iii)        Any right to which it may be entitled to have claims hereunder divided between the Subsidiary Guarantors or between any Subsidiary Guarantors and the Company; and

(iv)         To the extent applicable, the benefits of orden, excusión, división, retractación, quita and espera, to the excepción de subrogación provided by Article 2355 of the Chilean Civil Code, the acción de reembolso and any other rights not explicitly set forth herein because of the Subsidiary Guarantor’s knowledge thereof and any other related or applicable articles of the Chilean Civil Code and the code of any other applicable jurisdiction.

(c)          The obligations assumed by each Subsidiary Guarantor hereunder shall not be affected by the absence of judicial request of payment by a Holder to the Company or by whether any such Person takes timely action pursuant to applicable Chilean law and each Subsidiary Guarantor hereby expressly waives the provisions of such articles.

(d)         Each Subsidiary Guarantor shall be released and relieved of its obligations under its respective Subsidiary Guarantee upon (provided, that in each case the transaction is carried out pursuant to, and in accordance with, all other applicable provisions hereof):

(i)          a sale or other disposition (including by way of consolidation or merger) of the Subsidiary Guarantor or the sale or disposition of all or substantially all the assets of the Subsidiary Guarantor (other than to the Company or a Restricted Subsidiary) otherwise not prohibited by this Indenture;

(ii)          the designation in accordance with this Indenture of the Subsidiary Guarantor as an Unrestricted Subsidiary or the Subsidiary Guarantor otherwise ceases to be a Restricted Subsidiary in accordance with this Indenture; or

(iii)        defeasance or discharge of the Notes, as provided in Article Eight and Article Nine.

(e)          If the Subsidiary Guarantee of any Subsidiary Guarantor is deemed to be released or is automatically released, the Company shall deliver to the Trustee an Officers’ Certificate stating the identity of the released Subsidiary Guarantor, the basis for release in reasonable detail, and that such release complies with this Indenture. Upon Company Order, and upon delivery to the Trustee of an Officers’ Certificate and an Opinion of Counsel each stating that all conditions provided for in this Indenture to the release of such Subsidiary Guarantor have been complied with and that execution by the Trustee of an appropriate instrument acknowledging the release of such Guarantor from its Subsidiary Guarantee complies with this Indenture, the Trustee shall execute and deliver an appropriate instrument acknowledging, without recourse, representation or warranty, the release of such Guarantor from its Subsidiary Guarantee (it being understood that the failure to obtain any such instrument shall not impair any release pursuant to this Section 12.2(d)).

Section 12.3        Right of Contribution.  Each Subsidiary Guarantor that makes a payment or distribution under a Subsidiary Guarantee shall be entitled to a contribution from each other Subsidiary Guarantor in a pro rata amount, based on the net assets of each Subsidiary Guarantor determined in accordance with IFRS.  The provisions of this Section  12.3 shall in no respect limit the obligations and liabilities of each Subsidiary Guarantor to the Trustee and the Holders and each Subsidiary Guarantor shall remain liable to the Trustee and the Holders for the full amount guaranteed by such Subsidiary Guarantor pursuant to its Subsidiary Guarantee.

Section 12.4        No Subrogation.  Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in respect of any Guaranteed Obligations until payment in full in cash and/or U.S. Government Obligations of all Obligations under this Indenture and the Notes.  If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when any Obligations under this Indenture and the Notes shall not have been paid in full in cash and/or U.S. Government Obligations, such amount shall be held by such Subsidiary Guarantor in trust for the Trustee and the Holders, segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Trustee in the exact form received by such Subsidiary Guarantor (duly endorsed by such Subsidiary Guarantor to the Trustee, if required), to be applied against the Obligations under this Indenture and the Notes.

Section 12.5        [Reserved]

Section 12.6        Additional Subsidiary Guarantees.

(a)          The Company covenants and agrees to cause any existing or future Restricted Subsidiary (other than an Excluded Subsidiary), if at any time after the date hereof, that (A) as of the last date of any fiscal quarter and with respect to the Company and its Subsidiaries, individually represents at least 5% of the consolidated total assets of the Company and its Subsidiaries as determined in accordance with IFRS, or (B) for any twelve-month period ending as of the last day of any fiscal quarter, individually represents at least 5% of the Consolidated Adjusted EBITDA of the Company, to become a Subsidiary Guarantor, execute a supplemental indenture and deliver to the Trustee an Opinion of Counsel ; provided, however, that if (i) with respect to clause (A) of this Section 12.6(a), as of the last date of the relevant fiscal quarter, the Company and the then-existing Subsidiary Guarantors collectively represent at least 85% of the consolidated total assets of the Company and the then-existing Subsidiaries, then such Restricted Subsidiary shall not be required to become a Subsidiary Guarantor, and (ii) with respect to clause (B) of this Section 12.6(a), for the relevant twelve-month period, the Company and the then-existing Subsidiary Guarantors collectively represent at least 85% of the Consolidated Adjusted EBITDA of the Company, then such Restricted Subsidiary shall not be required to become a Subsidiary Guarantor.

(b)          The Company shall notify, in accordance with Section 13.1, the Holders of any execution of a supplemental indenture pursuant to and in accordance with Section 12.6(a).

ARTICLE THIRTEEN
MISCELLANEOUS

Section 13.1        Notices.

(a)          Any notice or communication shall be in writing and delivered in person or mailed by first class mail or sent by facsimile transmission addressed as follows:

if to the Company and the Subsidiary Guarantors:

Enjoy S.A.
Rosario Norte 555, Piso 10
Las Condes – Santiago de Chile
Attention:  Esteban Rigo-Righi, CFO
Email:  esteban.rigorighi@enjoy.cl

if to the Trustee:

UMB BANK, N.A.
100 William Street, Suite 1850
New York, New York 10038
Attention: Corporate Trust
E-mail: david.massa@umb.com

if to the Collateral Agent:

Lord Securities Corporation
48 Wall Street, 27th Floor
New York, New York 10005
U.S.A.
Attention:  General Counsel
Fax No.:  1 (212) 348-9012
Email:  edward.oconnell@tmf-group.com

The Company or the Trustee by notice to the other in accordance with the foregoing may designate additional or different addresses for subsequent notices or communications.

(b)          Notices to Holders of Certificated Notes shall be mailed to them at their registered addresses by the Company or, at the Company’s written request, by the Trustee.  Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption or repurchase) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with applicable procedures.

(c)          Notices shall be deemed to have been given on the date of delivery to the Depositary or mailing, as applicable, or of publication as aforesaid or, if published on different dates, on the date of the first such publication.

(d)          Notices shall be deemed to have been given on the date given as aforesaid in Section 12.1(c); provided, however, that notices to the Trustee shall only be deemed to have been given upon receipt thereof by the Trustee.

(e)          Any notice or communication mailed first class postage prepaid or electronically transmitted to a registered Holder shall be mailed or transmitted to the Holder at the Holder’s address as it appears on the Note Register maintained by the Registrar and shall be sufficiently given if so mailed or transmitted within the time prescribed.

(f)          Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.  If a notice or communication is delivered in the manner provided in this Section 13.1, it is duly given, whether or not the addressee receives it.

(g)         Any notice or communication delivered to the Company under the provisions herein shall constitute notice to the Subsidiary Guarantors.

(h)          In respect of this Indenture, the Trustee shall not have any duty or obligation to verify or confirm that the Person sending instructions, directions, reports, notices or other communications or information by electronic transmission is, in fact, a Person authorized to give such instructions, directions, reports, notices or other communications or information on behalf of the party purporting to send such electronic transmission; and the Trustee shall not have any liability for any losses, liabilities, costs or expenses incurred or sustained by any party as a result of such reliance upon or compliance with such instructions, directions, reports, notices or other communications or information.  Each other party to this Indenture agrees to assume all risks arising out of the use of electronic methods to submit instructions, directions, reports, notices or other communications or information to the Trustee, including the risk of the Trustee acting on unauthorized instructions, directions, reports, notices or other communications or information, and the risk of interception and misuse by third parties.

(i)          Holders may communicate pursuant to TIA Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Guarantors, the Trustee, each Agent and any other Person shall have the protection of TIA Section 312(c).

Section 13.2        Certificate and Opinion as to Conditions Precedent.  Upon any request or application by the Company to the Trustee and/or the Collateral Agent to take or refrain from taking any action under this Indenture or any Security Document, the Company shall furnish to the Trustee and/or the Collateral Agent, as applicable:

(a)          an Officer’s Certificate in form and substance reasonably satisfactory to the Trustee and/or the Collateral Agent, as applicable, stating that, in the opinion of the signers, all conditions precedent, if any, provided for in this Indenture relating to the proposed action have been complied with; and

(b)          an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee and/or the Collateral Agent, as applicable, stating that, in the opinion of such counsel, all such conditions precedent have been complied with.

Section 13.3        Statements Required in Officer’s Certificate or Opinion of Counsel.  Each certificate or opinion, including each Officer’s Certificate or Opinion of Counsel with respect to compliance with a covenant or condition provided for in this Indenture shall include:

(a)          a statement that the individual making such certificate or opinion has read such covenant or condition;

(b)          a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c)          a statement that, in the opinion of such individual, he has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with; and

(d)          a statement as to whether or not, in the opinion of such individual, such covenant or condition has been complied with.

In giving an Opinion of Counsel, counsel may rely as to factual matters on an Officer’s Certificate or on certificates of public officials.

Section 13.4        Rules by Trustee, Paying Agent and Registrar.  The Trustee may make reasonable rules for action by, or a meeting of, Holders.  The Registrar and the Paying Agent may make reasonable rules for their functions.

Section 13.5        Business Day.  If a payment date is not a Business Day, payment shall be made on the next succeeding Business Day, and no interest shall accrue for the intervening period.  If a regular Record Date is not a Business Day, the Record Date shall not be affected.

Section 13.6        Governing Law, etc.

(a)          THIS INDENTURE, THE NOTES AND THE SUBSIDIARY GUARANTEES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EACH OF THE PARTIES HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS INDENTURE, THE NOTES OR THE SUBSIDIARY GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY PERMITTED BY APPLICABLE LAW.

(b)          Each of the parties hereto:

(i)          agrees that any suit, action or proceeding against it arising out of or relating to this Indenture (including the Subsidiary Guarantees) or the Notes, as the case may be, may be instituted in any U.S. federal or New York state court sitting in the Borough of Manhattan in New York City and in the courts of its own corporate domicile, in respect of actions brought against such party as a defendant;

(ii)          irrevocably submits to the exclusive jurisdiction of such courts in any suit, action or proceeding;

(iii)        waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding, any claim that any suit, action or proceeding in such a court has been brought in an inconvenient forum and any right to the jurisdiction of any other courts to which it may be entitled on account of place of residence or domicile; and

(iv)         agrees that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding may be enforced in the courts of the jurisdiction of which it is subject by a suit upon judgment.

(c)          The Company and the Subsidiary Guarantors have appointed Puglisi & Associates, with offices currently at 850 Library Avenue, Suite 204, Newark, Delaware, as their authorized agent (the “Authorized Agent”) upon whom all writs, process and summonses may be served in any suit, action or proceeding arising out of or based upon this Indenture, the Notes or the Subsidiary Guarantees which may be instituted in any New York state or U.S. federal court in the Borough of Manhattan in New York City.  The Company and the Subsidiary Guarantors hereby represent and warrant that (i) the Authorized Agent has accepted such appointment and has agreed to act as said agent for service of process, and the Company and the Subsidiary Guarantors agree to take any and all action, including the filing of any and all documents, that may be necessary to continue each such appointment in full force and effect as aforesaid so long as the Notes remain Outstanding and (ii) they have granted an irrevocable power of attorney for lawsuits and collections (pleitosy cobranzas) to such agent for service of process.  The Company and the Subsidiary Guarantors agree that the appointment of the Authorized Agent shall be irrevocable so long as any of the Notes remain Outstanding or until the irrevocable appointment by the Company and the Subsidiary Guarantors of a successor agent in the Borough of Manhattan in New York City as each of their authorized agent for such purpose and the acceptance of such appointment by such successor.  Service of process upon the Authorized Agent shall be deemed, in every respect, effective service of process upon the Company and the Subsidiary Guarantors.

(d)          To the extent that any of the Company and the Subsidiary Guarantors have or hereafter may acquire any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, the Company and the Subsidiary Guarantors hereby irrevocably waive and agree not to plead or claim such immunity in respect of their Obligations under this Indenture, the Notes or the Subsidiary Guarantees.

(e)          Nothing in this Section 13.6 shall affect the right of the Trustee, the Collateral Agent or any Holder to serve process in any other manner permitted by law.

Section 13.7        No Recourse Against Others.  No past, present or future incorporator, director, officer, employee, shareholder or controlling person, as such, of the Company or any Subsidiary Guarantor shall have any liability for any obligations of the Company under the Notes, this Indenture or the Subsidiary Guarantee or for any claims based on, in respect of or by reason of such obligations or their creation.  By accepting a Note, each Holder waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

Section 13.8        Successors.  All agreements of the Company and the Subsidiary Guarantors in this Indenture, the Notes and the Subsidiary Guarantees shall bind their respective successors.  All agreements of the Trustee in this Indenture shall bind its successors.

Section 13.9        Duplicate and Counterpart Originals.  The parties may sign any number of copies of this Indenture.  One signed copy is enough to prove this Indenture.  This Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all of them together represent the same agreement. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.10      Severability.  In case any provision in this Indenture, in the Notes or in the Subsidiary Guarantees shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.11       Currency Indemnity.

(a)          The Company, and each Subsidiary Guarantor, shall pay all sums payable under this Indenture, the Notes or such Subsidiary Guarantee, as applicable, solely in U.S.  Dollars.  Any amount received or recovered in a currency other than U.S.  Dollars by any payee, in respect of any sum expressed to be due to it from the Company or any Subsidiary Guarantor, shall only constitute a discharge to the Company or any such Subsidiary Guarantor to the extent of the U.S. Dollar amount which such payee is able to purchase with the amount received or recovered in that other currency on the date of the receipt or recovery or, if it is not practicable to make the purchase on that date, on the first date on which such payee is able to do so.  If the U.S. Dollar amount is less than the U.S. Dollar amount expressed to be due to the Trustee under this Indenture or any Holder under this Indenture or any Note, the Company, and any Subsidiary Guarantor, shall indemnify such payee against any loss it sustains as a result.  In any event, the Company and the Subsidiary Guarantors shall indemnify each payee, to the extent permitted under applicable law, against the cost of making any purchase of U.S. Dollars.  For the purposes of this Section 13.11(a), it shall be sufficient for a payee to certify in a satisfactory manner that it would have suffered a loss had an actual purchase of U.S. Dollars been made with the amount received in that other currency on the date of receipt or recovery or, if it was not practicable to make the purchase on that date, on the first date on which it was able to do so.  In addition, payees shall also be required to certify in a satisfactory manner the need for a change of the purchase date.

(b)          The indemnities described in Section 13.11(a):

(i)          constitute a separate and independent obligation from the other obligations of the Company and the Subsidiary Guarantors;

(ii)         shall give rise to a separate and independent cause of action;

(iii)        shall apply irrespective of any indulgence granted by any Holder or the Trustee; and

(iv)         shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under this Indenture, any Note or any Subsidiary Guarantee.

Section 13.12      Table of Contents, Headings.  The table of contents, Trust Indenture Act cross reference table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not intended to be considered a part hereof and shall not modify or restrict any of the terms or provisions hereof.

Section 13.13      U.S.A. Patriot Act. The parties hereto acknowledge that in accordance with the Customer Identification Program (CIP) requirements under the USA PATRIOT Act and its implementing regulations, the Trustee in order to help fight the funding of terrorism and money laundering, is required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account with the Trustee. The parties hereby agree that they shall provide the Trustee with such information as it may request including, but not limited to, each party’s name, physical address, tax identification number and other information that will help the Trustee identify and verify each party’s identity such as organizational documents, certificate of good standing, license to do business, or other pertinent identifying information.

Section 13.14      Trust Indenture Act Controls. If any provision of this Indenture limits, qualifies or conflicts with the duties imposed by, or with another provision included or which is required to be included in this Indenture by the Trust Indenture Act, the duty or the provision required by the Trust Indenture Act shall control.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have caused this Indenture to be duly executed as of the date first written above.

ENJOY S.A.

By:
Name:
Title:

BALUMA S.A.
ENJOY GESTION LIMITADA
INVERSIONES ENJOY S.A.
INVERSIONES INMOBILIARIAS ENJOY SPA
ENJOY CONSULTORA S.A.
INV. ANDES ENTRETENCION LIMITADA
I.P.I. COQUIMBO SPA
OP. INTEGRALES COQUIMBO LIMITADA
INMOBILIARIA KUDEN SPA
CAMPOS DEL NORTE S.A.
ENJOY CARIBE SPA
I.P.I. CASTRO SPA
SLOTS S.A.
MASTERLINE S.A.
KUDEN S.A.
OPERACIONES TURISTICAS S.A.
OPERACIONES INTEGRALES ISLA GRANDE S.A.
RANTRUR S.A.
CASINO DE IQUIQUE S.A.
CASINO DE LA BAHIA S.A.
CASINO DEL MAR S.A.
CASINO DEL LAGO S.A.
CASINO DE PUERTO VA’ S S.A.
YOJNE S.A.

By:
Name:
Title:

[Signature Page to Indenture]

UMB BANK, N.A.,

As Trustee, Paying Agent, Registrar and Transfer Agent

By:

Name:

Title:

[Signature Page to Indenture]

LORD SECURITIES CORPORATION

As Collateral Agent

By:

Name:	Albert J. Fioravanti

Title:	Director

[Signature Page to Indenture]

EXHIBIT A-1

FORM OF TRANCHE A NOTE

Global Notes Legend – to be inserted on all Global Notes

THE SECURITIES REPRESENTED BY THIS NOTE HAVE BEEN ISSUED PURSUANT TO SECTION 1145 OF THE U.S. BANKRUPTCY CODE, AS AMENDED (THE “BANKRUPTCY CODE”), THAT PROVIDES AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE STATUTES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY OR A SUCCESSOR DEPOSITARY.  THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN DTC OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.  TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE.

A-1

FORM OF FACE OF NOTE

ENJOY S.A.

SENIOR NOTES DUE 2027

Tranche A Notes

No. A- [_________]	Principal Amount U.S.$[ __________]

CUSIP NO.	P3771A AJ0
ISIN NO.	USP3771AAJ09

Enjoy S.A., a publicly traded stock corporation (sociedad anónima abierta) organized and existing under the laws of Chile, promises to pay to [_______], or registered assigns, the principal sum of [_______] U.S. Dollars [If the Note is a Global Note, add the following, as revised by the Schedule of Increases and Decreases in Global Note attached hereto], on August 14, 2027.

Interest Payment Dates:	February 14, May 14, August 14, and November 14

Record Dates:	February 1, May 1, August 1 and November 1

A-2

Additional provisions of this Note are set forth on the reverse of this Note.

ENJOY S.A.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

UMB BANK, N.A., as Trustee, certifies that this is one
of the Tranche A Notes referred to in the Indenture.

By:

Authorized Signatory

Date:

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FORM OF REVERSE OF NOTE

1.            Interest

Enjoy S.A., a publicly traded stock corporation (sociedad anónima abierta) organized and existing under the laws of Chile (and its successors and assigns under the Indenture hereinafter referred to, the “Company”), promises to pay interest on the principal amount of this Note at the rates per annum shown in the definition of “Interest Rate” in the Indenture.

Interest shall accrue and is payable in arrears on each Interest Payment Date of each year, commencing on November 14, 2020.  Interest on the Notes shall accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from August 14, 2020.  The Company shall pay interest on overdue principal (plus interest on such interest to the extent lawful) at the rate borne by the Notes to the extent lawful.

Interest accruing as of each Interest Payment Date during the period from the Issue Date to and excluding August 14, 2021 shall not be payable in cash but shall be paid by increasing the principal amount of the Notes (rounded to the nearest whole dollar), and interest on such increased principal amount shall accrue thereon from and after the applicable Interest Payment Date. Fifty Percent (50%) of interest accruing as of the Interest Payment Dates of November 14, 2021 and February 14, 2022 shall not be payable in cash but shall be capitalized and added to the principal amount of the Notes (rounded to the nearest whole dollar), and interest on such capitalized interest (additional principal amount) shall accrue thereon from and after the applicable Interest Payment Date. Promptly following each such Interest Payment Date, the Company shall provide to the Trustee and Holders and Beneficial Owners of the Notes a report showing the amount of the interest capitalized for such Interest Payment Dates and cumulatively.

All interest accruing under the Notes which is not capitalized shall be payable in cash on the applicable Interest Payment Dates. Defaulted Interest shall apply in the Notes (calculated from the applicable Interest Payment Date) to any interest payable in cash and not timely paid on the applicable Interest Payment Date.

In the event that the Company fails to create and perfect the Liens on the Collateral on or before the date that is 180 days after the Issue Date, the interest rate otherwise payable on the Notes shall increase by an amount equal to 2.00% per annum (the “Step-Up”) of the aggregate principal amount of Notes held as of the Record Date preceding the next subsequent Interest Payment Date thereafter.  The Step-Up, if any, shall continue to apply until the Company has delivered an Officer’s Certificate, Security Documents and Opinions of Counsel to the Trustee and the Collateral Agent in accordance with the terms of the Indenture to the effect that all Liens on the Collateral have been created and perfected.  From and after the date of delivery of such documents, interest on the Notes will accrue at the Initial Interest Rate.  References herein to interest are understood to include the Step-Up, to the extent it shall apply at such time.

Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall pay interest (including Post-Petition Interest in any proceeding under any Bankruptcy Law) on overdue principal and, to the extent such payments are lawful, interest

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on overdue installments of interest (“Defaulted Interest”) without regard to any applicable grace periods at the rate shown on this Note, as provided in the Indenture.

All payments made by the Company in respect of the Notes shall, in accordance with the terms of the Indenture, be made free and clear of and without deduction or withholding for or on account of any Taxes imposed or levied by or on behalf of any Relevant Jurisdiction, unless such withholding or deduction is required by law or by the interpretation or administration thereof.

2.            Method of Payment

Prior to 11:00 a.m. (New York City time) on the Business Day prior to the date on which any principal of or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal and/or interest; provided, however, that to the extent any such deposit is received by the Trustee (or applicable Paying Agent) after 11:00 a.m. (New York City time) on such payment date, such deposit will be deemed deposited on the next Business Day.  The Company shall pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the Record Date preceding the Interest Payment Date even if Notes are canceled, repurchased or redeemed after the Record Date and on or before the relevant Interest Payment Date.  Holders must surrender Notes to a Paying Agent to collect principal payments.  The Company shall pay principal and interest in U.S.  Dollars.

Payments in respect of Notes represented by a Global Note, including principal and interest, shall be made by the transfer of immediately available funds to the accounts specified by DTC.  The Company shall make all payments in respect of a Certificated Note, including principal and interest (including the Step-Up, if any), by delivering a check drawn on a bank in the City of New York to the registered address of each Holder thereof.

3.            Paying Agent; Registrar

Initially, UMB BANK, N.A. (the “Trustee”) shall act as Trustee, Paying Agent, Registrar and Transfer Agent.  The Company may appoint and change any Agent, without notice to any Holder.  The Company or any Subsidiary Guarantor may act as Paying Agent, Registrar, co-Registrar or Transfer Agent.  In acting under the Indenture and in connection with this Note, the Paying Agent, the Registrar and the Transfer Agent shall act solely as an agent of the Company and will not thereby assume any obligation towards or relationship of agency or trust for or with any Holder.

4.            Indenture

The Company originally issued the Notes under an Indenture, dated as of August 14, 2020 (as it may be amended. or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Company, the Subsidiary Guarantors, the Trustee and the Collateral Agent.  The terms of the Notes include those stated in the Indenture.  Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.  The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of those terms.  Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as amended or supplemented from time to time.

A-5

The Notes are senior secured obligations of the Company.  All Notes shall be treated as a single class of securities under the Indenture, except as to the redemption and liquidation priorities of the Tranche A Notes under the terms of the Indenture.

The Indenture imposes certain limitations on the Company and the Subsidiary Guarantors and affiliates, including, without limitation, limitations on the ability to incur Liens and enter into Sale and Leaseback Transactions, the incurrence of indebtedness and the issuance of stock, the payment of dividends, the sale of assets and the ability of the Company and the Subsidiary Guarantors to consolidate or merge or sell or convey all or substantially all of the Company’s and the Subsidiary Guarantors’ assets.

To guarantee the due and punctual payment of the principal of and interest on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, Baluma S.A., Enjoy Gestión Limitada, Inversiones Enjoy SpA, Inversiones Inmobiliarias Enjoy SpA, Enjoy Consultora S.A., Inversiones Andes Entretención Limitada, Inmobiliaria Proyecto Integral Coquimbo SpA, Operaciones Integrales Coquimbo Limitada, Inmobiliaria Kuden SpA, Campos del Norte S.A., Enjoy Caribe SpA, Inmobiliaria Proyecto, Integral Castro SpA, Slots S.A., Masterline S.A., Kuden S.A., Operaciones Turísticas S.A., Operaciones Integrales Isla Grande S.A., Rantrur S.A., Casino de Iquique S.A., Casino de la Bahía S.A., Casino del Mar S.A., Casino del Lago S.A., Casino de Puerto Varas S.A., Yojne S.A. and each other Person who executes a supplemental indenture and a Subsidiary Guarantee in accordance with the Indenture (collectively, the “Subsidiary Guarantors”) have (or, with respect to any future Subsidiary Guarantee, shall) unconditionally guaranteed, jointly and severally, such obligations pursuant to the terms of the Indenture.  Each Subsidiary Guarantee shall be subject to release as provided in the Indenture.  The obligations of each Subsidiary Guarantor in respect of its Subsidiary Guarantee shall be limited to the to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, not render the Guaranteed Obligations subject to avoidance under applicable fraudulent conveyance provisions of applicable law.

5.            Optional Redemption.

The Company may redeem the Notes, as a whole (but not in part), subject to the provisions of, and at the redemption prices set forth in, Article Five of the Indenture. No optional redemption of less than all of the Notes shall be permitted.

6.            Change of Control Offer

Upon the occurrence of a Change of Control Repurchase Event, unless the Company has exercised its right to redeem the Notes as provided in Section 5, each Holder of Notes shall have the right to require that the Company purchase all or a portion (in integral multiples of U.S.$1.00; provided that the remaining principal amount of such Holder’s Note will not be less than U.S.$1.00) of the Holder’s Notes at a purchase price equal to 101% of the principal amount

A-6

thereof, plus accrued and unpaid interest, if any through the purchase date, provided, further, that the Company shall not be required to purchase the Notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction which is not a Change of Control.  Within 30 days following the date upon which the Change of Control Repurchase Event occurred, the Company must make a Change of Control Offer pursuant to a Change of Control Notice.  As more fully described in the Indenture, the Change of Control Notice shall state, among other things, the Change of Control Payment Date, which must be no earlier than 30 days nor later than 60 days from the date the Change of Control Notice is delivered, other than as may be required by applicable law.

7.            Denominations; Transfer; Exchange

The Notes are in fully registered form without coupons, and only in minimum denominations of U.S.$1.00 and integral multiples of U.S.$1.00 in excess thereof.  A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.  The Registrar need not register the transfer of or exchange (i) any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period beginning 15 days before the delivery of a notice of Notes to be redeemed and ending on the date of such delivery or (ii) any Notes for a period beginning 15 days before an Interest Payment Date and ending on such Interest Payment Date.

8.            Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

9.            Unclaimed Money

If money for the payment of principal of or interest on the Notes remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person.  After any such payment, Holders entitled to the money must look only to the Company and the Subsidiary Guarantors for payment and not to the Trustee or Paying Agent.

10.          Discharge Prior to Redemption or Maturity

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company irrevocably deposits with the Trustee U.S. Dollars and/or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

11.          Amendment; Waiver

(a)          Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Security Documents or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the then Outstanding Notes and (ii) any Default (other than with respect to non-payment or in respect of a provision that cannot be

A-7

amended or supplemented without the written consent of each Holder affected) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes.  However, without the consent of each Holder affected thereby, no amendment may, among other things, reduce the percentage of the principal amount of the Outstanding Notes whose Holders must consent to an amendment, supplement or waiver; reduce the rate of or change or have the effect of changing the time for payment of interest on any Notes; reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefor; make any Notes payable in money other than that stated in the Notes; make any change in provisions of the Indenture entitling each Holder to receive payment of principal of, premium, if any, and interest on such Notes on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Outstanding Notes to waive Defaults or Events of Default; amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control Repurchase Event that has occurred, make and consummate an Asset Sale Offer or a Special Asset Sale Redemption that is required to occur pursuant to the requirements of Sections  3.13 and 3.26 of the Indenture or make and consummate an Event of License Loss Offer in respect of an Event of License Loss that has occurred; eliminate or modify in any manner a Subsidiary Guarantor’s obligations with respect to its Subsidiary Guarantee which adversely affects Holders in any material respect, except as contemplated in the Indenture; make any change to Section 3.10 of the Indenture that adversely affects the rights of any Holder or amend the terms of the Notes in a way that would result in a loss of exemption from any applicable taxes; and make any change to the provisions of the Indenture or the Notes that adversely affects the ranking of the Notes, provided that, for the avoidance of doubt, a change to Section 3.18 shall be understood not to adversely affect the ranking of the Notes

(b)          Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may, among other things, amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency; to provide for the assumption by a Surviving Entity of the obligations of the Company or the assumption by a successor person of a Subsidiary Guarantee; to add Subsidiary Guarantees or additional Guarantees with respect to the Notes or release a Subsidiary Guarantee in accordance with the terms of the Indenture; to secure the Notes with additional collateral; to add to the covenants of the Company and/or any Restricted Subsidiary for the benefit of the Holders or surrender any right or power conferred upon the Company and/or any Restricted Subsidiary; to evidence the replacement of the Trustee as provided for under the Indenture; if applicable, in connection with any termination, release or discharge of any security permitted under the Indenture; to add any additional place of payment where the principal or interest on the Notes is payable or to provide for uncertificated Notes in addition to or in place of certificated Notes; or to conform the text of the Indenture, the Subsidiary Guarantees, the Security Documents or the Notes to any provision of the Reorganization Plan (including Annex No. 1 thereto), to the extent such provision was intended to be a verbatim recitation of the text of the Indenture, the Subsidiary Guarantees, the Security Documents or the Notes (as applicable), which such intention shall be evidenced to the Trustee by delivery of an Officer’s Certificate from the Company, upon which the Trustee may conclusively rely; or to make any other changes which do not adversely affect the rights of any of the Holders in any material respect.

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12.          Defaults and Remedies

If an Event of Default (other than certain events of bankruptcy or insolvency or liquidation) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may declare all the unpaid principal of and accrued and unpaid interest on the Notes to be due and payable immediately.  Certain events of bankruptcy or insolvency are also Events of Default, and the Notes shall be due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity and/or security satisfactory to it.  Subject to certain limitations, Holders of a majority in principal amount of the Outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

13.          Actions by Beneficial Owners. In the case of any action permitted to be taken by Holders constituting a majority or other percentage of the Notes outstanding or any Holder individually (including directions to the Trustee or the Collateral Agent, waivers (of Events of Default or otherwise) or consents), including for purposes of actions of Required Holders or Required Tranche A Holders, such action shall be deemed to have been properly taken or authorized by the equivalent Beneficial Owners who provide to the Trustee and the Company confirmations from DTC participants who are custodians for such Beneficial Owner that such DTC participants hold beneficial interests in the Notes for such Beneficial Owners and stating the amounts so held.

14.          Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

15.          No Recourse Against Others

No past, present or future incorporator, director, officer, employee, attorney-in-fact, shareholder or controlling Person, as such, of the Company or any Subsidiary Guarantor shall have any liability for any obligations of the Company or such Subsidiary Guarantor under the Notes (including the Subsidiary Guarantees) or the Indenture or for any claims based on, in respect of or by reason of such obligations or their creation.  By accepting a Note, each Holder waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

16.          Authentication

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This Note shall not be valid until an authorized signatory of the Trustee (or an Authenticating Agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

17.          Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

18.          CUSIP or ISIN Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP or ISIN numbers to be printed on the Notes and has directed the Trustee to use CUSIP or ISIN numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19.          Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

20.          Currency of Account; Conversion of Currency

U.S. Dollars is the sole currency of account and payment for all sums payable by the Company and the Subsidiary Guarantors under or in connection with the Notes, the Subsidiary Guarantees or the Indenture, including damages.  The Company and the Subsidiary Guarantors shall indemnify the Holders and the Trustee as provided in respect of the conversion of currency relating to the Notes, the Subsidiary Guarantees and the Indenture.

21.          Agent for Service; Submission to Jurisdiction; Waiver of Immunities

Each of the parties to the Indenture has agreed that any suit, action or proceeding arising out of or based upon the Indenture, the Notes or the Subsidiary Guarantees may be instituted in any New York state or U.S. federal court in the Borough of Manhattan in New York City and in the courts of its own corporate domicile, in respect of actions brought against such party as a defendant.  The parties to the Indenture have irrevocably submitted to the jurisdiction of such courts for such purpose and waived, to the fullest extent permitted by applicable law, trial by jury, any objection they may now or hereafter have to the laying of venue of any such suit, action or proceeding, and any claim they may now or hereafter have that any suit, action or proceeding in any such court is brought in an inconvenient forum and any right to the jurisdiction of any other courts to which any of them may be entitled on account of place of residence or domicile.  The Company and the Subsidiary Guarantors have appointed Puglisi & Associates, with offices currently at 850 Library Avenue, Suite 204, Newark, Delaware, as each of their authorized agent upon whom all writs, process and summonses may be served in any suit, action or proceeding

A-10

arising out of or based upon the Indenture, the Notes or the Subsidiary Guarantees which may be instituted in any New York state or U.S. federal court in the Borough of Manhattan in New York City, and have granted an irrevocable power of attorney for lawsuits and collections (pleitosy cobranzas) to such agent for service of process.  To the extent that any of the Company or any Subsidiary Guarantor has or hereafter acquires any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, each of the Company and each Subsidiary Guarantor has irrevocably waived and agreed not to plead or claim such immunity in respect of its obligations under the Indenture, the Notes or the Subsidiary Guarantees, as applicable.

The Company shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture and any Security Document.  Requests may be made to:

Enjoy S.A.
Rosario Norte 555, Piso 10
Las Condes – Santiago de Chile
Attention:  Esteban Rigo-Righi, CFO
Email:  esteban.rigorighi@enjoy.cl

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SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

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ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s Social Security or Tax I.D. Number)

and irrevocably appoint _______ to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Date:	Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

[To be attached to Global Notes only]

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 3.7, Section 3.13, Section 3.14 or Section 3.26 of the Indenture, check the appropriate box:

Section 3.7 (Change of Control Offer)❒ Section 3.13 (Asset Sale Offer) ☐ Section 3.14 ☐ (License Loss Offer) ☐ Section 3.26 (Special Asset Sale Redemption) ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.7, Section 3.13, Section 3.14 or Section 3.26 of the Indenture, state the principal amount (which principal amount must be U.S.$1.00 or an integral multiple of U.S.$1.00 in excess thereof) that you want to have purchased by the Company:  U.S.$

Date:	Your Signature
(Sign exactly as your name appears
on the other side of this Note)

Tax Identification No.:

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

EXHIBIT A-2

FORM OF TRANCHE B NOTE

Global Notes Legend – to be inserted on all Global Notes

THE SECURITIES REPRESENTED BY THIS NOTE HAVE BEEN ISSUED PURSUANT TO SECTION 1145 OF THE U.S. BANKRUPTCY CODE, AS AMENDED (THE “BANKRUPTCY CODE”), THAT PROVIDES AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, AND APPLICABLE STATE STATUTES.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), NEW YORK, NEW YORK, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE AND IS REGISTERED IN THE NAME OF THE DEPOSITARY OR A NOMINEE OF THE DEPOSITARY OR A SUCCESSOR DEPOSITARY.  THIS NOTE IS NOT EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN DTC OR ITS NOMINEE EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.  TRANSFERS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS IN WHOLE, BUT NOT IN PART, TO NOMINEES OF DTC OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL NOTE SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE RESTRICTIONS SET FORTH IN THE INDENTURE.

FORM OF FACE OF NOTE

ENJOY S.A.

SENIOR NOTES DUE 2027

Tranche B Notes
No. B-[_________]	Principal Amount U.S.$[ __________]

CUSIP NO.	P3771A AK7
ISIN NO.	USP3771AAK71

Enjoy S.A., a publicly traded stock corporation (sociedad anónima abierta) organized and existing under the laws of Chile, promises to pay to [_______], or registered assigns, the principal sum of [_______] U.S. Dollars [If the Note is a Global Note, add the following, as revised by the Schedule of Increases and Decreases in Global Note attached hereto], on August 14, 2027.

Interest Payment Dates:	February 14, May 14, August 14, and November 14

Record Dates:	February 1, May 1, August 1 and November 1

Additional provisions of this Note are set forth on the reverse of this Note.

ENJOY S.A.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF
AUTHENTICATION

UMB BANK, N.A., as Trustee, certifies that this is one
of the Tranche B Notes referred to in the Indenture.

By:

Authorized Signatory

Date:

FORM OF REVERSE OF NOTE

1.            Interest

Enjoy S.A., a publicly traded stock corporation (sociedad anónima abierta) organized and existing under the laws of Chile (and its successors and assigns under the Indenture hereinafter referred to, the “Company”), promises to pay interest on the principal amount of this Note at the rates per annum shown in the definition of “Interest Rate” in the Indenture.

Interest shall accrue and is payable in arrears on each Interest Payment Date of each year, commencing on November 14, 2020.  Interest on the Notes shall accrue from the most recent date to which interest has been paid on the Notes or, if no interest has been paid, from August 14, 2020.  The Company shall pay interest on overdue principal (plus interest on such interest to the extent lawful) at the rate borne by the Notes to the extent lawful.

Interest accruing as of each Interest Payment Date during the period from the Issue Date to and excluding August 14, 2021 shall not be payable in cash but shall be paid by increasing the principal amount of the Notes (rounded to the nearest whole dollar), and interest on such increased principal amount shall accrue thereon from and after the applicable Interest Payment Date. Fifty Percent (50%) of interest accruing as of the Interest Payment Dates of November 14, 2021 and February 14, 2022 shall not be payable in cash but shall be capitalized and added to the principal amount of the Notes (rounded to the nearest whole dollar), and interest on such capitalized interest (additional principal amount) shall accrue thereon from and after the applicable Interest Payment Date. Promptly following each such Interest Payment Date, the Company shall provide to the Trustee and Holders and Beneficial Owners of the Notes a report showing the amount of the interest capitalized for such Interest Payment Dates and cumulatively.

All interest accruing under the Notes which is not capitalized shall be payable in cash on the applicable Interest Payment Dates. Defaulted Interest shall apply in the Notes (calculated from the applicable Interest Payment Date) to any interest payable in cash and not timely paid on the applicable Interest Payment Date.

In the event that the Company fails to create and perfect the Liens on the Collateral on or before the date that is 180 days after the Issue Date, the interest rate otherwise payable on the Notes shall increase by an amount equal to 2.00% per annum (the “Step-Up”) of the aggregate principal amount of Notes held as of the Record Date preceding the next subsequent Interest Payment Date thereafter.  The Step-Up, if any, shall continue to apply until the Company has delivered an Officer’s Certificate, Security Documents and Opinions of Counsel to the Trustee and the Collateral Agent in accordance with the terms of the Indenture to the effect that all Liens on the Collateral have been created and perfected.  From and after the date of delivery of such documents, interest on the Notes will accrue at the Initial Interest Rate.  References herein to interest are understood to include the Step-Up, to the extent it shall apply at such time.

Interest shall be computed on the basis of a 360-day year of twelve 30-day months.

The Company shall pay interest (including Post-Petition Interest in any proceeding under any Bankruptcy Law) on overdue principal and, to the extent such payments are lawful, interest on overdue installments of interest (“Defaulted Interest”) without regard to any applicable grace periods at the rate shown on this Note, as provided in the Indenture.

All payments made by the Company in respect of the Notes shall, in accordance with the terms of the Indenture, be made free and clear of and without deduction or withholding for or on account of any Taxes imposed or levied by or on behalf of any Relevant Jurisdiction, unless such withholding or deduction is required by law or by the interpretation or administration thereof.

2.            Method of Payment

Prior to 11:00 a.m. (New York City time) on the Business Day prior to the date on which any principal of or interest on any Note is due and payable, the Company shall irrevocably deposit with the Trustee or the Paying Agent money sufficient to pay such principal and/or interest; provided, however, that to the extent any such deposit is received by the Trustee (or applicable Paying Agent) after 11:00 a.m. (New York City time) on such payment date, such deposit will be deemed deposited on the next Business Day.  The Company shall pay interest (except Defaulted Interest) to the Persons who are registered Holders of Notes at the close of business on the Record Date preceding the Interest Payment Date even if Notes are canceled, repurchased or redeemed after the Record Date and on or before the relevant Interest Payment Date.  Holders must surrender Notes to a Paying Agent to collect principal payments.  The Company shall pay principal and interest in U.S.  Dollars.

Payments in respect of Notes represented by a Global Note, including principal and interest, shall be made by the transfer of immediately available funds to the accounts specified by DTC.  The Company shall make all payments in respect of a Certificated Note, including principal and interest (including the Step-Up, if any), by delivering a check drawn on a bank in the City of New York to the registered address of each Holder thereof.

3.            Paying Agent; Registrar

Initially, UMB BANK, N.A. (the “Trustee”) shall act as Trustee, Paying Agent, Registrar and Transfer Agent.  The Company may appoint and change any Agent, without notice to any Holder.  The Company or any Subsidiary Guarantor may act as Paying Agent, Registrar, co-Registrar or Transfer Agent.  In acting under the Indenture and in connection with this Note, the Paying Agent, the Registrar and the Transfer Agent shall act solely as an agent of the Company and will not thereby assume any obligation towards or relationship of agency or trust for or with any Holder.

4.            Indenture

The Company originally issued the Notes under an Indenture, dated as of August 14, 2020 (as it may be amended. or supplemented from time to time in accordance with the terms thereof, the “Indenture”), among the Company, the Subsidiary Guarantors, the Trustee and the Collateral Agent.  The terms of the Notes include those stated in the Indenture.  Capitalized terms used herein and not defined herein have the meanings ascribed thereto in the Indenture.  The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of those terms.  Each Holder, by accepting a Note, agrees to be bound by all of the terms and provisions of the Indenture, as amended or supplemented from time to time.

The Notes are senior secured obligations of the Company.  All Notes shall be treated as a single class of securities under the Indenture, except as to the redemption and liquidation priorities of the Tranche B Notes under the terms of the Indenture.

The Indenture imposes certain limitations on the Company and the Subsidiary Guarantors and affiliates, including, without limitation, limitations on the ability to incur Liens and enter into Sale and Leaseback Transactions, the incurrence of indebtedness and the issuance of stock, the payment of dividends, the sale of assets and the ability of the Company and the Subsidiary Guarantors to consolidate or merge or sell or convey all or substantially all of the Company’s and the Subsidiary Guarantors’ assets.

To guarantee the due and punctual payment of the principal of and interest on the Notes and all other amounts payable by the Company under the Indenture and the Notes when and as the same shall be due and payable, whether at maturity, by acceleration or otherwise, according to the terms of the Notes and the Indenture, Baluma S.A., Enjoy Gestión Limitada, Inversiones Enjoy SpA, Inversiones Inmobiliarias Enjoy SpA, Enjoy Consultora S.A., Inversiones Andes Entretención Limitada, Inmobiliaria Proyecto Integral Coquimbo SpA, Operaciones Integrales Coquimbo Limitada, Inmobiliaria Kuden SpA, Campos del Norte S.A., Enjoy Caribe SpA, Inmobiliaria Proyecto, Integral Castro SpA, Slots S.A., Masterline S.A., Kuden S.A., Operaciones Turísticas S.A., Operaciones Integrales Isla Grande S.A., Rantrur S.A., Casino de Iquique S.A., Casino de la Bahía S.A., Casino del Mar S.A., Casino del Lago S.A., Casino de Puerto Varas S.A., Yojne S.A. and each other Person who executes a supplemental indenture and a Subsidiary Guarantee in accordance with the Indenture (collectively, the “Subsidiary Guarantors”) have (or, with respect to any future Subsidiary Guarantee, shall) unconditionally guaranteed, jointly and severally, such obligations pursuant to the terms of the Indenture.  Each Subsidiary Guarantee shall be subject to release as provided in the Indenture.  The obligations of each Subsidiary Guarantor in respect of its Subsidiary Guarantee shall be limited to the to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Subsidiary Guarantee or pursuant to its contribution obligations under this Indenture, not render the Guaranteed Obligations subject to avoidance under applicable fraudulent conveyance provisions of applicable law.

5.            Optional Redemption.

The Company may redeem the Notes, as a whole (but not in part), subject to the provisions of, and at the redemption prices set forth in, Article Five of the Indenture. No optional redemption of less than all of the Notes shall be permitted.

6.            Change of Control Offer

Upon the occurrence of a Change of Control Repurchase Event, unless the Company has exercised its right to redeem the Notes as provided in Section 5, each Holder of Notes shall have the right to require that the Company purchase all or a portion (in integral multiples of U.S.$1.00; provided that the remaining principal amount of such Holder’s Note will not be less than U.S.$1.00) of the Holder’s Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any through the purchase date, provided, further, that the Company shall not be required to purchase the Notes in the event of a takeover, recapitalization, leveraged buyout or similar transaction which is not a Change of Control.  Within 30 days following the date upon which the Change of Control Repurchase Event occurred, the Company must make a Change of Control Offer pursuant to a Change of Control Notice.  As more fully described in the Indenture, the Change of Control Notice shall state, among other things, the Change of Control Payment Date, which must be no earlier than 30 days nor later than 60 days from the date the Change of Control Notice is delivered, other than as may be required by applicable law.

7.           Denominations; Transfer; Exchange

The Notes are in fully registered form without coupons, and only in minimum denominations of U.S.$1.00 and integral multiples of U.S.$1.00 in excess thereof.  A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a Holder, among other things, to furnish appropriate endorsements or transfer documents and to pay any taxes and fees required by law or permitted by the Indenture.  The Registrar need not register the transfer of or exchange (i) any Notes selected for redemption (except, in the case of a Note to be redeemed in part, the portion of the Note not to be redeemed) for a period beginning 15 days before the delivery of a notice of Notes to be redeemed and ending on the date of such delivery or (ii) any Notes for a period beginning 15 days before an Interest Payment Date and ending on such Interest Payment Date.

8.            Persons Deemed Owners

The registered Holder of this Note may be treated as the owner of it for all purposes.

9.            Unclaimed Money

If money for the payment of principal of or interest on the Notes remains unclaimed for two years, the Trustee or Paying Agent shall pay the money back to the Company at its request unless an abandoned property law designates another Person.  After any such payment, Holders entitled to the money must look only to the Company and the Subsidiary Guarantors for payment and not to the Trustee or Paying Agent.

10.          Discharge Prior to Redemption or Maturity

Subject to certain conditions set forth in the Indenture, the Company at any time may terminate some or all of its obligations under the Notes and the Indenture if the Company irrevocably deposits with the Trustee U.S. Dollars and/or U.S. Government Obligations for the payment of principal of and interest on the Notes to redemption or maturity, as the case may be.

11.          Amendment; Waiver

(a)          Subject to certain exceptions set forth in the Indenture, (i) the Indenture, the Security Documents or the Notes may be amended or supplemented with the written consent of the Holders of at least a majority in principal amount of the then Outstanding Notes and (ii) any Default (other than with respect to non-payment or in respect of a provision that cannot be amended or supplemented without the written consent of each Holder affected) or noncompliance with any provision may be waived with the written consent of the Holders of a majority in aggregate principal amount of the then Outstanding Notes.  However, without the consent of each Holder affected thereby, no amendment may, among other things, reduce the percentage of the principal amount of the Outstanding Notes whose Holders must consent to an amendment, supplement or waiver; reduce the rate of or change or have the effect of changing the time for payment of interest on any Notes; reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption, or reduce the redemption price therefor; make any Notes payable in money other than that stated in the Notes; make any change in provisions of the Indenture entitling each Holder to receive payment of principal of, premium, if any, and interest on such Notes on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount of Outstanding Notes to waive Defaults or Events of Default; amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer in respect of a Change of Control Repurchase Event that has occurred, make and consummate an Asset Sale Offer or a Special Asset Sale Redemption that is required to occur pursuant to the requirements of Sections  3.13 and 3.26 of the Indenture or make and consummate an Event of License Loss Offer in respect of an Event of License Loss that has occurred; eliminate or modify in any manner a Subsidiary Guarantor’s obligations with respect to its Subsidiary Guarantee which adversely affects Holders in any material respect, except as contemplated in the Indenture; make any change to Section 3.10 of the Indenture that adversely affects the rights of any Holder or amend the terms of the Notes in a way that would result in a loss of exemption from any applicable taxes; and make any change to the provisions of the Indenture or the Notes that adversely affects the ranking of the Notes, provided that, for the avoidance of doubt, a change to Section 3.18 shall be understood not to adversely affect the ranking of the Notes

(b)          Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may, among other things, amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency; to provide for the assumption by a Surviving Entity of the obligations of the Company or the assumption by a successor person of a Subsidiary Guarantee; to add Subsidiary Guarantees or additional Guarantees with respect to the Notes or release a Subsidiary Guarantee in accordance with the terms of the Indenture; to secure the Notes with additional collateral; to add to the covenants of the Company and/or any Restricted Subsidiary for the benefit of the Holders or surrender any right or power conferred upon the Company and/or any Restricted Subsidiary; to evidence the replacement of the Trustee as provided for under the Indenture; if applicable, in connection with any termination, release or discharge of any security permitted under the Indenture; to add any additional place of payment where the principal or interest on the Notes is payable or to provide for uncertificated Notes in addition to or in place of certificated Notes; or to conform the text of the Indenture, the Subsidiary Guarantees, the Security Documents or the Notes to any provision of the Reorganization Plan (including Annex No. 1 thereto), to the extent such provision was intended to be a verbatim recitation of the text of the Indenture, the Subsidiary Guarantees, the Security Documents or the Notes (as applicable), which such intention shall be evidenced to the Trustee by delivery of an Officer’s Certificate from the Company, upon which the Trustee may conclusively rely; or to make any other changes which do not adversely affect the rights of any of the Holders in any material respect.

12.          Defaults and Remedies

If an Event of Default (other than certain events of bankruptcy or insolvency or liquidation) occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the Outstanding Notes may declare all the unpaid principal of and accrued and unpaid interest on the Notes to be due and payable immediately.  Certain events of bankruptcy or insolvency are also Events of Default, and the Notes shall be due and payable immediately upon the occurrence of such Events of Default.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture.  The Trustee may refuse to enforce the Indenture or the Notes unless it receives indemnity and/or security satisfactory to it.  Subject to certain limitations, Holders of a majority in principal amount of the Outstanding Notes may direct the Trustee in its exercise of any trust or power.  The Trustee may withhold from Holders notice of any continuing Default or Event of Default (except a Default or Event of Default in payment of principal or interest) if it determines that withholding notice is in their interest.

13.          Actions by Beneficial Owners. In the case of any action permitted to be taken by Holders constituting a majority or other percentage of the Notes outstanding or any Holder individually (including directions to the Trustee or the Collateral Agent, waivers (of Events of Default or otherwise) or consents), including for purposes of actions of Required Holders or Required Tranche B Holders, such action shall be deemed to have been properly taken or authorized by the equivalent Beneficial Owners who provide to the Trustee and the Company confirmations from DTC participants who are custodians for such Beneficial Owner that such DTC participants hold beneficial interests in the Notes for such Beneficial Owners and stating the amounts so held.

14.          Trustee Dealings with the Company

Subject to certain limitations set forth in the Indenture, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and may otherwise deal with the Company or its Affiliates with the same rights it would have if it were not Trustee.

15.          No Recourse Against Others

No past, present or future incorporator, director, officer, employee, attorney-in-fact, shareholder or controlling Person, as such, of the Company or any Subsidiary Guarantor shall have any liability for any obligations of the Company or such Subsidiary Guarantor under the Notes (including the Subsidiary Guarantees) or the Indenture or for any claims based on, in respect of or by reason of such obligations or their creation.  By accepting a Note, each Holder waives and releases all such liability.  The waiver and release are part of the consideration for issuance of the Notes.

16.          Authentication

This Note shall not be valid until an authorized signatory of the Trustee (or an Authenticating Agent acting on its behalf) manually signs the certificate of authentication on the other side of this Note.

17.          Abbreviations

Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entirety), JT TEN (joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian) and U/G/M/A (=Uniform Gift to Minors Act).

18.          CUSIP or ISIN Numbers

Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures the Company has caused CUSIP or ISIN numbers to be printed on the Notes and has directed the Trustee to use CUSIP or ISIN numbers in notices of redemption as a convenience to Holders.  No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

19.          Governing Law

This Note shall be governed by, and construed in accordance with, the laws of the State of New York.

20.          Currency of Account; Conversion of Currency

U.S. Dollars is the sole currency of account and payment for all sums payable by the Company and the Subsidiary Guarantors under or in connection with the Notes, the Subsidiary Guarantees or the Indenture, including damages.  The Company and the Subsidiary Guarantors shall indemnify the Holders and the Trustee as provided in respect of the conversion of currency relating to the Notes, the Subsidiary Guarantees and the Indenture.

21.          Agent for Service; Submission to Jurisdiction; Waiver of Immunities

Each of the parties to the Indenture has agreed that any suit, action or proceeding arising out of or based upon the Indenture, the Notes or the Subsidiary Guarantees may be instituted in any New York state or U.S. federal court in the Borough of Manhattan in New York City and in the courts of its own corporate domicile, in respect of actions brought against such party as a defendant.  The parties to the Indenture have irrevocably submitted to the jurisdiction of such courts for such purpose and waived, to the fullest extent permitted by applicable law, trial by jury, any objection they may now or hereafter have to the laying of venue of any such suit, action or proceeding, and any claim they may now or hereafter have that any suit, action or proceeding in any such court is brought in an inconvenient forum and any right to the jurisdiction of any other courts to which any of them may be entitled on account of place of residence or domicile.  The Company and the Subsidiary Guarantors have appointed Puglisi & Associates, with offices currently at 850 Library Avenue, Suite 204, Newark, Delaware, as each of their authorized agent upon whom all writs, process and summonses may be served in any suit, action or proceeding arising out of or based upon the Indenture, the Notes or the Subsidiary Guarantees which may be instituted in any New York state or U.S. federal court in the Borough of Manhattan in New York City, and have granted an irrevocable power of attorney for lawsuits and collections (pleitosy cobranzas) to such agent for service of process.  To the extent that any of the Company or any Subsidiary Guarantor has or hereafter acquires any immunity (sovereign or otherwise) from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment in aid or otherwise) with respect to itself or any of its property, each of the Company and each Subsidiary Guarantor has irrevocably waived and agreed not to plead or claim such immunity in respect of its obligations under the Indenture, the Notes or the Subsidiary Guarantees, as applicable.

The Company shall furnish to any Holder upon written request and without charge to the Holder a copy of the Indenture and any Security Document.  Requests may be made to:

Enjoy S.A.
Rosario Norte 555, Piso 10
Las Condes – Santiago de Chile
Attention:  Esteban Rigo-Righi, CFO
Email:  esteban.rigorighi@enjoy.cl

SCHEDULE OF INCREASES OR DECREASES IN GLOBAL NOTE

The following increases or decreases in this Global Note have been made:

Date of Increase or Decrease	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

(Print or type assignee’s name, address and zip code)

(Insert assignee’s Social Security or Tax I.D. Number)

and irrevocably appoint _______ to transfer this Note on the books of the Company.  The agent may substitute another to act for him.

Date:	Your Signature:

(Sign exactly as your name appears on the other side of this Note)

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.

[To be attached to Global Notes only]

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 3.7, Section 3.13, Section 3.14 or Section 3.26 of the Indenture, check the appropriate box:

Section 3.7 (Change of Control Offer)❒ Section 3.13 (Asset Sale Offer) ☐ Section 3.14 ☐ (License Loss Offer) ☐ Section 3.26 (Special Asset Sale Redemption) ☐

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 3.7, Section 3.13, Section 3.14 or Section 3.26 of the Indenture, state the principal amount (which principal amount must be U.S.$1.00 or an integral multiple of U.S.$1.00 in excess thereof) that you want to have purchased by the Company:  U.S.$

Date:	Your Signature
(Sign exactly as your name appears
on the other side of this Note)

Tax Identification No.:

Signature Guarantee:
(Signature must be guaranteed)

The signature(s) should be guaranteed by an eligible guarantor institution (banks, stockbrokers, savings and loan associations and credit unions with membership in an approved signature guarantee medallion program), pursuant to Exchange Act Rule 17Ad-15.